                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock

                                      of

                       Echelon International Corporation

                                      at

                             $34.00 Net Per Share

                                      by

                             EIN Acquisition Corp.
                         a wholly-owned subsidiary of

                                ETA Holding LLC

                                ---------------


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME, ON TUESDAY, FEBRUARY 29, 2000, UNLESS THE OFFER IS EXTENDED.


THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES (THE "SHARES") OF COMMON STOCK OF ECHELON INTERNATIONAL CORPORATION (THE "COMPANY") WHICH, TOGETHER WITH THE SHARES OWNED BY ETA HOLDING LLC ("PARENT") AND EIN ACQUISITION CORP. ("PURCHASER"), IF ANY, CONSTITUTES MORE THAN 80% OF ALL SHARES OF THE COMPANY OUTSTANDING (DETERMINED ON A FULLY-DILUTED BASIS) (THE "MINIMUM CONDITION") AND (II) THE EXPIRATION OR TERMINATION OF ANY AND ALL WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED APPLICABLE TO THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT (AS DEFINED BELOW). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE THE INTRODUCTION AND SECTIONS 1
AND 15.

THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JANUARY 21, 2000, BY AND AMONG THE COMPANY, PARENT AND PURCHASER (THE "MERGER AGREEMENT"). THE COMPANY HAS ADVISED PARENT THAT THE BOARD OF DIRECTORS OF THE COMPANY (WITH TWO INTERESTED DIRECTORS ABSTAINING) HAS APPROVED THE OFFER, HAS DETERMINED THAT THE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                                ---------------

                                   IMPORTANT

   Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Paying Agent (as defined herein), and either deliver the certificates evidencing the tendered Shares and any other required documents to the Paying Agent or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3, or
(2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transfer for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

   A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in
Section 3.

   Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent, or from brokers, dealers, commercial banks or trust companies.

                     The Dealer Manager for the Offer is:

                 Georgeson Shareholder Securities Corporation
                          17 State Street, 10th Floor
                           New York, New York 10004

January 28, 2000

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SUMMARY TERM SHEET........................................................   i

INTRODUCTION..............................................................   1

THE TENDER OFFER..........................................................   3
   1.Terms of the Offer; Expiration Date..................................   3
   2.Acceptance for Payment and Payment for Shares........................   4
   3.Procedure for Accepting the Offer and for Tendering Shares...........   5
   4.Withdrawal Rights....................................................   8
   5.Certain Federal Income Tax Consequences..............................   8
   6.Price Range of Shares; Dividends.....................................  10
   7.Certain Information Concerning the Company...........................  10
   8.Certain Information Concerning Purchaser and Parent..................  14
   9.Source and Amount of Funds...........................................  15
  10.Background of the Offer; Contacts with the Company...................  18
  11.The Merger Agreement.................................................  22
  12.Purpose of the Offer; the Merger; Plans for the Company..............  36
  13.Dividends and Distributions..........................................  62
  14.Effect of the Offer on the Market for the Shares, New York Stock
       Exchange Listing and Exchange Act Registration.....................  63
  15.Certain Conditions of the Offer......................................  64
  16.Certain Legal Matters and Regulatory Approvals.......................  66
  17.Fees and Expenses....................................................  68
  18.Miscellaneous........................................................  68

EXHIBIT A Section 607.1320, Florida Business Corporation Act--Dissenter's
Rights

SCHEDULE I Certain Information Regarding the Directors and Executive Officers of Purchaser and Parent

                               Summary Term Sheet

 Offerors.........................  We are EIN Acquisition Corp., a Florida
                                    corporation, ETA Holding LLC, a Delaware
                                    limited liability company, ETA Holding
                                    Corp., a Delaware corporation, The 1999
                                    Haber Family Trust, a New York trust, and
                                    James Haber. EIN Acquisition Corp. is
                                    wholly-owned by ETA Holding LLC, which is
                                    managed by ETA Holding Corp. The 1999 Haber
                                    Family Trust is the sole shareholder of ETA
                                    Holding Corp. and the sole member of ETA
                                    Holding LLC.
 Class and Amount of Securities
  Sought in the Tender Offer: ....  We are offering to purchase all of the outstanding shares of common stock, par
                                    value $0.01 per share, of Echelon
                                    International Corporation, a Florida
                                    corporation, and the preferred share
                                    purchase rights associated with such
                                    shares, pursuant to an Agreement and Plan
                                    of Merger among us, our parent, and
                                    Echelon.
 Offer Price and Form of Payment..  $34.00 net per share; cash
 Offeror's Financial Resources....  We have obtained financing in the form of a loan for the entire amount of the Offer
                                    Price that we are paying to shareholders of
                                    Echelon pursuant to the tender offer.
 Expiration Date..................  Unless the tender offer is extended as set forth below, you have until 12:00 Midnight,
                                    New York City time, on Tuesday, February
                                    29, 2000, to tender your shares in the
                                    tender offer.
 Extension of Tender Offer          We may extend the period of time during
  Period..........................  which you may tender your shares in the tender offer if the conditions to the
                                    tender offer specified below are not
                                    satisfied by the expiration date set forth
                                    above, unless the merger agreement relating
                                    to the tender offer is terminated as a
                                    consequence of such delays or otherwise.
 Notice of Extension..............  If we extend the tender offer period, we will notify the paying agent for the tender
                                    offer and publish a public announcement of
                                    the extension in the national edition of
                                    the New York Times.
 Conditions to the Tender Offer...  Our obligation to purchase your shares in the tender offer is subject to the
                                    following conditions:
                                    .  at least 80% of the outstanding shares
                                       of Echelon must be validly tendered in
                                       the tender offer;
                                    .  no action shall have been taken by any
                                       court or agency (and no law shall be in
                                       effect) that would:
                                    .  make the tender offer or the related
                                       merger illegal;
                                    .  impede, delay or prohibit the tender
                                       offer or the related merger;
                                    .  materially limit our ownership or
                                       operation of the business or assets of
                                       Echelon;
                                    .  materially limit our ability to exercise
                                       the rights, including the voting rights,
                                       associated with ownership of shares of
                                       Echelon;
                                    .  require us to divest ourselves of shares
                                       of Echelon;
                                    .  materially and adversely affect the
                                       condition of Echelon and its
                                       subsidiaries, taken as a whole.
                                    .  no directive or bulletin shall have been
                                       issued by any government agency or
                                       manufacturer that would result in a
                                       material increase in the cost of
                                       maintaining Echelon's aircraft;

                                    .  no change shall have occurred that would
                                       have a material adverse effect on
                                       Echelon's portfolio of leveraged lease
                                       assets, taken as a whole (other than any
                                       change arising in the ordinary course of
                                       business or arising out of general
                                       economic conditions);
                                    .  none of the representations or
                                       warranties made by Echelon in the merger
                                       agreement shall be materially untrue or
                                       incorrect, subject to certain
                                       qualifications and limitations;
                                    .  Echelon's board of directors shall not
                                       have withdrawn, modified or amended in
                                       any respect adverse to us its
                                       recommendation of the tender offer;
                                    .  Echelon shall have performed in all
                                       material respects its obligations under
                                       the merger agreement and the related
                                       escrow agreements;
                                    .  no person, entity or group (other than
                                       us) shall have acquired beneficial
                                       ownership of more than 20% of the
                                       outstanding voting securities of
                                       Echelon;
                                    .  the agreements pursuant to which the
                                       surviving corporation in the merger will
                                       sell and/or transfer certain real estate
                                       assets of Echelon shall not have been
                                       terminated;
                                    .  all of the conditions precedent to the
                                       transactions described in the agreements
                                       relating to the sale and/or transfer of
                                       Echelon's real estate assets shall have
                                       been satisfied or waived and the
                                       deliveries required to be made pursuant
                                       to those agreements shall have been
                                       made;
                                    .  the escrow agreements referred to in the
                                       merger agreement shall not have been
                                       terminated by Echelon;
                                    .  none of the lessees which are party to
                                       the leases in Echelon's portfolio of
                                       leveraged leases shall have committed
                                       any defaults or events of default under
                                       those leases that, individually or
                                       collectively, would have a material
                                       adverse effect on Echelon's portfolio of
                                       leveraged leases, taken as a whole.
 Procedure for Tendering..........  If you wish to tender all or any portion of your shares in the tender offer, you must
                                    either comply with the following steps 1
                                    through 4 or ask your broker, dealer,
                                    commercial bank, trust company or other
                                    nominee to effect the transfer on your
                                    behalf. (If your shares are registered in
                                    the name of a broker, dealer, commercial
                                    bank, trust company or other nominee, you
                                    must contact that entity if you wish to
                                    tender your shares.)
                                    If you do not effect the tender of your
                                    shares through a broker, dealer, commercial
                                    bank, trust company or other nominee, you
                                    must:
                                    1. complete and sign the Letter of
                                       Transmittal that accompanies this Offer
                                       to Purchase in accordance with the
                                       instructions in the Letter of
                                       Transmittal;

                                    2. mail or deliver the Letter of
                                       Transmittal and any other required
                                       documents to the paying agent for the
                                       tender offer at the address on the back
                                       page of the Offer to Purchase;
                                    3. either deliver the certificates
                                       evidencing your tendered shares and any
                                       other required documents to the paying
                                       agent or tender your shares pursuant to
                                       the procedure for book-entry transfer in
                                       Section 3 of the Offer to Purchase;
                                    4. if the certificates evidencing your
                                       shares are not immediately available, or you cannot comply with the procedure for book-entry transfer on a timely basis, you may tender your shares by following the procedures for guaranteed delivery in Section 3 of the Offer to Purchase.
                                    Questions and requests for assistance may be directed to the dealer manager or the information agent for the tender offer at their respective addresses and telephone numbers on the back cover of the Offer to Purchase.

Withdrawal of Previously
Tendered Shares..............  If you decide that you do not want to participate in the tender offer after you have already tendered your shares, you may withdraw from the tender offer at any time prior to 12:00 Midnight, New York City time, on Tuesday, February 29, 2000, or, unless we have already accepted your shares for payment, at any time subsequent to March 28, 2000.

                               You may withdraw your previously tendered shares from the tender offer by sending a written notice of withdrawal to the paying agent for the tender offer at one of its addresses on the back cover of the Offer to Purchase.

                               Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder, if different from yours.

                               Withdrawals of shares may not be rescinded. If you properly withdraw your shares, they will be deemed not to have been validly tendered for purposes of the tender offer. You may, however, re-tender your shares at any time prior to the expiration date of the tender offer set forth above.

                               For more information about the procedures for withdrawing from the tender offer, you should review Section 4 of the Offer to Purchase.

Approval of the Tender Offer
by the                         The board of directors of Echelon (with two
Board of Directors of          interested directors abstaining) has approved
Echelon......................  the tender offer. The board of directors has determined that the tender offer is fair to you, and in your best interests as a shareholder of Echelon. The board of directors recommends that you accept the offer and tender your shares in the tender offer.

Merger Agreement.............
                               We will not be obligated to purchase shares in the tender offer unless at least 80% of all of the outstanding shares of Echelon are tendered in the tender offer.

                               If, however, this condition and the other conditions of the tender offer set forth above are satisfied, we will immediately merge with and into Echelon pursuant to the "short-form" merger provisions of Section 607.1104 of the Florida Business Corporation Act. We will not need your vote, or the vote of any other shareholder, to approve the merger.

Dissenter's Rights...........  If you decide not to tender your shares in the tender offer and the merger is effected, your rights as a shareholder of Echelon will be limited to the rights to receive a cash payment equal to the price per share being paid in the tender offer, or to dissent under the provisions of the Florida Business Corporation Act. If you comply with these provisions, your shares, at the effective time of the merger, will not entitle you to the offer price that we are paying in the tender offer. You will instead be entitled to receive whatever consideration may be determined to be due to you by a court pursuant to the applicable provision of the Florida Business Corporation Act. Your right to seek an appraisal under Florida law may be forfeited if you or the surviving corporation in the merger fails to file a petition in accordance with Florida law seeking a determination of the value of your shares.

Recent Market Value
of shares of Echelon.........  On January 20, 2000, the last full trading day prior to announcement of the tender offer, the last sale price per share reported on the New York Stock Exchange was $23.94.

                               On January 21, 2000, the day before the
                               announcement of the tender offer, the last sale price per share reported on the New York Stock Exchange was $27.56 before trading in the Company's securities on that exchange was halted.

                               On January 27, 2000, the last full trading day before commencement of the tender offer, the closing sale price per share reported on the New York Stock Exchange was $32.56.

Plans for the Company........  Immediately after the consummation of the tender offer and the related merger, we intend to:

                               . sell certain of Echelon's real estate assets to affiliates of Equis Financial Group for approximately $33 million (including reimbursement of approved capital expenditures);

                               .  convey certain of Echelon's other real
                                  estate assets (constituting substantially the balance of Echelon's real estate portfolio) to an affiliate of Heller Financial, Inc. (which will, in turn, lease these assets to another affiliate of Equis), for approximately $51.3 million and $2 million of preferred stock;

                               . sell Echelon's interest in eighteen aircraft included in its portfolio of leveraged leases to another affiliate of Heller for approximately $130.3 million; and

                               . reincorporate in the State of Delaware by merging the surviving corporation with and into a Delaware corporation that is wholly owned by the parent of the Offeror.

                               Prior to the tender offer, Echelon sold its investments in low income housing tax credit partnerships to a third affiliate of Heller, for approximately $21.1 million.

                               We expect to use the proceeds of these sales to repay the indebtedness that we incurred to finance the tender offer.

                               Subsequent to these transactions Echelon's remaining assets will consist of cash and its interests in two properties included in its leveraged lease portfolio, an office building leased to Union Bank in Monterey Park, California, and a locomotive and related rolling stock leased to Consolidated Rail Corporation.

Further Information..........  Questions or requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth below:

                                The Information Agent for the tender offer is:

                                  Georgeson Shareholder Communications Inc.
                                         17 State Street, 10th Floor
                                           New York, New York 10004
                                Banks & Brokers Call Collect : (212) 440-9884
                                  All Others Call Toll-Free: (800) 223-2064

                                 The Dealer Manager for the tender offer is:

                                 Georgeson Shareholder Securities Corporation
                                         17 State Street, 10th Floor
                                           New York, New York 10004
                                Banks & Brokers Call Collect : (212) 440-9084
                                  All Others Call Toll-Free: (800) 445-1790

                               You may also contact you broker, dealer, commercial bank or trust company for assistance concerning the tender offer.

To the Holders of Common Stock of
 Echelon International Corporation:

                                 INTRODUCTION

  EIN Acquisition Corp., a Florida corporation, ETA Holding LLC, a Delaware limited liability company and sole shareholder of EIN Acquisition Corp. ("Parent"), ETA Holding Corp., a Delaware corporation and the manager of Parent ("Manager"), The 1999 Haber Family Trust, a New York trust and the sole shareholder of Manager and the sole member of Parent (the "Trust"), and James Haber hereby offer to purchase all of the outstanding shares of Common Stock, par value $0.01 per share (the "Common Stock"), of Echelon International Corporation, a Florida corporation (the "Company"), and the associated preferred share purchase rights (the "Rights" and, together with the Common Stock, the "Shares") at a purchase price of $34.00 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). EIN Acquisition Corp., Parent, Manager, the Trust and James Haber are collectively referred to herein as "Purchaser", unless the context otherwise indicates, in which case the term "Purchaser" shall refer to EIN Acquisition Corp.

  Tendering stockholders who have Shares registered in their own name and who tender directly to the Paying Agent will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. Purchaser will pay all fees and expenses of Georgeson Shareholder Securities Corporation ("Georgeson") which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), EquiServe, L.P., which is acting as Paying Agent for the Offer (in such capacity, the "Paying Agent"), and Georgeson Shareholder Communications Inc., which is acting as the Information Agent for the Offer (the "Information Agent"), incurred in connection with the Offer. See Section 17.

  THE COMPANY HAS ADVISED PARENT THAT THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD OF DIRECTORS") HAS (WITH TWO INTERESTED DIRECTORS ABSTAINING) APPROVED THE OFFER, HAS DETERMINED THAT THE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  The Offer is conditioned upon, among other things (i) there being validly tendered and not properly withdrawn prior to the Expiration Date (as defined in Section 1) that number of Shares which, together with the Shares owned by Parent and Purchaser, if any, constitutes more than 80% of all Shares of the Company outstanding (determined on a fully-diluted basis) (the "Minimum Condition") and (ii) the expiration or termination of any and all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") applicable to the transactions contemplated by the Merger Agreement. The Offer is also subject to other terms and conditions. See Sections 1 and 15. If Purchaser purchases not less than that number of Shares needed to satisfy the Minimum Condition, it will be able to effect the Merger without the affirmative vote of any other stockholder of the Company. See
Section 12.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 21, 2000 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement and the Florida Business Corporation Act (the "FBCA"), Purchaser will be merged with and into the Company (the "Merger"). Following the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and become a wholly-owned subsidiary of Parent, and the separate corporate existence of Purchaser will cease. Thereafter, the Merger Agreement requires that, immediately following the earlier to occur of (i) the twelfth
(12th) business day following consummation of the sale and/or transfer of certain real estate assets of the Company as described in Section 12 below under "Plans for the Company -- Sale of Assets to Buyer" and "-- Conveyance of Lessor Assets to Lessor" and (ii) the consummation of the purchase and sale of the Company's beneficial interests in the trust estates with respect to certain of the aircraft identified in the Merger Agreement, the Company will merge with and into EIN Corp., a Delaware corporation wholly-owned by Parent that has been incorporated for the sole purpose of reincorporating the Surviving Corporation in Delaware. See Section 12 of this Offer to Purchase.

  At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or each Share owned by Parent, Purchaser or any other direct or indirect subsidiary of Parent or of the Company, which shall be canceled), and other than Shares, if any (collectively, "Dissenting Shares"), held by stockholders who have properly exercised rights under Section 607.1320 of the FBCA), will be canceled, extinguished and converted into the right to receive $34.00 in cash (the "Merger Consideration"), payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Share, less any required withholding taxes.

  The Company has represented to Parent that (i) as of December 31, 1999, 6,946,523 shares of Common Stock were issued, of which 6,719,938 shares were outstanding, 6,121 shares were canceled, 220,464 shares were held in treasury and 514,340 shares were reserved for issuance upon the exercise of outstanding stock options. Based upon the foregoing, if Purchaser acquires at least 5,787,423 Shares in the Offer, the Minimum Condition will be satisfied. Accordingly, Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder.

  The Merger Agreement is more fully described in Section 11. Certain federal income tax consequences of the sale of the Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                               THE TENDER OFFER

  1. Terms of the Offer; Expiration Date. Upon the terms and subject to the conditions of the Offer (including if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as defined below) and not properly withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, February 29, 2000, unless and until Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

  The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition and certain other conditions. The Merger Agreement and the Offer may be terminated by Purchaser and Parent if certain events occur. The Offer is also subject to other terms and conditions. See Section 15. Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), Purchaser reserves the right, in its sole discretion, to waive any or all conditions to the Offer (other than the Minimum Condition) and to make any other changes in the terms and conditions of the Offer. Subject to the provisions of the Merger Agreement, including the provisions of the Merger Agreement set forth in the next paragraph, and the applicable rules and regulations of the Commission, if by the Expiration Date any or all of such conditions to the Offer have not been satisfied, Purchaser reserves the right (but shall not be obligated) to (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) waive such unsatisfied conditions (other than the Minimum Condition) and purchase all Shares validly tendered or (iii) extend the Offer and, subject to the terms of the Offer (including the rights of stockholders to withdraw their Shares), retain the Shares which have been tendered, until the termination of the Offer, as extended.

  Subject to the applicable rules and regulations of the Commission and the terms of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether any of the events set forth in Section 15 shall have occurred, to (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Paying Agent and by making a public announcement of such extension, and (ii) amend the Offer in any respect by giving oral or written notice of such amendment to the Paying Agent. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. Under the terms of the Merger Agreement, however, unless previously approved by the Company in writing, Purchaser may not change the Minimum Condition or decrease the price per Share payable in the Offer, add to the conditions to the Offer, change the form of consideration payable in the Offer, reduce the maximum number of Shares to be purchased in the Offer, amend the terms or conditions to the Offer to impose conditions or terms to the Offer in addition to those set forth in Section 15 which, in either case, are adverse to the holders of Shares, or, except as permitted by the Merger Agreement, extend the Offer beyond any scheduled expiration date. Purchaser shall have no obligation to pay interest on the Offer Price of tendered Shares. The rights reserved by Purchaser in this paragraph are in addition to Purchaser's rights to terminate the Offer as described in Section 15.

  Any extension, delay, termination, waiver or amendment of the Offer will be followed (as promptly as practicable) by public announcement thereof, and such announcement in the case of an extension will be made in accordance with Rule 14e-1(d) no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c) and 14(d)-6(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require that material changes be promptly disseminated to holders of Shares), Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

  If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer material and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination to stockholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday, or a federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

  The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by Purchaser to record holders of Shares whose names appear on the Company's stockholder list and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

  2. Acceptance for Payment and Payment for Shares. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn as soon as practicable after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions of the Offer set forth in Section 15, including without limitation the expiration or termination of any waiting period under the HSR Act applicable to the consummation of the transactions contemplated by the Merger Agreement following the Merger. In addition, subject to applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares pending receipt of any other regulatory approvals specified in Section 16. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act. See Section 16.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Paying Agent of (i) certificates evidencing such Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Paying Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in
Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

  The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Paying Agent and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Paying Agent of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Paying Agent, which will also act as Paying Agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid by Purchaser, regardless of any extension of the Offer or any delay in making such payment. Upon deposit of funds with the Paying Agent for the purpose of making payments to tendering stockholders, Purchaser's obligation to make such payment is satisfied, and tendering stockholders must thereafter look solely to the Paying Agent for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

  If for any reason whatsoever acceptance for payment of, or payment for, any Shares tendered pursuant to the Offer is delayed or Purchaser is unable to accept for payment, or pay for, Shares tendered pursuant to the Offer, then without prejudice to Purchaser's rights set forth herein, the Paying Agent may nevertheless, on behalf of Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in Section 4.

  If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer or if Share Certificates are submitted for more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Paying Agent's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

  Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

  If, prior to the Expiration Date, Purchaser increases the Offer Price, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increased consideration.

  3. Procedures for Accepting the Offer and for Tendering Shares. Valid Tenders. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure set forth below, and either (i) Share Certificates evidencing tendered Shares must be received by the Paying Agent at such address or such Shares must be tendered pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Paying Agent, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

  Book-Entry Transfer. The Paying Agent will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Paying Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must, in any case, be received by the Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below.

  DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE PAYING AGENT.

  THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE PAYING AGENT (INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Signature Guarantees. Signatures on Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

  If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates not accepted for payment or not tendered are to be returned, to a person other than the registered holder, the Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name of the registered holder appears on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the Letter of Transmittal.

  If Share Certificates are forwarded separately to the Paying Agent, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each such delivery.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available, or such stockholder cannot deliver the Share Certificates and all other required documents to reach the Paying Agent on or prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received by the Paying Agent as provided below prior to the Expiration Date; and

    (iii) the Share Certificates (or a Book-Entry Confirmation), representing all tendered Shares, in proper form for transfer, together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Paying Agent within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Paying Agent and must include a guarantee by an Eligible Institution and a representation that the stockholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in such Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Paying Agent of Share Certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time and will depend upon when Share Certificates or Book-Entry Confirmations of such Shares are received into the Paying Agent's account at the Book-Entry Transfer Facility.

  Appointment as Proxy. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints Purchaser or its designees and each of them as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date hereof). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent powers of attorney and proxies may be given nor any subsequent written consents executed by such stockholder (and, if given or executed, will not be deemed effective with respect thereto). The designees of Purchaser will, with respect to the Shares (and such other Shares and securities) for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may in the opinion of its counsel be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, any of their affiliates or assigns, the Dealer Manager, the Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Backup Federal Income Tax Withholding and Substitute Form W-9. Under the "backup withholding" provisions of federal income tax law, the Paying Agent may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to avoid backup withholding, each stockholder surrendering, Shares in the Offer must, unless an exemption applies, provide the Paying Agent with such stockholder's correct taxpayer identification number ("TIN") on a substitute Form W-9 and certify, under penalties of perjury, that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Paying Agent). Certain stockholders (including among others all corporations and certain foreign individuals and entities) are not subject to backup withholding, Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Paying Agent, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

  Other Requirements. Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer, including the tendering stockholder's representation and warranty that (i) the stockholder is the holder of the Shares within the meaning of, and that the tender of the Shares complies with, Rule 14e-4 under the Exchange Act, (ii) the stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any other Shares or other securities issued or issuable in respect of such Shares on or after January 28, 2000) and (iii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

  4. Withdrawal Rights. Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after March 28, 2000. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Paying Agent may nevertheless, on behalf of Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer. Any such delay in acceptance for payment will be accompanied by an extension of the Offer to the extent required by law.

  For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Paying Agent, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Paying Agent and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Paying Agent by any method of delivery described in the first sentence of this paragraph.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, any of their affiliates or assigns, the Dealer Manager, the Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

  5. Certain Federal Income Tax Consequences; Liability of Shareholders to Creditors of the Company. The summary of tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax treatment of each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States, stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation, and persons who received payments in respect of options to acquire Shares. All stockholders should consult with their own tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and changes in such tax laws.

  The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for Federal income tax purposes, a tendering stockholder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder pursuant to the Offer or the Merger and the stockholder's adjusted tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer or the Merger. For Federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the stockholder, and a long-term capital gain or loss if the stockholder's holding period is more than one year as of the date Purchaser accepts such Shares for payment pursuant to the Offer or the effective date of the Merger, as the case may be. Under present U.S. federal law, long-term capital gains are generally taxable at a maximum rate of 20% for individuals and 35% for corporations. There are limitations on the deductibility of capital losses.

  As discussed in detail in Section 9 below, the Offer Price to be paid to tendering shareholders in the Offer and the consideration paid to shareholders in the Merger will be funded entirely through a loan to Purchaser that will be secured by a perfected security interest in all of Purchaser's right, title and interest in and to the proceeds of certain transactions described under "Plans for the Company" in Section 12 below, as well as in and to the agreements governing such transactions. In these transactions, certain assets of the Company will be sold to a third party purchaser, certain other assets will be transferred to another third party in exchange for a combination of cash consideration and stock, and the Company's interest in certain aircraft assets will be sold to another third party. Parent and Purchaser anticipate that the loan obtained to finance the Offer and the Merger will be repaid with the proceeds of these sales and transfers of the Company's assets.

  Pursuant to the FBCA, claims of the Company's creditors, including claims of taxing authorities, are not extinguished by the Merger and, accordingly, the Surviving Corporation will be liable for the claims of creditors of both Purchaser and the Company existing immediately prior to the Merger in addition to those of the Surviving Corporation resulting from consummation of the transactions contemplated by the Merger Agreement. To the extent that the Surviving Corporation is not able to discharge all claims of creditors existing at the Effective Date or thereafter, it is possible that creditors (including the taxing authorities) or a representative of such creditors, including the Surviving Corporation as a debtor in possession or trustee in bankruptcy of the Surviving Corporation, may seek to bring claims against persons who are tendering shareholders in the Offer or are otherwise entitled to receive the Merger Consideration asserting that such shareholders are subject to transferee liability (i.e., that such shareholders are liable for the obligations of the Company by virtue of the fact that they received the Offer Price or Merger Consideration, although such potential liability of any shareholder would presumably be limited to the value of the aggregate Offer Price and/or Merger Consideration received by such shareholder, plus any allowable interest charge). If any such claims were to be made and be successful, the net proceeds received by such shareholders from the Offer and/or Merger could be materially reduced.

  The likelihood of any taxing authority or other creditor of the Company or the Surviving Corporation or trustee succeeding with respect to any claim that the shareholders, as a result of their receipt of the Offer Price or Merger Consideration, as the case may be, should be held liable for the obligations of the Company or Surviving Corporation as transferees of its assets, directly or indirectly, is, in part, dependent on the critical facts relating to such claims, including the value of the assets of the Company transferred and the extent to which the transactions contemplated by the Merger Agreement may give rise to the liabilities discussed above. All stockholders should consult with their own tax and legal advisors as to the particular consequences of the consummation of the Merger and the transactions contemplated by the Merger Agreement.

  6. Price Range of Shares; Dividends. The Shares are listed and traded on the New York Stock Exchange under the symbol "EIN" and have traded on the New York Stock Exchange since December 9, 1996. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the New York Stock Exchange as reported in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (the "1998 Annual Report") with respect to periods occurring in 1996, 1997 and 1998 and as reported by the Dow Jones News Service thereafter, and the amount of cash dividends paid or declared per share for each quarter based on publicly available sources. No dividends were paid to stockholders during 1998 or 1997. The Company paid a $100,000 dividend to its former parent in 1996, as reported in the Consolidated Statements of Stockholders' Equity included in the financial statements filed as an exhibit to the 1998 Annual Report.

                                                          High   Low   Dividends
                                                         ------ ------ ---------
   Year Ended December 31, 1996
     First Quarter......................................    --     --       --
     Second Quarter.....................................    --     --       --
     Third Quarter......................................    --     --       --
     Fourth Quarter..................................... $16.38 $13.00 $100,000
   Year Ended December 31, 1997:
     First Quarter...................................... $19.50 $14.75      --
     Second Quarter.....................................  23.00  18.25      --
     Third Quarter......................................  24.75  20.56      --
     Fourth Quarter.....................................  25.13  20.81      --
   Year Ended December 31, 1998:
     First Quarter...................................... $23.38 $20.63      --
     Second Quarter.....................................  27.81  22.63      --
     Third Quarter......................................  26.63  20.19      --
     Fourth Quarter.....................................  22.88  18.88      --
   Year Ended December 31, 1999:
     First Quarter...................................... $22.31 $19.63      --
     Second Quarter.....................................  23.44  18.56      --
     Third Quarter......................................  25.63  20.63      --
     Fourth Quarter.....................................  25.38  20.06      --
   Year Ended December 31, 2000:
     First Quarter (through January 27, 2000)........... $33.06 $23.00      --

  On August 17, 1999, the last full trading day prior to the date that Parent submitted a written proposal to the Company with respect to the Offer, the closing sale price per Share reported on the New York Stock Exchange was $21.44. On January 20, 2000, the last full trading day prior to announcement of the Offer, the last sale price per Share reported on the New York Stock Exchange was $23.94. On January 21, 2000, the day before the announcement of the tender offer, the last sale price per Share reported on the New York Stock Exchange was $27.56 before trading in the Company's securities on that exchange was halted. On January 27, 2000, the last full trading day before commencement of the Offer, the closing sale price per Share reported on the New York Stock Exchange was $32.56. Stockholders are urged to obtain a current market quotation for the Shares.

  Pursuant to the Merger Agreement, the Company has agreed not to declare, set aside, make or pay any dividend or other distribution.

  7. Certain Information Concerning the Company. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. The summary information concerning the Company in this Section 7 and elsewhere in this Offer to Purchase is derived from the 1998 Annual Report and other publicly available information. The summary information set forth below is qualified in its entirety by reference to such reports (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available reports and documents filed by the Company with the Commission and other publicly available information. Although Purchaser and Parent do not have any knowledge that would indicate that any statements contained herein based upon such reports are untrue, neither Purchaser, Parent, nor the Dealer Manager assumes any responsibility for the accuracy or completeness of the information contained therein, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to Purchaser and Parent.

  General. The Company is a real estate company which develops, owns and manages commercial and multi-family residential real estate (the "Real Estate Business"). The Real Estate Business includes two segments: 1) Commercial Real Estate and 2) Multi-Family Residential Real Estate. The Company also owns and manages a portfolio of financial assets consisting primarily of leased aircraft and other assets and collateralized financings of commercial real estate and aircraft (the "Leasing and Lending Business"). The Leasing and Lending Business comprises the majority of the Company's third segment, Investments in Financial Assets. The Company is continuing to withdraw from the aircraft and real estate lending business to focus on its core real estate operations. The Company's executive offices are located at 450 Carillon Parkway, Suite 200, St. Petersburg, Florida, 33716, telephone (727) 803-8200.

  Prior to December 18, 1996, the Company was a wholly-owned subsidiary of Florida Progress Corporation ("Florida Progress"). On December 18, 1996, Florida Progress effected a spin-off of the Company (the "Spin-Off") by distributing all of the issued and outstanding Common Stock of the Company to all holders of outstanding Florida Progress Common Stock by a tax-free stock dividend.

  The Spin-Off established the Company as a publicly held corporation, listed on the New York Stock Exchange, independent from Florida Progress.

 The Real Estate Business

  Commercial and Multi-Family Residential Real Estate Ownership and Management. The Company owns and manages a portfolio of commercial and multi-family residential real estate and has additional commercial and multi-family residential properties under construction or development. Currently, the majority of the income-producing properties are located in the Tampa Bay area of Florida. The Company also has offices in Dallas, Texas and Orlando, Florida, both of which focus on the development and management of multi-family residential communities in the southeast and southwest United States. At December 31, 1999, the Company's owned assets included commercial and multi-family residential real estate properties, consisting of nine operating office buildings, two operating parking garages, one office building currently under construction, two industrial and other properties, five income-producing multi-family residential communities, and ten multi-family residential communities currently under development or construction.

  Real Estate Management and Brokerage Services. The real estate management and brokerage services are complementary to the Company's commercial and multi-family residential real estate operations. Growth is expected to occur primarily as a result of the growth in the commercial and multi-family residential real estate operations, and the growth of revenue associated with these services for buildings owned by third parties. In addition, the Company continues to evaluate the acquisition of real estate management and/or brokerage companies as opportunities become available.

  Undeveloped Owned Commercial & Multi-Family Residential Real Estate. A portion of the Company's real estate holdings is represented by several large parcels of undeveloped land in the St. Petersburg, Florida area. Certain of these properties already have substantial infrastructure in place.

 The Leasing and Lending Business

  Collateralized Commercial Real Estate Loan Portfolio. The Company is continuing to withdraw from the real estate lending business. The Company does not anticipate originating any new loans except to facilitate the sale of an existing asset. The Company's remaining commercial real estate loan portfolio is secured by properties located in the western and southern United States. The aggregate loan balance of that portfolio, as of December 31, 1999, was $27.7 million.

  Affordable Housing Investments. On January 13, 2000, the Company and its wholly-owned subsidiary, Echelon Affordable Housing, Inc., a Florida corporation, entered into a Purchase Agreement with Heller Affordable Housing, Inc., a Delaware corporation (the "Tax Credit Interest Purchase Agreement"), pursuant to which the Company and Echelon Affordable Housing, Inc. sold, on January 14, 2000, their interests in five affordable housing tax credit limited partnerships (the "Tax Credit LP Interests") for an aggregate purchase price of $21,065,000. The Tax Credit Interest Purchase Agreement requires the purchaser of the Tax Credit LP Interests to cooperate with the Company to obtain, on a timely basis, bonds required to be delivered to the Internal Revenue Service in order for the Company to avoid recapture of Federal income tax credits previously claimed by the Company, or, in the event that the Merger is not consummated for any reason, to pay to the Company the sum of $435,000.

  Collateralized Leasing and Financing of Aircraft and Related Equipment. The Company owns and manages a portfolio of leveraged, direct finance and operating leases of aircraft and other equipment and one collateralized loan secured by aircraft (the "Leveraged Lease Portfolio"). The Company's Leveraged Lease Portfolio represents transactions in which the Company acts as the equity investor and owner participant. In a typical aircraft leveraged lease transaction, an airline (which may be unable either to allocate capital to the purchase of a large commercial aircraft or to effectively utilize the tax benefits related to ownership) and an aircraft manufacturer enter into a transaction in which a third party (called an "owner participant" or "equity participant") purchases the aircraft, typically through a special purpose trust (an "owner trust"), from the manufacturer. The aircraft is then leased to the airline or to an affiliate of the manufacturer which then subleases the aircraft to the airline. The owner trust is the legal owner of the aircraft. The purchase of the aircraft is generally financed by both the equity investment by the owner participant and by non-recourse loans borrowed by the owner trust from a bank or other lender(s). The rent payable to the owner trust pursuant to the leveraged lease generally represents the amount necessary to service the debt, plus a return on the owner participant's equity investment. The owner participant also generally recognizes certain tax benefits as the beneficial owner of the aircraft. These leases are typically long-term (20 years or more) and at termination the owner participant takes possession of the aircraft, which generally still has a useful life of several years (usually 10 years in the case of aircraft). Upon expiration, the lessee generally has the right to purchase the aircraft for the higher of the aircraft's fair market value or for some stated percentage of the aircraft's cost. The lessee may also generally terminate the lease early by payment of the lease termination value (a predetermined pricing method which reflects, among other things, the amount of non-recourse debt, the initial investment and certain tax consequences).

  The Company also owns assets under operating and direct finance leases. Under operating leases, the Company leases an asset to a third party in circumstances unrelated to the financing of such asset for a term which is generally shorter than the typical term of a leveraged lease. Direct finance leases are generally structurally similar to the leveraged lease transactions, except for the absence of third party debt financing by the owner trust.

  Financial Information. Set forth below are certain selected consolidated financial data for the Company's last three fiscal years which were derived from the 1998 Annual Report. More comprehensive financial information is included in the reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by the Company with the Commission, and the following financial data is qualified in its entirety by reference to such reports and other documents including the financial information and related notes contained therein. Such reports and other documents may be examined and copies thereof may be obtained from the offices of the Commission and the New York Stock Exchange in the manner set forth below.

                       ECHELON INTERNATIONAL CORPORATION

                     SELECTED CONSOLIDATED FINANCIAL DATA

                                               For the Year
                                            Ended December 31,
                                 ------------------------------------------
                                     1998          1997           1996
                                 ------------- -------------  -------------
                                  (In Millions, Except Per Share Amounts)
SUMMARY OF OPERATIONS
Revenue........................  $        40.6 $        44.2  $        63.3
                                 ============= =============  =============
Income (loss) before income
 taxes and extraordinary
 items.........................            7.2          11.6          (44.8)(1)
                                 ============= =============  =============
Income (loss) before
 extraordinary items...........            8.7           9.5          (29.3)(1)
Extraordinary items:
  Gain on settlement of debt,
   net of income tax expense...             .8           --             --
  Gain (loss) on extinguishment
   of debt, net of income tax
   effect......................            --           (1.9)           1.8
                                 ------------- -------------  -------------
Net income (loss)..............  $         9.5 $         7.6  $       (27.5)(1)
                                 ============= =============  =============
Basic and diluted earnings per
 common share:
  Income (loss) before
   extraordinary items.........  $        1.28 $        1.40  $       (4.51)
  Extraordinary items..........            .12          (.28)           .28
                                 ------------- -------------  -------------
Net income (loss) per common
 share.........................  $        1.40 $        1.12  $       (4.23)
                                 ============= =============  =============
Basic and diluted weighted
 average shares of common stock
 outstanding...................            6.8           6.8            6.5
Dividends paid to former
 parent........................  $          -- $          --  $          .1
                                 ============= =============  =============
BALANCE SHEET DATA
Assets:
  Real estate..................  $       206.2 $       134.7  $       146.5
  Investments in Financial
   Assets......................          266.4         276.0          334.0
  Cash equivalents and
   marketable securities.......           21.6          49.8           63.3
                                 ------------- -------------  -------------
    Total assets...............  $       494.2 $       460.5  $       543.8
Deferred income taxes..........  $       141.5 $       154.2  $       163.3
                                 ============= =============  =============
Capitalization:
  Long-term debt...............  $       121.7 $        77.1  $       116.5
  Notes and advances from
   former parent...............            --            --            32.9
  Common equity................          215.8         209.1          201.4
                                 ------------- -------------  -------------
Total capitalization...........  $       337.5 $       286.2  $       350.8
                                 ============= =============  =============

--------
(1)Reflects $31.4 million pre-tax provisions for lease, loan and real estate.

  The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the

Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material should also be available for inspection at the library of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been derived from publicly available information.

  8. Certain Information Concerning Purchaser and Parent.

  Parent is a Delaware limited liability company and Purchaser is a Florida corporation, wholly-owned by Parent, both recently organized in connection with the Merger. Neither Parent nor Purchaser has carried on any activities, other than in connection with the Merger and the other transactions discussed herein. Parent is wholly owed by its sole member, The 1999 Haber Family Trust, an irrevocable trust organized under the laws of the State of New York pursuant to a Trust Agreement dated as of June 24, 1999 by and between James Haber, as grantor, and Eric B. Woldenberg, as trustee. Parent is managed by ETA Holding Corp., a Delaware corporation. ETA Holding Corp. is also wholly owned by The 1999 Haber Family Trust and was organized in the State of Delaware on June 25, 1999. The grantor's rights under the Trust Agreement are limited to, from time to time, adding additional securities or property to the principal of the trust estate of The 1999 Haber Family Trust. The Trust Agreement does not give the grantor the power to appoint a trustee and prohibits the grantor from acting as trustee. The principal offices of the manager of Parent and the principal offices of Purchaser are located at 950 Third Avenue, New York, New York 10022, (212) 688-2700.

  Until immediately prior to the time Parent and Purchaser will participate in the Merger, it is not anticipated that such entities will have any significant assets or liabilities other than those incident to their formation and capitalization, including the capitalization of Parent specified in the Merger Agreement, and the transactions contemplated by the Merger. As of the date hereof, neither Parent nor Purchaser nor any of their affiliates owned any Shares.

  The Merger Agreement requires Parent and Purchaser to, and to cause their respective officers, directors, employees, agents, affiliates, financial advisors and other representatives to, use their reasonable best efforts to satisfy all conditions precedent set forth in the Credit Agreement and, subject only to the simultaneous consummation of the transactions contemplated by the Merger Agreement, to incur the financing provided thereby on the terms set forth therein in order to finance the consummation of the transactions contemplated by the Merger Agreement. Purchaser has agreed that, except to the extent the Company consents in writing, Purchaser will not amend, modify or supplement in any material respect the terms or conditions of, or cancel or waive any material right under, the Credit Agreement.

  Pursuant to the terms and conditions of the Merger Agreement, Parent and Purchaser have agreed that, immediately after the earlier to occur of (i) the twelfth (12th) business day following consummation of the sale and/or transfer of certain assets of the Company as described in Section 12 below under "Plans for the Company--Sale of Assets to Buyer" and "--Conveyance of Lessor Assets to Lessor" and (ii) the consummation of the purchase and sale of the Company's beneficial interests in the trust estates with respect to certain aircraft identified in the Merger Agreement, Parent will cause the Surviving Corporation to merge with and into EIN Corp., a wholly-owned subsidiary of Parent incorporated in the State of Delaware. Thereafter, the separate corporate existence of the Surviving Corporation will cease, and EIN Corp. will continue as the surviving corporation under the laws of the State of Delaware, all in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL").

  The Merger Agreement requires Parent to maintain at all times through the Effective Date unrestricted and unutilized cash on hand in an amount not less than $2,000,000 and to cause EIN Corp., as the surviving corporation subsequent to the merger described in the preceding paragraph, to maintain its existence until at least March 31, 2003.

  The name, citizenship, business address, principal occupation or employment and five-year employment history of each of the directors and executive officers of Purchaser and Parent and certain other information are set forth on Schedule I hereto.

  None of Purchaser or Parent, or, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I hereto or any associate or majority-owned subsidiary of Purchaser or Parent or any of the persons so listed, beneficially owns or has a right to acquire, directly or indirectly, any Shares, and none of Purchaser or Parent or, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the past 60 days.

  9. Source and Amount of Funds. Purchaser estimates that the total amount of funds required to acquire the outstanding Shares pursuant to the Offer and to pay related fees and expenses will be approximately $262 million, assuming the purchase of all outstanding Shares. Fees and expenses related to the Offer and the Merger and the consummation of the transactions contemplated by the Merger Agreement are to be paid from an escrow fund (the "Expense Escrow") to be established by the Company immediately prior to the Effective Date in accordance with the escrow agreement entered into pursuant to the Merger Agreement among Purchaser, Parent, the Company and LandAmerica Financial Group, as escrow agent (the "Escrow Agent"). See "Closing Procedures" in
Section 12 of this Offer to Purchase.

  Purchaser has entered into a credit agreement dated as of January 21, 2000 among Purchaser, as borrower, Utrecht-America Finance Co., as initial lender (the "Initial Lender"), and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch, as Agent, (the "Agent") (the "Credit Agreement") pursuant to which, subject to specified conditions, the Initial Lender has agreed to provide to Purchaser an advance in the aggregate principal amount equal to the lesser of $300,000,000 or the aggregate dollar amount of the Merger Consideration and the Offer Price required to be paid pursuant to the Merger Agreement (the "Advance") to finance the Offer and the proposed Merger. Pursuant to the terms and conditions of the Credit Agreement, the Advance may be made from the Initial Lender to Purchaser on any business day on or before the earlier of the effective date of the Merger and March 6, 2000, unless extended.

  The Credit Agreement provides that the proceeds of the Advance may be used solely to finance the Offer and the Merger by paying to the Paying Agent the aggregate dollar amount of the Offer Price and the Merger Consideration pursuant to the terms and conditions of the Merger Agreement. Purchaser is required to repay to the Agent the aggregate outstanding principal amount of the Advance on or before April 27, 2000 (the "Maturity Date") but is not required to make any payments of principal or interest prior to the Maturity Date other than in connection with acceleration upon default or mandatory or optional prepayments as required or permitted by the Credit Agreement. Mandatory prepayments are required in an amount equal to 100% of the proceeds of the sale by Purchaser or Parent of any assets of the Company. Purchaser may voluntarily prepay the Advance in whole or in part at any time prior to the Maturity Date, without premium or penalty; provided that (a) each partial prepayment is in an aggregate principal amount of $10,000,000 or an integral multiple of $5,000,000 in excess thereof, and (b) the payment of certain required amounts intended to compensate the Initial Lender in respect of the redeployment of funds if such prepayment is made on a date other than the last day of an interest accrual period, if applicable, under the Credit Agreement. In addition to the conditions described below, the Credit Agreement requires that the Agent, Parent, Purchaser and the Company enter into an escrow agreement pursuant to which cash in a minimum amount to be certified by the Company on or prior the Escrow Closing Date (the "Minimum Cash Escrow") shall be deposited with the Agent, as escrow agent for the purpose of, among other things, repayment, in part, of the Advance.

  The Advance will bear interest at an annual rate equal to, at Purchaser's option, (a) the Federal Funds Rate (as hereinafter defined) plus .50% or (b) the Eurodollar Rate (as hereinafter defined) plus .50%. For purposes of the Credit Agreement, "Eurodollar Rate" means, for any applicable interest period selected by Purchaser as set forth below, an interest rate per annum equal to the rate per annum obtained by dividing (x) the average rate per annum at which deposits in U.S. dollars are offered by the Agent, or by certain reference banks selected by the Agent, in London, England to prime banks in the London interbank market at 11:00 a.m. London time two business days before the first day of such interest period in an amount substantially equal to the principal amount of the Advance outstanding and for a period equal to such interest period, by (y) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage (as defined in the Credit Agreement). "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a business day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it. At any time when Purchaser is in default in the payment of any amount due under the Credit Agreement, overdue principal, interest and fees on the Advance will bear interest at a rate equal to 2% above the rate otherwise applicable thereto. All interest rates will be calculated on the basis of a year of 360 days for actual days elapsed. Interest periods for any time during which the Advance accrues interest at the Eurodollar Rate may be, at Purchaser's option, one week, one month, two months or three months.

  The Advance is secured by a Security Agreement dated as of January 21, 2000 (the "Security Agreement") made by Purchaser in favor of the Agent and granting to the Agent a perfected security interest in all of Purchaser's right, title and interest in and to the proceeds of the transactions described under "Plans for the Company" in Section 12 of this Offer to Purchase, as well as in and to the agreements governing such transactions, including (a) the Purchase and Sale Agreement pursuant to which certain assets will be sold to Echelon Residential LLC, (b) the Omnibus Agreement pursuant to which certain aircraft assets will be sold to Heller Financial, Inc., (c) the Subscription Agreement pursuant to which certain other assets will be sold to Heller Affordable Housing of Florida, Inc. (the Purchase and Sale Agreement, the Omnibus Agreement and the Subscription Agreement, each as defined and as more fully described in Section 12 of this Offer to Purchase under the heading "Plans for the Company", being collectively referred to herein as the "Collateral Agreements"), (d) all accounts, contract rights, chattel paper, general intangibles and other obligations of any kind relating to the Collateral Agreements, and (e) all proceeds of the foregoing. The Agent's security interest in the Collateral Agreements includes, without limitation, all distributions, cash or other property from time to time received, receivable or otherwise distributed in connection therewith, all rights to receive moneys due or to become due thereunder, and all rights of Purchaser under the Collateral Agreements to compel performance and otherwise exercise remedies thereunder.

  The conditions precedent to the obligation of the Initial Lender to make the Advance under the Credit Agreement include:

  . there being no change in the corporate and legal structure and capitalization of Purchaser, the Company or EIN Corp.;

  . there being no action, suit, investigation, litigation or proceeding affecting Purchaser, the Company, EIN Corp., or any of their respective subsidiaries pending or threatened before any court, governmental agency or arbitrator that:

    . could, with respect to Purchaser or EIN Corp., have a material adverse effect on (A) the business, condition (financial or otherwise), operations, performance, properties or prospects of Purchaser, (B) the rights and remedies of the Agent or any lender under the Credit Agreement, any note issued thereunder, the Security Agreement, any of the Collateral Agreements or any other document executed in connection with the transactions contemplated thereby (collectively, the "Transaction Documents"), or (C) the ability of Purchaser to perform its obligations under any Transaction Document, or, with respect to the Company and its subsidiaries taken as whole, have a material adverse effect on the business or results of operations of such person, or on the financial condition of the assets that are to be conveyed pursuant to the Purchase and Sale Agreement and the Subscription Agreement, taken as a whole or on the Leveraged Lease Portfolio; or

    . purports to affect the legality, validity or enforceability of the Credit Agreement, any promissory note issued thereunder, the Security Agreement or any other Transaction Document;

  . the payment of all accrued fees and expenses of the Agent and the Initial Lender;

  . the receipt by the Agent of a certificate from the Aircraft Purchaser that the Omnibus Agreement has not been amended, supplemented, modified or terminated;

  . the receipt by the Agent of reasonable assurances that the Articles of Merger have been pre-cleared for filing with the Department of State of the State of Florida and oral confirmation from the Escrow Agent under the Purchase and Sale Agreement and the Subscription Agreement (see "Closing Procedures" in Section 12 of this Offer to Purchase) that the Articles of Merger will be filed with the Department of State of the State of Florida immediately after the Agent has made the Advance available to Purchaser;

  . the satisfaction of the Minimum Condition and the occurrence of the Expiration Date;

  . the receipt by the Agent, on or before the day of the borrowing of the Advance, of executed copies of the Collateral Agreements, the other Transactions documents and various closing certificates, wire instructions, joint instruction letters and legal opinions required thereunder;

  . the receipt by the Escrow Agent of the items required to be placed in escrow pursuant to the Purchase and Sale Agreement and the Subscription Agreement;

  . the sum of the net cash proceeds of the sales of all assets under the Purchase and Sale Agreement, the Subscription Agreement and the Omnibus Agreement, together with cash deposited by the Company in escrow pursuant to the Minimum Cash Escrow (See "Closing Procedures" in Section 12 of this Offer to Purchase) being not less than the sum of the Advance plus all interest and fees payable under the Credit Agreement plus $1,000,000;

  . the representations and warranties made by Purchaser in the Credit Agreement being true and correct;

  .  no default or event of default having occurred under the Credit
     Agreement; and

  . no default shall exist by the Aircraft Purchaser under the Omnibus Agreement, by the Buyer under the Purchase and Sale Agreement, by the Lessor under the Subscription Agreement or by the Company under the Merger Agreement, except for defaults that could not have an adverse effect on the value of the collateral securing the Credit Agreement.

  The Credit Agreement also contains representations, warranties of Purchaser that are customary for similar transactions, including representations with respect to:

  . Purchaser's due organization, good standing and power and with respect to the authorization and validity of the Credit Agreement and other Transaction Documents;

  . the absence, with respect to Purchaser's performance of the transactions contemplated by the Credit Agreement and the other Transaction Documents, of any contravention or violation of Purchaser's organizational documents or any law or agreement to which Purchaser is a party;

  . the absence of any required authorization, approval or consent from any third parties in connection with the transactions contemplated by the Transaction Documents except those that have been made or will be made prior to the making of the Advance;

  . the due execution and delivery of the Transaction Documents; the absence of any action, suit or proceeding affecting Purchaser; compliance with applicable margin stock regulations; the validity of the first priority perfected security interest created by the Security Agreement;

  .  compliance with the Investment Company Act of 1940; and

  .  the solvency of Purchaser at the time of the Advance.

  The Credit Agreement also contains covenants of Purchaser with respect to compliance with laws, payment of taxes, preservation of existence, keeping of books, performance of its obligations under the Transaction Documents, the exercise of rights in the collateral described in the Security Agreement, as well as certain negative covenants with respect to the incurrence of liens (except with respect to permitted debt and with respect to the capital stock of the Company), the incurrence of debt (other than existing and permitted debt), lease obligations (other than those assumed by the other parties to the Transaction Documents in connection with the transactions contemplated thereby), sales of assets (other than as contemplated by the Transactions Documents), mergers (other than the Merger), investments in others (other than Purchaser's investment in the Company or pursuant to the Transaction Documents), distributions (other than pursuant to the Transaction Documents), change of business (other than as contemplated by the Transaction Documents), amendments to the organizational documents of Purchaser (other than as contemplated by the Merger Agreement), and amendments to the Transaction Documents. Purchaser will also have certain reporting obligations to the Agent and to the lenders under the Credit Agreement.

  Events of Default under the Credit Agreement include:

  . the failure to pay principal when due, or interest or any other payment under the Transaction Documents within three business days of their becoming due;

  . any representation or warranty of Purchaser being incorrect in any material respect when made;

  . the failure of Purchaser to perform or observe any covenant contained in the Credit Agreement (unless such failure could not result in a material adverse effect with respect to Purchaser);

  . certain bankruptcy or insolvency events with respect to Purchaser, the Company or EIN Corp.;

  . the rendering of certain judgments or orders against Purchaser, subject to certain limitations;

  . any provision in any Transaction Document ceasing to be valid and enforceable with respect to Purchaser;

  . the security interest created by the Security Agreement ceasing to be valid;

  . the failure by Purchaser or the Company to pay principal or interest with respect to any other debt of Purchaser of at least $500,000 when due (after giving effect to applicable grace periods); and

  . there occurring a material adverse effect with respect to Purchaser, the Company or EIN Corp.

  The foregoing summary of the terms and conditions of the Credit Agreement and the related security agreement is qualified in its entirety by reference to the text of such agreements, copies of which are filed as exhibits to the Tender Offer Statement on Schedule TO of Purchaser and Parent filed with the Commission in connection with the Offer (the "Schedule TO") and are incorporated herein by reference and may be inspected in the same manner as set forth in Section 7 of this Offer to Purchase.

  Parent anticipates that the Credit Agreement will be repaid with the proceeds from the sale of assets pursuant to the transactions described under "Plans for the Company" in Section 12 of this Offer to Purchase, including the sale of the certain assets of the Company pursuant to the Purchase and Sale Agreement, the exchange of certain other assets of the Company to another party pursuant to the Subscription Agreement, the sale of the Company's interest in that portion of the Leveraged Lease Portfolio related to aircraft pursuant to the Omnibus Agreement, as well as from the Minimum Cash Escrow, which amounts may include a portion of the proceeds of the sale of the Tax Credit LP Interests pursuant to the Tax Credit Interest Purchase Agreement. See Section 7 of this Offer to Purchase for a discussion of the recent sale of the Tax Credit LP Interests.

  The Offer is not conditioned on Purchaser obtaining financing.

  10. Background of the Offer; Contacts with the Company.

  The Company has informed Purchaser and Parent that, (i) in August, 1998, the Company's Board of Directors (hereinafter sometimes referred to as, the "Board") discussed the underperformance of its Shares and determined to explore means of creating greater value for its shareholders, (ii) the Board considered various options and, in October, 1998, formally engaged Donaldson Lufkin & Jenrette Securities Corporation ("DLJ") to assist the Company in such process, and (iii) in May, 1999, DLJ distributed a Confidential Offering Memorandum regarding the real estate and certain other assets of the Company (excluding the Leveraged Lease Portfolio) as well as a Confidential Information Memorandum regarding the Leveraged Lease Portfolio to potential investors. A copy of that later Confidential Offering Memorandum was obtained by an agent of the manager of Parent in late June, 1999.

  On July 6, 1999, Parent caused to be submitted to DLJ a written offer to purchase the Company for $141,000,000 on the assumption that the Leveraged Lease Portfolio would be the only remaining asset of the Company at such time. On August 6, 1999, Parent lowered its offer to $130,000,000, which offer was promptly rejected by DLJ.

  Also, on August 6, 1999, DLJ delivered a letter to Parent describing the final procedures for submission of a binding offer to purchase the Company. Bids were to be premised on the separate sale of the Real Estate Business. In addition, Parent received a draft merger agreement to which it was asked to provide specific modifications, if any, that Parent would require as part of any binding offer.

  On August 10, 1999, Parent submitted to DLJ a formal offer letter pursuant to which Parent offered an all-cash purchase price of $140 million to acquire the Leveraged Lease Portfolio as described above.

  On August 18, 1999, Parent delivered a written offer and a mark-up of the draft merger agreement to DLJ. Parent offered an all-cash purchase price for the Leveraged Lease Portfolio (as described above) of $140 million subject to a financing contingency. Parent's bid was supported by a letter of confidence from Agent, on behalf of Initial Lender, for up to $150 million. Parent subsequently informed DLJ that it would increase its offer to $143 million if the transaction included an exchange of certain of the Company's real estate assets with an affiliate of Heller Financial, Inc. (hereinafter sometimes, "Heller") ultimately identified as Lessor (as that term is defined under the heading "Plans for the Company -- Generally" in Section 12 of this Offer to Purchase), as an investment in Lessor.

  From September, 1999, to October, 1999, DLJ met with Parent and with Agent with respect to Parent's anticipated financing, and Parent performed additional due diligence on the Company.

  On September 13, 1999, the Company's legal advisors met with Parent's legal advisors to discuss the structure, financing and timing of the proposed transaction, the due diligence process and the terms of the draft merger agreement previously circulated to Parent. On September 23, 1999, Parent lowered its bid for the Leveraged Lease Portfolio to $137 million.

  On October 15, 1999, DLJ advised Parent that it had received an unsolicited letter from Equis Financial Group ("Equis") requesting that it be allowed to submit a bid with respect to the Real Estate Business. At approximately the same time the Company's legal advisor shared with Parent's legal advisor, for the first time, drafts of the proposed Purchase and Sale Agreement (as described under the heading "Plans for the Company--Sale of Assets to Buyer" below) that had been negotiated with Buyer and other bidders for the Real Estate Business.

  On October 22, 1999, the Company and its legal advisors met with representatives of Parent and Lessor and their respective legal advisors to discuss the structure, financing and timing of the proposed transactions, with particular emphasis on: (1) how any exchange transaction with Lessor would impact the rest of the proposed transactions; and (2) the manner in which the Company's liabilities would be divided among the various parties. The various parties also discussed the terms of the legal documentation governing the proposed transactions, with particular emphasis on the extent of the Company's representations and warranties.

  The Company has advised Parent that, also on October 22, 1999, Equis offered an all-cash purchase price of $120 million (subsequently increased to $122 million) for the Company's combined Real Estate Business. Parent requested that the Company work with Lessor and one or more affiliates of Lessor to include the exchange transaction with Lessor in the structure of the overall transactions. At approximately the same time Parent introduced the possibility that another affiliate of Heller would purchase the Tax Credit LP Interests. Parent expected that the proposed exchange transaction would replace the need on the part of Equis to secure financing for its acquisition of the Company's Real Estate Business. The Company has advised Parent that on October 29, 1999, Equis submitted a mark-up of the draft Purchase and Sale Agreement to the Company, which was subsequently provided to Parent. Negotiations among all parties commenced promptly thereafter.

  On November 2, 1999, Parent was advised by DLJ that the Board had determined to terminate negotiations of the proposed agreements with Parent, Lessor and Equis and that it intended to issue a press release announcing that those discussions had been terminated. During the following week Parent, together with representatives of Heller and Equis, reiterated its interest in pursuing the proposed transactions and on November 9, 1999, proposed that:

  . Parent would, through Purchaser, launch a tender offer to acquire the Company's capital stock;

  . Initial Lender would provide financing to Parent to pay for the tendered shares of the Company's capital stock;

  . Heller would acquire, over a period of time after Parent's acquisition of the Company, the Company's interests in the aircraft portion of the Leveraged Lease Portfolio;

  .  a separate subsidiary of Heller, would acquire the Tax Credit LP
     Interests;

  . Equis would acquire the Real Estate Business (except for those properties which the Company would convey as an investment in Lessor); and

  .  Lessor would lease those real estate assets to Equis.

  On November 11, 1999, representatives of the Company and its legal advisors met with representatives of Equis, Lessor and Parent and their respective legal advisors to discuss the structure, financing and timing of the proposed transaction, with particular emphasis on: (1) the economics of the proposed transaction; and (2) how the exchange transaction with Lessor would impact the rest of the proposed transaction. The various parties, including Parent, also updated the Company with respect to their due diligence process.

  Throughout the months of November and December, 1999, through January, 2000, the Company and its legal advisors continued negotiations with Parent and its legal advisors concerning the Leveraged Lease Portfolio, the proposed conveyance of the Real Estate Business by the Surviving Corporation to Lessor and Equis, and the sale of the Tax Credit LP Interests in each case with respect to the terms of the legal documentation governing the four separate sales involved in the proposed transactions and Parent's financing commitment with Initial Lender.

  On December 20, 1999, Parent provided to the Company a letter from Brown & Wood LLP, special tax counsel to Parent and the Purchaser, addressed to the Company and requested by Parent in order to assist the Company with respect to its due diligence of the Parent and the Purchaser, and, in particular their ability to satisfy certain liabilities, including federal income tax liabilities, that might result from the transactions contemplated by the Merger Agreement. (The Brown & Wood LLP letter was updated on January 11, 2000.)

  From January 5, 2000, through January 6, 2000, representatives of the Company and its legal advisors met with representatives of Equis, Lessor and Parent and their respective legal advisors to finalize the terms of the legal documentation to govern the proposed transactions. The parties discussed:

  . the need to obtain the required consents from various parties (including certain lessees under the Leveraged Lease Portfolio, the holders of Existing and Assumed Debt (as such terms are defined below under the headings, "Plans for the Company--Sale of Assets to Buyer"; and "-- Conveyance of Lessor Assets to Lessor") and joint venture partners with respect to the proposed transaction;

  . the logistics of the proposed transaction, including the requirement that the Surviving Corporation merge with and into a Delaware entity after the disposition of the Real Estate Business;

  . allocation among the parties of the risk of failure to complete one aspect of the transaction affecting the entire transaction and cost reimbursement in light of each party's risk;

  .  the extent of the Company's representations and warranties;

  . the circumstances under which the various parties would have the right to terminate the transaction agreements and the consequences thereof, including the payment of break-up fees and cost reimbursement;

  . the conditions precedent to the closing of the transactions contemplated by the transaction agreements, including with respect to the Offer to Purchase;

  . conduct of the Company's business during the period between the dates of the Merger Agreement and the Effective Date, if any, and management of the related cash flow of the Company during the same period;

  . completion of due diligence with respect to both the Leveraged Lease Portfolio and the Real Estate Business; and

  . the assumption by Equis of certain liabilities under the Distribution Agreement entered into between the Company and Florida Progress in connection with the Spin-Off of the Company by Florida Progress (the "Distribution Agreement").

  From January 6, 2000, through January 13, 2000, negotiations with respect to the foregoing continued. From January 12, 2000, through January 13, 2000, Parent negotiated directly with representatives of the Company and the purchaser of the Tax Credit LP Interests to complete the Tax Credit Interest Purchase Agreement as described under the heading "Certain Information Concerning the Company--Affordable Housing Investments" in Section 7 of this Offer to Purchase. On January 13, 2000, Parent approved the final form of the Tax Credit Interest Purchase Agreement negotiated by the Company.

  Also, on January 13, 2000, the Company and its legal advisors held discussions with representatives of Equis, Purchaser and Lessor and their respective legal advisors regarding:

  . the extent of the Company's representations and warranties with respect to its liabilities;

  . the Company's delivery of financial information to the various parties for the fiscal year ended December 31, 1999;

  . the remedies available to the Company's in the event of a default by the various parties;

  .  the capitalization and financial condition of the Lessor;

  . the circumstances under which the various parties would be obligated to pay break-up fees to the other parties and to reimburse the other parties for their out-of-pocket costs and expenses;

  .  the amount of break-up fees;

  . the manner in which the Company's liabilities would be divided among and assumed by the various parties; and

  . the time period after the Surviving Corporation's disposition of the Company's Real Estate Business before it would be obligated to merge with and into a Delaware entity.

  From January 17, 2000, through January 21, 2000, the Company and its legal advisors held discussions with representatives of Equis, Purchaser and Lessor and their respective legal advisors regarding:

  .  the terms and conditions of the Purchaser's financing;

  . the terms and conditions of the consents to be solicited from some of the Company's lessees in respect of the Leveraged Lease Portfolio, lenders and joint venture partners in connection with the transactions;

  . the press release to be issued by the Company announcing the transactions;

  . the management of the Company's cash flow for the period prior to the consummation of the Merger; and

  . the mechanism for ensuring that there is sufficient cash in the Company at the time of the Merger to: (1) cover transaction expenses; (2) provide, in part, for repayment of the Purchaser's financing; and (3) establish a certain reserve fund to cover liabilities that may arise in the future.

  On January 21, 2000, the Company and its legal advisors held discussions with representatives of Equis, Parent, Purchaser and Lessor regarding the finalization of each of the Transaction Documents and the Credit Agreement consistent with all prior negotiations and agreements and, in particular concerning the closing procedures described under the heading "Plans for the Company--Closing Procedures" in Section 12 of this Offer to Purchase, and the particulars of the Expense Escrow and Minimum Cash Escrow. Upon completion of those negotiations, and receipt by Purchaser and Parent of satisfactory evidence that each of the Transaction Documents to which Lessor, Buyer, and Lessee are parties had been executed and delivered, Parent and Purchaser executed and delivered each of the agreements described herein to which either is a party.

  Except as set forth in the Introduction, this Section 10 and Section 11 of this Offer to Purchase, there have been no contacts, negotiations or transactions during the past two years which would be required to be disclosed under Item 5 (b) of the Schedule TO between any of Purchaser or Parent or any of their respective subsidiaries or, to the best knowledge of Purchaser and Parent, any of those persons listed on Schedule I to this Offer to Purchase and the Company or its affiliates concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

  11. The Merger Agreement. The following is a summary of the Merger Agreement, which summary is qualified in its entirety by reference to the Merger Agreement which is filed as an exhibit to the Tender Offer Statement on Schedule TO.

  The Offer. The Merger Agreement provides that Purchaser will commence the Offer as promptly as practicable, but in no event later than five (5) business days after the date of the Merger Agreement, unless the Merger Agreement is terminated pursuant to its terms or due to a failure to satisfy any of the conditions set forth under the heading "Certain Conditions of the Offer" below (the "Tender Offer Conditions").

  The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition, and further that there shall have been no failure to satisfy any of the Tender Offer Conditions, any of which may be waived by Parent or Purchaser (except that the Minimum Condition may be waived only with the prior written consent of the Company). Purchaser has expressly reserved the right to modify the terms of the Offer. However, neither Parent nor Purchaser, without the consent of the Company, may:

  .  reduce the number of Shares to be purchased in the Offer,

  .  reduce the Offer Price,

  .  add to the Tender Offer Conditions,

  . modify the Tender Offer Conditions or any other term or condition of the Offer in a manner adverse to the holders of Common Stock,

  .  change the form of consideration payable in the Offer, or

  . except as provided in the following paragraph, extend the Offer beyond any scheduled expiration date.

  Parent and Purchaser have agreed that, unless the Company otherwise consents in writing, Purchaser will accept for payment and pay for the Shares as soon as (but in any event within one business day after the Offer terminates) Purchaser is permitted to do so under applicable law. If Purchaser is unable to consummate the Offer on the initial scheduled expiration date because the Tender Offer Conditions shall not then have been waived or satisfied, Purchaser shall, unless the Merger Agreement has been terminated in accordance with its terms, extend the Offer and set a subsequent scheduled expiration date, and will continue to so extend the Offer and set subsequent scheduled expiration dates until the termination of the Merger Agreement in accordance with its terms. However, any such extended expiration date may not be later than the earlier of (x) 20 business days following the previously scheduled expiration date and (y) the date on which Purchaser reasonably believes that all Tender Offer Conditions will be satisfied or waived.

  Company Action. The Merger Agreement provides that the Company approves of and consents to the Offer, and represents that the Board of Directors, at a meeting duly called and held, has:

  . determined that the Offer is fair to, and in the best interests of, the holders of Common Stock,

  .  approved the Offer, and

  . determined to recommend the acceptance of the Offer by the shareholders of the Company.

  Such recommendation or other action may, however, be withdrawn, modified or amended at any time or from time to time in a manner adverse to Parent and Purchaser so long as the Company has complied with the provisions regarding the solicitation of other offers described under "No Solicitation of Other Offers" below. The Company further represents and warrants in the Merger Agreement that DLJ has delivered to the Board of Directors of the Company its opinion that the consideration to be received by the holders of Common Stock (other then Parent or Purchaser) pursuant to the Offer and the Merger is fair to the holders of Common Stock from a financial point of view, subject to certain assumptions and qualifications contained in such opinion.

  The Merger. The Merger Agreement provides that, on the terms and subject to the conditions of the Merger Agreement and subject to, and in accordance with, the applicable provisions of the FBCA, at the Effective Time (as defined below), Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation under the laws of the State of Florida under the name of "Echelon International Corporation".

  On the date of acceptance of payment and immediately following payment to the Paying Agent for not less than 80% of all the Shares outstanding (calculated on a fully diluted basis) in accordance with the Offer, Purchaser will cause articles of merger (the "Articles of Merger") to be filed with the office of the Department of State of the State of Florida in a manner required by the FBCA and will take such other and further actions as may be required by law to make the Merger effective. The Merger will become effective at the time when the Articles of Merger are duly filed with the Department of State of the State of Florida. The time and the date as of which the Merger becomes effective in accordance with applicable law is referred to herein as the "Effective Time" or the "Effective Date", as applicable. From and after the Effective Time, the Merger will have the effects set forth in the FBCA.

  The Amended and Restated Articles of Incorporation and the By-laws of the Company in effect immediately prior to the Effective Time shall be the Articles of Incorporation and By-laws of the Surviving Corporation until thereafter duly amended as provided by law. For a period of 180 days after the Effective Time, the Surviving Corporation will have the right to use the word "Echelon" as its tradename, but only for the purposes of identifying itself as the appropriate business entity in dealing with third parties to facilitate the sale of the assets to be conveyed pursuant to the Purchase and Sale Agreement and the Subscription Agreement (collectively, the "Real Estate Disposition Agreements") and in connection with the management of and any sale to any third party purchaser of any remaining asset of the Company including the Leveraged Lease Portfolio and not for any other purpose, including, without limitation, use of "Echelon" as a trademark for the purpose of marketing or promoting any product or service.

  The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Articles of Incorporation and By-Laws of the Surviving Corporation, until the next annual shareholders' meeting of the Surviving Corporation and until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall, subject to the applicable provisions of the Articles of Incorporation and By-Laws of the Surviving Corporation, be the initial officers of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified; provided that prior to the Effective Date the officers of the Company shall have tendered their respective resignations to be effective upon consummation of the Merger and of the transactions contemplated by the Real Estate Disposition Agreements.

  Conversion of Stock. The Merger Agreement provides that, at the Effective Time, each share of Common Stock then issued and outstanding (other than (i) any Shares which are held by any subsidiary of the Company or in the treasury of the Company, or which are held, directly or indirectly, by Parent or any direct or indirect subsidiary of Parent (including Purchaser), all of which shall be canceled and none of which shall receive any payment with respect thereto and (ii) Shares held by Dissenting Shareholders (as defined below)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive an amount in cash, without interest, equal to the price paid for each Share pursuant to the Offer (the "Merger Consideration"), upon surrender, in the manner provided in the Merger Agreement, of the certificate that formerly evidenced such Share. At the Effective Time, each share of common stock of Purchaser then issued and outstanding shall, by virtue of the Merger and without any action on the part of the holder thereof, become one fully paid and nonassessable share of common stock of the Surviving Corporation.

  Dissenting Stock. Notwithstanding anything in the Merger Agreement to the contrary but only to the extent required by the FBCA, Shares that are issued and outstanding immediately prior to the Effective Time and are held by holders of Common Stock who comply with all the provisions of the FBCA concerning the right of holders of Common Stock to dissent from the Merger and require an appraisal of their Shares (the "Dissenting Shareholders") shall not be converted into the right to receive the Merger Consideration but shall become the right to receive such consideration as may be determined to be due such Dissenting Shareholder pursuant to the FBCA; provided that (i) if any Dissenting Shareholder shall subsequently deliver a written withdrawal of his or her demand for appraisal (with the written approval of the Surviving Corporation, to the extent permitted by the FBCA), or (ii) if any Dissenting Shareholder fails to establish and perfect, or shall have effectively withdrawn or lost, his or her entitlement to appraisal rights as provided by applicable law, or (iii) to the extent permitted by the FBCA, if within the time period prescribed by the FBCA neither any Dissenting Shareholder nor the Surviving Corporation has filed a petition demanding a determination of the value of the Shares outstanding at the Effective Time and held by Dissenting Shareholders, in accordance with applicable law, then such Dissenting Shareholder or Dissenting Shareholders, as the case may be, shall forfeit the right to appraisal of such Shares and such Shares shall thereupon be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration, without interest. The Company shall give Parent and Purchaser (a) notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any demand.

  Surrender of Certificates. The Merger Agreement further provides that, as soon as practicable after the Effective Time, Parent shall or shall cause the Paying Agent to mail and/or make available to each holder of a certificate theretofore evidencing Shares (other than those which are held by any subsidiary of the Company or in the treasury of the Company or which are held directly or indirectly by Parent or any direct or indirect subsidiary of Parent (including Purchaser)) a notice and letter of transmittal advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Paying Agent such certificate or certificates which immediately prior to the Effective Time represented outstanding Common Stock (the "Certificates") in exchange for the Merger Consideration deliverable in respect thereof pursuant to the Merger Agreement. Upon the surrender for cancellation to the Paying Agent of such Certificates, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereon, and any other items specified by the letter of transmittal, the Paying Agent shall promptly pay to the person entitled thereto the Merger Consideration deliverable in respect thereof. Until so surrendered, each Certificate shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the Merger Consideration deliverable in respect thereof to which such person is entitled pursuant to the Merger Agreement. No interest shall be paid or accrued in respect of such cash payments.

  The Merger Agreement further provides that, if the Merger Consideration (or any portion thereof) is to be delivered to a person other than the person in whose name the surrendered Certificates are registered, it shall be a condition to the payment of the Merger Consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Paying Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such taxes have been paid or are not required to be paid.

  The Merger Agreement also provides that, in the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with the Merger Agreement; provided that the person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

  Payment. The Merger Agreement further provides that, concurrently with or immediately prior to the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, in trust with the Paying Agent cash in United States dollars in an aggregate amount equal to the product of (i) the number of Shares outstanding immediately prior to the Effective Time (other than Shares which are held by any subsidiary of the Company or in the treasury of the Company or which are held directly or indirectly by Parent or any direct or indirect subsidiary of Parent (including Purchaser) or a person known at the time of such deposit to be a Dissenting Shareholder) and (ii) the Merger Consideration (hereinafter referred to as the "Payment Fund"). The Payment Fund shall be invested by the Paying Agent as directed by Parent in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Ratings Group or certificates of deposit, bank repurchase agreements or bankers' acceptances of a commercial bank having at least $1,000,000,000 in assets (collectively, "Permitted Investments") or in money market funds which are invested in Permitted Investments, and any net earnings with respect thereto shall be paid to Parent as and when requested by Parent. The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to above out of the Payment Fund. The Payment Fund shall not be used for any other purpose except as otherwise agreed to by Parent. Promptly following six months after the Effective Time, the Paying Agent shall return to the Surviving Corporation all cash, certificates and other instruments in its possession that constitute any portion of the Payment Fund, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without interest, but shall have no greater rights against the Surviving Corporation or Parent than may be accorded to general creditors of the Surviving Corporation or Parent under applicable law. Notwithstanding the foregoing, neither the Paying Agent nor any party to the Merger Agreement shall be liable to a holder of Shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

  No Further Rights of Transfer. At and after the Effective Time, each holder of a Certificate shall cease to have any rights as a shareholder of the Company, except for, in the case of a holder of a Certificate (other than shares to be canceled pursuant to the above provisions and other than shares held by Dissenting Shareholders), the right to surrender his or her Certificate in exchange for payment of the Merger Consideration or, in the case of a Dissenting Shareholder, to perfect his or her right to receive payment for his or her Shares pursuant to the FBCA if such holder has validly perfected and not withdrawn his or her right to receive payment for his or her shares, and no transfer of Shares shall be made on the stock transfer books of the Surviving Corporation.

Certificates presented to the Surviving Corporation after the Effective Time shall be canceled and exchanged for cash as provided in the Merger Agreement. At the close of business on the day of the Effective Time the stock ledger of the Company with respect to Common Stock shall be closed.

  Stock Option and Other Plans. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and use its reasonable best efforts to take all other actions necessary to provide for the cancellation, effective at the Effective Time, of all the outstanding stock options to purchase Common Stock (the "Options") granted under any stock option plan of the Company (the "Stock Plans"). Immediately prior to the Effective Time, the Company shall use its reasonable best efforts to ensure that (i) each Option, whether or not then vested or exercisable, shall no longer be exercisable for the purchase of Shares but shall entitle each holder thereof, in cancellation and settlement therefor, to payments by the Company in cash (subject to any applicable withholding taxes, the "Cash Payment"), at the Effective Time, equal to the product of (x) the total number of Shares subject to such Option as to which such Option could have been exercised as of the Effective Date and (y) the excess of the Merger Consideration over the exercise price per share of Common Stock subject to such Option, each such Cash Payment to be paid to each holder of an outstanding Option at the Effective Time and (ii) each share of Common Stock previously issued in the form of grants of restricted stock or grants of contingent or bonus shares, and not vested prior to the Effective Time, shall fully vest and be paid by the Company in cash at the Effective Time in an amount equal to the Merger Consideration (subject to applicable withholding taxes) and otherwise in accordance with their respective terms. Prior to the Effective Time, the Board of Directors of the Company shall adopt appropriate resolutions and use its reasonable best efforts to take all other actions necessary to provide for the purchase prior to the Effective Time of Shares covered by subscriptions outstanding under the Echelon International Corporation 1996 Employee Stock Purchase Plan. As provided in the Merger Agreement, the Company shall use its reasonable best efforts to ensure that the Company's Stock Plans shall terminate as of the Effective Time and the provisions of any employee benefit plan providing for the issuance or grant of shares of the capital stock of the Company shall be deleted as of the Effective Time. The Company will take all reasonable steps to ensure that neither the Company nor any of its subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any person, other than Parent or its affiliates, to own or purchase any capital stock of the Surviving Corporation or any of its subsidiaries. The Company will use its reasonable best efforts to obtain any necessary consents to ensure that after the Effective Time, the only rights of the holders of Options, in respect of such Options, will be to receive the Cash Payment in cancellation and settlement thereof.

  Representation and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including, without limitation, representations and warranties by the Company and Parent and Purchaser as to the parties' due organization, good standing and power and with respect to the authorization and validity of the Merger Agreement, and with respect to broker's or finder's fees. The Merger Agreement also contains representations and warranties of the Company as to the Company's capitalization, the absence of any required filings and consents, the Company's reports and financial statements, the absence of certain changes, title to property and encumbrances related thereto, real property leases, the Leveraged Lease Portfolio, compliance with laws, the absence of litigation, employee benefit plans, taxes, liabilities, intellectual property matters, material contracts, environmental matters, state takeover statutes, the Company's Rights Agreement relating to the Rights, year 2000 compliance, the fairness opinion of the Company's financial advisor, and certain matters relating to the Distribution Agreement. In addition, the Merger Agreement contains representations and warranties of Parent and Purchaser with respect to: the capitalization of Purchaser, the financing for the Offer, the size of Parent, Purchaser and their affiliates for purposes of the HSR Act, capital contributions of Parent to Purchaser, Purchaser's cash on hand of at least $2,000,000, and the solvency of Parent and Purchaser. See "Certain Information Concerning Purchaser and Parent" above.

  Access to Information Concerning Properties and Records; Delivery of Financial Information. (a) During the period commencing on the date of the Merger Agreement and ending on the Effective Date, the Company shall, and shall cause each of its subsidiaries to, upon reasonable notice, afford Parent and Purchaser, and their respective counsel, accountants, consultants and other authorized representatives, reasonable access during normal business hours to the employees, properties, books and records of the Company and its subsidiaries in order that they may have the opportunity to make such investigations as they shall desire of the affairs of the Company and its subsidiaries (other than relating to those assets with respect to which no liability shall be retained by the Surviving Corporation after giving effect to the transactions contemplated by the Real Estate Disposition Agreements). The Company shall furnish promptly to Parent and Purchaser (i) a copy of each report, schedule, registration statement and other document filed by it or its subsidiaries during such period pursuant to the requirements of Federal or state securities laws and (ii) all other information concerning its or its subsidiaries' business, properties and personnel as Parent and Purchaser may reasonably request. The Company agrees to cause its officers and employees to furnish such additional financial and operating data and other information and respond to such inquiries as Parent and Purchaser shall from time to time reasonably request.

  (b) On or prior to February 15, 2000, the Company will deliver to Parent a copy of all written information prepared by the Company with respect to its fiscal year ended December 31, 1999 of the type which the Company customarily prepares to initially deliver to its independent auditors (prior to responding to any inquiries from its independent auditors) in connection with the preparation of the Company's financial statements in accordance with generally accepted accounting principles for the end of a fiscal year of the Company.

  (c) During the period commencing on the date of the Merger Agreement and ending on the Effective Date, to the extent (and only to the extent) that the Company delivers to its independent auditors any written information prepared by the Company relating to the fiscal year ended December 31, 1999 or any prior period or otherwise bearing upon the condition of the Company and its subsidiaries taken as a whole, the Company shall, concurrently with such delivery of written information to its independent auditors, deliver to Parent true and complete copies of all such written information.

  The Merger Agreement provides that information obtained by Parent and Purchaser and their respective counsel, accountants, consultants and other authorized representatives pursuant to the Merger Agreement is subject to the provisions of the Confidentiality Agreement between DLJ, as an agent for the Company and an agent for ETA Holding Corp., the manager of Parent dated April 21, 1999.

  Conduct of the Business of the Company Pending the Effective Date. Except as permitted, required or contemplated by, or otherwise described in, the Merger Agreement, the disclosure letter of the Company related thereto (the "Company Disclosure Letter"), the Real Estate Disposition Agreements or otherwise consented to or approved by Parent (which consent or approval shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of the Merger Agreement and ending on the Effective Date:

  . the Company and each of its subsidiaries will conduct their respective operations only according to their ordinary course of business consistent with past practice and will use their reasonable best efforts to preserve intact their respective business organizations, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients, landlords, joint venture partners, employees and others having business relationships with them;

  .  neither the Company nor any of its subsidiaries shall:

    . make any change in or amendment to its articles of incorporation or by-laws (or comparable governing documents);

    . authorize for issuance, issue, sell or deliver (or agree or commit to issue, sell or deliver), whether pursuant to the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise, any shares of its capital stock (other than in connection with: (A) the exercise of certain options outstanding on the date of the Merger Agreement or (B) the exercise of subscription rights set forth in the Echelon International Corporation 1996 Employee Stock Purchase Plan (as in effect on the date of the Merger Agreement and as may be amended as contemplated by the above provisions of the Merger Agreement));

    . sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries;

    . enter into any contract or commitment with respect to capital expenditures;

    . acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business or division thereof (provided that any subsidiary of the Company may be merged with and into the Company or any subsidiary of the Company);

    . cancel, amend or modify, in any material respect, any contract disclosed in the Company Disclosure Letter or enter into any contract that, if in effect on the date of the Merger Agreement, would be required to be set forth in the Company Disclosure Letter;

    . amend or modify either of the Real Estate Disposition Agreements, or waive any term or condition thereunder, in each case in any manner that (A) is adverse to Parent and Purchaser or (B) amends or modifies Schedule I to either of the Real Estate Disposition Agreements;

    . except as permitted by the Real Estate Disposition Agreements, acquire any assets or securities;

    . except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of the Merger Agreement, (A) increase the compensation or fringe benefits of any of its directors, officers or employees, (B) grant any severance or termination pay not currently required to be paid under existing severance plans, (C) enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company or any of its subsidiaries or (D) establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

    . except in the ordinary course of business with respect to the Total Assets (as defined below and including assets acquired as permitted by the Merger Agreement) only, subject to the terms and conditions of the Real Estate Disposition Agreements, and otherwise without exception, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, encumber or subject to any lien, any material assets (including in any event any asset subject to a lease in the Leveraged Lease Portfolio) or incur or modify any indebtedness for borrowed money (other than for borrowings under existing lines of credit and indebtedness for working capital in the ordinary course of business);

    .  make any tax election or settle or compromise any tax liability;

    . except as required by applicable law or generally accepted accounting principles, make any change in its method of accounting;

    . adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries not constituting an inactive subsidiary (other than in connection with (A) the Merger or (B) any merger of a subsidiary of the Company with and into the Company or any other subsidiary of the Company);

    . make any loans, advances or capital contributions to, or investment in, any other person, other than to any direct or indirect subsidiary of the Company;

    . declare, set aside or pay any dividends on, or make or cause to be made any other distributions in respect of, any of its capital stock or other equity securities or any interest in any trust that holds title to any asset included in the Leveraged Lease Portfolio other than dividends and distributions by a direct or indirect subsidiary of the Company to its parent;

    . split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

    . enter into any agreement providing for the acceleration of payment or performance or other consequence as a result of the transactions contemplated thereby or any other change of control of the Company;

    . purchase, redeem or otherwise acquire any shares of capital stock of the Company or any subsidiary or any rights, warrants or options to acquire any such shares or other securities; or

    . agree, in writing or otherwise, to take any of the foregoing actions; and

  .  the Company shall not, and shall not permit any of its subsidiaries to:

    . take any action, engage in any transaction or enter into any agreement which would cause any of the representations or warranties set forth in the Merger Agreement to be untrue as of the Effective Date, or

    . purchase or acquire, or offer to purchase or acquire, any shares of capital stock of the Company.

  The Merger Agreement also provides that, notwithstanding anything to the contrary set forth in the Merger Agreement, the Company and its subsidiaries shall be permitted to conduct their respective real estate operations (so long as they (x) relate only to the Total Assets (as defined below) and (y) would not result in any reduction to the purchase price or transfer value payable under any Real Estate Disposition Agreement), including, without limitation,
(i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, limited liability company or other business or division thereof, (ii) enter into any contract or commitment with respect to capital expenditures, (iii) cancel, amend or modify any contract, (iv) acquire a material amount of assets or securities, (v) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, encumber or subject to any lien, any material assets or incur or modify any indebtedness for borrowed money, (vi) make any loans, advances or capital contributions to, or investment in, any other person and (vii) agree, in writing or otherwise, to take any of the foregoing actions) as the Company or its subsidiaries, as applicable, shall deem necessary or desirable in its sole discretion.

  Shareholder Approval. Pursuant to the Merger Agreement, in the event the Minimum Condition is satisfied, Parent and Purchaser have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after the completion of the Offer, without a meeting of the Company's shareholders, in accordance with the relevant provisions of the FBCA.

  Reasonable Best Efforts. Subject to the terms and conditions provided herein, each of the Company, Parent and Purchaser shall, and the Company shall cause each of its subsidiaries to, cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including, without limitation, their respective reasonable best efforts to obtain, prior to the Effective Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its subsidiaries as are necessary to fulfill the conditions to the Offer. Parent has also agreed, in its capacity as sole shareholder of the Surviving Corporation, to take or cause to be taken, subject to the terms and conditions of the Merger Agreement, all appropriate action necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Real Estate Disposition Agreements, including, without limitation, executing and delivering any consents required under applicable laws and regulations.

  No Solicitation of Other Offers. The Merger Agreement further provides that the Company and its affiliates and each of their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents shall immediately cease any existing discussions or negotiations with any other parties that may be ongoing with respect to any Acquisition Proposal (as defined below). Neither the Company nor any of its affiliates shall take (and the Company shall not authorize or permit any of its officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents, to so take) any action (i) to solicit, initiate or knowingly encourage the making of any Acquisition Proposal or (ii) to have any discussions or negotiations with, or, furnish or disclose any information to, any person (other than Parent or Purchaser) in furtherance of, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or is reasonably expected to lead to, any Acquisition Proposal; provided that, to the extent that the failure to take such action would reasonably be likely to breach the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel, the Company may, in response to an Acquisition Proposal that was not solicited by the Company and that did not otherwise result from a breach of the above provisions of the Merger Agreement, furnish information with respect to the Company and its subsidiaries to any person pursuant to a customary confidentiality agreement and participate in discussions or negotiations with respect to any Acquisition Proposal.

  The Merger Agreement further provides that neither the Board of Directors of the Company nor any committee thereof shall:

  . withdraw or modify in a manner adverse to Parent or Purchaser, the approval of the Merger Agreement or the recommendation by the Board of Directors or any such committee of the Offer,

  . approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Acquisition Proposal,

  .  approve or recommend any Acquisition Proposal or

  .  enter into any agreement with respect to any Acquisition Proposal.

Notwithstanding the foregoing, if the Company receives a Superior Proposal (as defined below) and a majority of the disinterested directors of the Company determine in good faith, based on the advice of outside counsel, that failure to take such action would reasonably be likely to breach their fiduciary obligations, the Board of Directors of the Company may, no sooner than 3 business days following delivery to Parent of notice of such Superior Proposal in compliance with the above provisions of the Merger Agreement, withdraw or modify its approval of the Merger Agreement or recommendation of the Offer and may take any other action otherwise prohibited by the above provisions of the Merger Agreement.

  The Merger Agreement further provides that the Company promptly shall advise Parent orally and in writing of any Acquisition Proposal and the identity of the person making any such Acquisition Proposal including any change to the material terms of any such Acquisition Proposal or inquiry. The Company shall
(i) keep Parent fully informed of the status including any change to the terms of any such Acquisition Proposal or inquiry and (ii) provide to Parent, as soon as practicable after receipt or delivery thereof, copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Acquisition Proposal or sent or provided by the Company to any third party in connection with any Acquisition Proposal.

  The Merger Agreement further provides that nothing in the provisions described above shall prevent the Company or its Board of Directors from taking and disclosing to the Company's shareholders a position contemplated by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with respect to any tender offer. Any actions permitted under, and taken in compliance with, the above provision shall not be deemed a breach of any other covenant or agreement of such party contained in the Merger Agreement.

  For purposes of the Merger Agreement (i) "Acquisition Proposal" means any inquiry, proposal or offer from any person or group relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company or any of its subsidiaries or of all or any portion of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning all or any portion of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or any transaction having similar economic effect involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement and the Real Estate Disposition Agreements, and

(ii) "Superior Proposal" means a bona fide written proposal made by a third party to acquire all or substantially all of the Company pursuant to a tender offer, exchange offer, a merger or other business combination or a sale of all or substantially all of the assets of the Company and its subsidiaries on terms which a majority of the disinterested members of the Board of Directors of the Company determines in their good faith reasonable judgment (after consultation with its financial advisors and outside counsel) (i) would, if consummated, be superior to the holders of Common Stock from a financial point of view than the Merger, taking into account all the terms and conditions of such Acquisition Proposal and the Merger Agreement, and (ii) is reasonably capable of being completed.

  Notification of Certain Matters. The Merger Agreement provides that the Company shall give prompt notice to Parent, and Parent and Purchaser shall give prompt notice to the Company, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would likely cause any representation or warranty contained in the Merger Agreement to be untrue in any material respect at any time from the date of the Merger Agreement to the Effective Time. Each of the Company and Parent shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by the Merger Agreement.

  HSR Act. The Merger Agreement further provides that the Company and Parent shall, as soon as practicable and in any event within ten business days from the date of the Merger Agreement, file, if required, Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use their reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division, including, without limitation, a request for additional information or documentation.

  Employment Agreements. Immediately following the consummation of the Merger, the Company shall pay any and all amounts, to the extent then due and payable (including as a result of the consummation of the Merger), under the employment agreements between the Company and its employees (including, without limitation, the senior officers) subject to no conditions other than the prior or concurrent delivery by each such employee of a written statement to the Company terminating his or her employment agreement with the Company effective upon consummation of the Merger. Pursuant to their employment agreements and rights under the Stock Plans, certain senior officers of the Company are entitled to receive, and shall be paid, severance payments in respect of the termination of their employment with the Company, as well as the net cash payments and other bonus payments due to them as a result of the Merger.

  Directors' and Officers' Insurance; Indemnification. The Merger Agreement further provides that the Articles of Incorporation and the By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Amended and Restated Articles of Incorporation and By-Laws on the date of the Merger Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

  The Merger Agreement further provides that for six years from the Effective Time, the Surviving Corporation shall either maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are currently covered on the date of the Merger Agreement by the Company's directors' and officers' liability insurance policy or substitute for such Company policies, policies with at least the same coverage containing terms and conditions which are no less advantageous and provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time. The cost to the Surviving Corporation of maintaining such directors' and officers' liability insurance policies shall be paid by the Company upon consummation of the Merger.

  Guaranty of Performance. The Merger Agreement provides that Parent guarantees the performance of Purchaser of its obligations under the Merger Agreement and the obligations of the Surviving Corporation under the above provisions relating to employment agreements, directors' and officers' insurance and indemnification.

  Financing; Capital; Capitalization; Solvency; Going Concern. The Merger Agreement requires Parent and Purchaser to, and to cause their respective officers, directors, employees, agents, affiliates, financial advisors and other representatives to, use their reasonable best efforts to satisfy all conditions precedent set forth in the Credit Agreement and, subject only to the simultaneous consummation of the transactions contemplated by the Merger Agreement, to incur the financing provided thereby on the terms set forth therein in order to finance the consummation of the transactions contemplated by the Merger Agreement. The Purchaser has agreed that, except to the extent the Company consents in writing, Purchaser will not amend, modify or supplement in any material respect the terms or conditions of, or cancel or waive any material right under, the Credit Agreement.

  The Merger Agreement requires Parent to maintain at all times through the Effective Date unrestricted and unutilized cash on hand in an amount not less than $2,000,000 and to cause the Surviving Corporation to file all income tax returns for the current fiscal year and pay all taxes shown to be due thereon.

  Parent has also agreed to cause EIN Corp. to be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware to establish and maintain an office in the State of Delaware, and to refrain from establishing or maintaining an office in the States of Georgia, Florida and Alabama. Parent will also cause the Surviving Corporation to maintain its existence until at least March 31, 2003.

  Rights Agreement. The Merger Agreement provides that, except to the extent permitted in accordance with the above provisions of the Merger Agreement, the Company shall not (i) redeem the Rights, (ii) amend (other than to delay the Distribution Date (as defined in the Rights Agreement) or to render the Rights inapplicable to the Offer and the Merger) or terminate the Rights Agreement prior to the Effective Time without the consent of Parent, unless required to do so by a court of competent jurisdiction or (iii) take any action which would allow any person (as such term is defined in the Rights Agreement) other than Parent or Purchaser to be the Beneficial Owner (as such term is defined in the Rights Agreement) of 15% or more of the outstanding Shares without causing a Distribution Date (as such term is defined in the Rights Agreement) or any event described in the Rights Agreement to occur.

  State Takeover Statutes. The Merger Agreement further provides that if any "fair price", "control share acquisition", "moratorium", "interested shareholder" or other anti-takeover statute, or similar statute or regulation, shall become applicable to the Merger Agreement, the Rights Agreement or any of the transactions contemplated thereby (including, without limitation, the Offer), the Company and its Board of Directors shall (subject always to applicable law and the fiduciary duties of the Board of Directors) take all action necessary to ensure that the Offer and the other transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated thereby and otherwise to minimize the effect of such statute or regulation on the Offer and the other transactions contemplated by the Merger Agreement.

  No Other Representations or Warranties. The Merger Agreement further provides that except for the representations and warranties contained in the above provisions of the Merger Agreement, neither the Company nor any other person makes any other express or implied representation or warranty on behalf of the Company or any of its affiliates. In particular, the Company makes no representation or warranty to Parent or Purchaser with respect to (a) the information set forth in the Confidential Information Memoranda and related materials distributed by DLJ in connection with the offering of the Company (except to the extent specifically incorporated by reference in the Company Disclosure Letter) or (b) any financial projection or forecast relating to the Company.

  Insurance. Simultaneously with the execution and delivery of the Merger Agreement, the Company is obligated to procure, or cause to be procured, and to maintain in full force and effect for a period expiring no earlier than thirty (30) days after the expiration of the Offer, insurance covering all risks of loss with respect to the assets subject to any lease included in the Leveraged Lease Portfolio in the amounts set forth on Schedule I to the Merger Agreement at a net premium cost to the Company, after payment or reimbursement by Purchaser or the Aircraft Purchaser (as defined below), of not more than $10,000.

  Closing Certificate. On the Escrow Closing Date (as defined in the Real Estate Disposition Agreements), the Company will deliver to Parent a certificate of the Chief Financial Officer of the Company in the form specified in the Merger Agreement (the "Closing Certificate"). The Company shall pay to, and deposit with, the Escrow Agent under an escrow agreement for disbursement in accordance with the terms and conditions thereof, the Expense Escrow in a sum equal to the aggregate transaction expenses listed on Schedule A to the Closing Certificate, including the aggregate amount of all expenses itemized on such Schedule A that are incurred (or to be incurred) by persons other than the Company (subject to certain limitations). Not later than 48 hours prior to the Escrow Closing Date, the Company shall provide Parent with an itemized list of the transaction expenses to be listed on Schedule A to the Closing Certificate along with any and all substantiation of such transaction expenses. See "Closing Procedures" in Section 12 of this Offer to Purchase.

  Preclearance of Articles of Merger. Parent has agreed that, as soon as reasonably practicable and in any event not later than five Business Days prior to the initial expiration date of the Offer, Parent will submit to the office of the Department of State of the State of Florida draft Articles of Merger for the purpose of preclearing such Articles of Merger for filing with the Florida Department of State. Parent will use its reasonable best efforts to respond as promptly as practicable to all inquiries or comments of the Florida Department of State with respect thereto and to make all such changes to the Articles of Merger as shall be necessary to effect the filing of the Articles of Merger with the Department of State pursuant to the terms and conditions of the Merger Agreement. Parent will also submit to the office of the Secretary of State of the State of Delaware a draft certificate of merger relating to the merger of the Surviving Corporation with and into EIN Corp. as contemplated by the Merger Agreement, for the purpose of preclearing such certificate of merger for filing with the Delaware Secretary of State. Parent will use its reasonable best efforts to respond as promptly as practicable to all inquiries or comments of the Delaware Secretary of State with respect thereto and shall make all such changes to the certificate of merger as shall be necessary to effect the filing thereof with the Delaware Secretary of State pursuant to the Merger Agreement.

  Merger of Surviving Corporation with and into EIN Corp. The Merger Agreement provides that, immediately following the earlier to occur of (i) the twelfth
(12th) business day following the completion of all transactions contemplated by the Real Estate Disposition Agreements and (ii) the consummation of the purchase and sale pursuant to the Omnibus Agreement of the beneficial interests in the trust estates with respect to certain aircraft identified on the Merger Agreement, Parent will cause the Surviving Corporation to merge with and into EIN Corp. such that the separate corporate existence of the Surviving Corporation will cease, and EIN Corp. shall continue, under that name, as the surviving corporation under the laws of the State of Delaware, all in accordance with the applicable provisions of the DGCL. Parent has agreed that it will, and it will cause the Surviving Corporation to, take all actions necessary, proper or advisable under applicable laws and regulations to make such merger effective. The articles of incorporation and by-laws of the Surviving Corporation, as in effect immediately prior to the consummation of such merger, will be the Certificate of Incorporation and by-laws of EIN Corp. until thereafter amended. Such Certificate of Incorporation shall at all times, however, comply with the requirements for director and officer insurance and indemnification provided for in the Merger Agreement and may not, at any time, be amended to include any reference to the word "Echelon" (or any similar words based thereon or derived therefrom) in the name of EIN Corp. The By-Laws of the Surviving Corporation, as in effect immediately prior to the consummation of such merger, will be the By-Laws of EIN Corp. until thereafter duly amended as provided by law and such By-Laws. Thereafter, all references in the Merger Agreement to the Surviving Corporation will be deemed to be references to EIN Corp.

  Termination and Abandonment. The Merger Agreement provides that the Merger Agreement may be terminated and the Offer and the other transactions contemplated thereby may be abandoned, at any time prior to the Effective
Time:

    (a) by mutual consent of the Company, on the one hand, and of Parent and Purchaser, on the other hand;

    (b) by either Parent, on the one hand, or the Company, on the other hand, if any governmental or regulatory agency shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

    (c) by either Parent, on the one hand, or the Company, on the other hand, if due to an occurrence or circumstance which would result in a failure to satisfy any of the Tender Offer Conditions, Purchaser shall have failed to pay for Shares pursuant to the Offer within 90 days after commencement of the Offer (the "Outside Date"), unless such failure to pay for Shares shall have occurred because of a material breach of any representation, warranty, obligation, covenant, agreement or condition set forth in the Merger Agreement on the part of the party seeking to terminate the Merger Agreement;

    (d) by either Parent, on the one hand, or the Company, on the other hand, if the Offer is terminated or (subject to the above provision of the Merger Agreement) expires in accordance with its terms without Purchaser having purchased any Common Stock thereunder due to an occurrence which would result in a failure to satisfy any of the conditions set forth in the Merger Agreement; provided that (i) Parent may not terminate the Merger Agreement pursuant to such provision if such failure shall have been caused by or resulted from the failure of Parent or Purchaser to perform any covenant or agreement of either of them contained in the Merger Agreement or the breach by Parent or Purchaser of any representation or warranty of either of them contained in the Merger Agreement and (ii) the Company may not terminate the Merger Agreement pursuant to such provision if such failure shall have been caused by or resulted from the failure of the Company to perform any covenant or agreement contained in the Merger Agreement or the breach by the Company of any representation or warranty contained in the Merger Agreement;

    (e) by Parent, in the event of a breach by the Company of any representation, warranty, covenant or agreement contained in the Merger Agreement which (A) would cause any of the representations and warranties of the Company to be untrue in any material respect, or fail to comply in any material respect with a covenant under the Merger Agreement or under either of the escrow agreements referred to therein (other than a representation, warranty or covenant under the Real Estate Disposition Agreements relating to the assets subject thereto, so long as the Real Estate Disposition Agreements shall at all times be in full force and effect and the purchase price or transfer value, as the case may be, under each such agreement shall have not been reduced in connection with any such breach of representation, warranty, covenant or agreement contained in the Merger Agreement), (B) cannot or has not been cured prior to the earlier of
  (i) 15 days after the giving of written notice of such breach to the Company and (ii) two business days prior to the date on which the Offer expires and (C) has not been waived by Parent pursuant to the provisions thereof;

    (f) by the Company, if the Company receives a Superior Proposal and a majority of the disinterested directors of the Company determine in good faith, based on the advice of outside counsel, that a failure to terminate the Merger Agreement would be reasonably likely to breach their respective fiduciary obligations; provided, that the Company shall have complied with its obligations under the Merger Agreement;

    (g) by Parent, if the Company shall have received a Superior Proposal and
  (i) the Board of Directors of the Company shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, (ii) the Company or its Board of Directors shall have approved, recommended or entered into an agreement with respect to, or consummated the transactions contemplated by, any Acquisition Proposal, or (iii) the Board of Directors of the Company shall have resolved to do any of the foregoing;

    (h) by the Company, in the event of a breach by Parent or Purchaser of any representation, warranty, covenant or agreement contained in the Merger Agreement which cannot or has not been cured within the earlier of (i) 15 days after the giving of written notice of such breach to Parent and Purchaser and (ii) to the extent applicable, two business days prior to the date on which the Offer expires, except, in any case where such failures are not reasonably likely to affect adversely Parent's or Purchaser's ability to complete the Offer;

    (i) by the Company, if Parent or Purchaser shall have (i) failed to commence the Offer within 5 days following the date of the Merger Agreement, (ii) terminated the Offer or (iii) failed to pay for Shares pursuant to the Offer on or prior to the earlier of (x) the fifth day after any Shares tendered in the Offer have been accepted for payment and (y) the Outside Date, unless in the case of (i) or (ii) such failure shall have been caused by the failure of the Company to satisfy the conditions set forth in certain provisions of the Merger Agreement;

    (j) by Parent, at any time prior to Purchaser having accepted for payment Shares pursuant to the Offer, if either of the Real Estate Disposition Agreements shall have been terminated and be of no further force and effect; or

    (k) by Parent, at any time prior to Purchaser having accepted Shares for payment pursuant to the Offer, if any person (other than Parent or Purchaser) shall have acquired beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) of more than 20% of the outstanding voting securities of the Company or is granted an option or right to acquire more than 20% of such voting securities of the Company.

  In the event of the termination of the Merger Agreement pursuant to the provisions thereof by Parent or Purchaser, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other party or parties specifying the provision thereof pursuant to which such termination is made, and the Merger Agreement shall become void and have no effect, and there shall be no liability thereunder on the part of Parent, Purchaser or the Company, except that the provisions relating to confidentiality, effect of termination, fees and expenses, applicable law and waiver of jury trial shall survive any termination of the Merger Agreement. Nothing in the above provision shall relieve any party to the Merger Agreement of liability for breach of the Merger Agreement.

  In the event of a termination of the Merger Agreement pursuant to clauses
(f), (g) or (k) of the second preceding paragraph, the Company shall pay to Parent the sum of $2,750,000. In the event of a termination of the Merger Agreement pursuant to clauses (e), (f), (g), (j) or (k) of the second preceding paragraph, the Company shall, in addition to paying Parent $2,750,000, reimburse Parent and Purchaser all of their reasonable out-of-pocket costs and expenses incurred in connection with the Offer to Purchase, the Merger Agreement and each of the transactions contemplated by the Merger Agreement in the sum of up to $1,000,000 (subject to providing reasonable documentation of such costs and expenses) and the Company shall have no further liability to Parent or Purchaser thereunder and neither Parent nor Purchaser shall have any other remedy against the Company. Notwithstanding the foregoing, in the event of a termination of the Merger Agreement pursuant to clause (j) of the second preceding paragraph as a result of the termination of the Subscription Agreement by the Company pursuant to Section 9.1(g) thereof, the Company will not be obligated to reimburse Parent or Purchaser any of their out-of-pocket costs and expenses incurred in connection with the Offer to Purchase, the Merger Agreement or any of the transactions contemplated in the Merger Agreement.

  In the event of a termination of the Merger Agreement by the Company pursuant to clause (h) of the third preceding paragraph, the Company's sole remedy will be to receive from Parent and/or Purchaser a sum equal to $2,750,000 as agreed and liquidated damages, it being agreed that in such event the Company's actual damages would be incapable of precise ascertainment and that the foregoing is a reasonable estimate of such damages, and neither Parent nor Purchaser shall have any further liability to any other party to the Merger Agreement.

  Any payment required to be made by Parent or Purchaser, on the one hand, or the Company, on the other hand, pursuant to the Merger Agreement will be made by such party within three business days after receipt by it of notice from the other party or parties, setting forth, in reasonable detail, (i) a description of the event(s) giving rise to the payment obligation and (ii) calculation of the payment obligation.

  Fees and Expenses. Except as described above or otherwise required to be paid by or on behalf of the Company under the Expense Escrow, all costs and expenses incurred in connection with the Merger Agreement and the consummation of the transactions contemplated thereby shall be paid by the party incurring such costs and expenses.

  Representations and Warranties. The Merger Agreement further provides that the respective representations and warranties of the Company, on the one hand, and Parent and Purchaser, on the other hand, contained therein or in any certificates or other documents delivered pursuant thereto shall not be deemed waived or otherwise affected by any investigation made by any party. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the Effective Time and thereafter none of the Company, Parent or Purchaser shall be under any liability whatsoever with respect to any such representation or warranty. Such provision shall have no effect upon any other obligation of the parties thereto, whether to be performed before or after the Effective Time.

  Extension; Waiver. At any time prior to the Effective Time, the parties to the Merger Agreement, by action taken by or on behalf of the respective Boards of Directors of the Company, Parent or Purchaser, may (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties contained therein by any other applicable party or in any document, certificate or writing delivered pursuant thereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained therein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No waiver by a party of any breach of the Merger Agreement or of any warranty or representation thereunder by the other party will be deemed to be a waiver of any other breach by such other party (whether preceding or succeeding and whether or not of the same or similar nature), and no acceptance of payment or performance by a party after any breach by the other party will be deemed to be a waiver of any breach of the Merger Agreement or of any representation or warranty hereunder by such other party, whether or not the first party knows of such breach at the time it accepts such payment or performance. No failure or delay by a party to exercise any right it may have by reason of the default of the other party will operate as a waiver of default or modification of the Merger Agreement or will prevent the exercise of any right by the first party while the other party continues so to be in default.

  12. Purpose Of The Offer; The Merger; Plans For The Company. Purpose. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement. As promptly as practicable following consummation of the Offer and after satisfaction or waiver of all conditions to the Merger set forth in the Merger Agreement, Purchaser intends to acquire the remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

  Vote Required to Approve the Merger. If the Minimum Condition is satisfied, Purchaser will have the power to approve the Merger and the transactions contemplated by the Merger Agreement without the affirmative vote of any other stockholder. Parent and Purchaser have agreed to cause all Shares then owned by them and their subsidiaries to be voted in favor of the approval of the Merger Agreement and the Merger. If the Minimum Condition is satisfied, Purchaser intends to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders, in accordance with the FBCA. In such event, the Merger would be accomplished without such a meeting.

  Dissenter's Rights. Stockholders do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, stockholders of the Company at the time of the Merger who dissent from and do not vote in favor of the Merger and comply with all statutory requirements relative to dissention will have the right under the FBCA to demand payment in cash of the fair value of their Shares outstanding immediately prior to the Effective Date in accordance with Section 607.1320 of the FBCA.

  Under the FBCA, stockholders who comply with the statutory procedures relative to dissention will, in the event they reject the Company's determination of fair value, be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares. Stockholders should recognize that the value so determined could be equal to or higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger.

  THE FOREGOING SUMMARY OF THE RIGHTS OF STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE FBCA.

  The foregoing description of the FBCA is not necessarily complete and is qualified in its entirety by reference to Section 607.1320 of the FBCA, a copy of which is attached to this Offer to Purchase as Exhibit A.

  Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire any remaining Shares. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one year after the expiration or termination of the Offer and the price paid in the Merger is not less than the per Share price paid pursuant to the Offer. However, in the event that Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby stockholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to minority stockholders in the Merger or such alternative transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the Merger or such alternative transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration. See Section 14. If such registration were terminated, Rule 13e-3 would be inapplicable to any such future Merger or such alternative transaction.

 Plans for the Company.

  Generally. If Purchaser obtains control of the Company pursuant to the Offer, immediately after the Effective Time, Parent expects to cause the Surviving Corporation and certain of its subsidiaries (the "Seller") to:


  . sell certain real estate assets comprising generally the Company's Multi-Family Development Properties (the "Buyer Assets") to Echelon Residential LLC ("Buyer") as described under the heading "Plans for the Company--Sale of Assets to Buyer" below, for approximately $33,000,000;

  . convey certain other real estate assets comprising generally the Company's Income-Producing Assets (the "Lessor Assets" and, together with the Buyer Assets, the "Total Assets") to Heller Affordable Housing of Florida, Inc., a Florida corporation ("Lessor"), as described under the heading "Plans for the Company--Conveyance of Lessor Assets to Lessor" below for approximately $51,300,000 plus preferred stock of the Lessor having a liquidation or redemption value of $2,000,000;

  . commence the sale to Heller (the "Aircraft Purchaser") of the Company's interest in eighteen aircraft included in the Leveraged Lease Portfolio (the "Aircraft") as described under the heading "Plans for the Company-- Sale of Aircraft in Leveraged Lease Portfolio to Aircraft Purchaser" below for approximately $130,300,000.

  The Lessor Assets conveyed to Lessor will be leased by Lessor to Echelon Commercial LLC, a Delaware limited liability company ("Echelon Commercial"), pursuant to a net lease substantially in the form of the Lease attached as an exhibit to the Schedule TO relating to the Offer (the "Lease") as described under the heading "Plans for the Company--Conveyance of Lessor Assets to Lessor" below. Under the terms of the Lease, Echelon Commercial shall have the right to terminate its rental and other obligations in respect of any Lessor Assets that may be sold to third parties during its term, upon payment of amounts to Lessor equal to the outstanding balance of the Assumed Debt (as defined below) with respect to such Lessor Assets and other sums set forth in
Schedule 2 to the Lease adjusted as specified in the Lease for certain sums paid or payable into the cash collateral account established thereunder to enhance the creditworthiness of Echelon Commercial, as well as all accrued and unpaid rent.

  Buyer and Echelon Commercial are both newly formed affiliates of Equis, formed specifically to acquire, by purchase or net lease, the Company's assets comprising the Real Estate Business. Pursuant to the Purchase and Sale Agreement, Buyer will offer employment to all employees of the Company, including senior management (see "Employees and Employee Benefits Matters" below).

  Following the consummation of each of the foregoing transactions, (i) the Surviving Corporation's sole remaining assets will consist of cash, certain shares of preferred stock of Lessor received in exchange for the conveyance of the Lessor Assets to Lessor, its leasehold interest in the real property and its interest in the building thereon leased to Union Bank of California, N.A. located in Monterey Park, California, and the beneficial ownership of a locomotive and related rolling stock leased to Consolidated Rail Corporation, each as included in the Leveraged Lease Portfolio and not sold to Aircraft Purchaser. The Surviving Corporation intends to sell such retained assets, but has no present agreements or commitments to do so, and may hold such retained assets indefinitely. The Surviving Corporation's liabilities will consist of non-recourse debt associated with the retained assets, as well as the other liabilities not assumed by Buyer or Lessor as a result of the foregoing transactions and any tax liabilities arising from the sale or transfer of the Total Assets and the Surviving Corporation's interests in the Aircraft. The Surviving Corporation may make other investments, from time to time, in real and personal property, intangibles and financial assets, and may raise capital in the form of assets or cash, by the issuance of equity securities.

  Immediately after the earlier to occur of (i) the twelfth (12th) business day following completion of the sale and/or transfer of the Total Assets of the Company as described above and (ii) the consummation of the purchase and sale of the Company's beneficial interests in the trust estates with respect to certain of the aircraft identified in the Merger Agreement, Parent will cause the Surviving Corporation to merge with and into EIN Corp., a Delaware Corporation. Thereafter, the separate corporate existence of the Surviving Corporation will cease, and EIN Corp. will continue as the surviving corporation under the laws of the State of Delaware.

  Potential Management Investment. The Company has informed Parent that the Board of Directors of the Company has been advised by Equis that (i) Equis intends to offer the Company's current management an opportunity to invest along with Equis in a newly-formed entity formed to acquire a portion of the Company's real estate operations, and (ii) Equis does not expect this investment opportunity to exceed 10% of the overall investment in such entity. The Company has further advised Parent that (i) Equis has informed the Board of Directors of the Company that it has had only one preliminary conversation with management as to their potential investment but has no agreement regarding the same, (ii) Equis intends to discuss this investment proposal with management and hopes to finalize this investment proposal before the consummation of the transactions contemplated by the Purchase and Sale Agreement, (iii) in connection with the investment proposal, Equis has informed the Board of Directors of the Company that it intends to cause the new entity to extend employment offers to management and (iv) Equis has informed the Board of Directors of the Company that neither management's acceptance of the investment proposal nor management's acceptance of the employment offers to be extended by the new entity is a condition to the Buyer's obligations under the Purchase and Sale Agreement or the Buyer's consummation of the transactions contemplated thereby.

  A. Sale of Assets to Buyer.

  The Surviving Corporation and certain of its subsidiaries (collectively referred to in this Section A as the "Company") will sell the Buyer Assets to Buyer for the Purchase Price described below pursuant to the terms and conditions of the Purchase and Sale Agreement, substantially in the form of the Purchase and Sale Agreement attached as an exhibit to the Schedule TO relating to the Offer (the "Purchase and Sale Agreement").

  Purchase Price. The Purchase Price to be paid by Buyer to acquire the Buyer Assets (the "Purchase Price") will be equal to (u) $47,921,172, minus (v) a minimum cash amount of $21,275,000, minus (w) the aggregate amount of cash and cash equivalents, if any, which is expected to remain in the Company or its subsidiaries after consummation of all transactions contemplated by the Purchase and Sale Agreement, the Merger Agreement and the Subscription Agreement, minus (x) the aggregate amount of cash and cash equivalents associated with certain customer deposits pursuant to the leases for certain of the Company's commercial real estate properties, minus (y) the aggregate outstanding principal amount of the Executive Loans extended by the Company to certain officers of the Company plus (z) certain expenditures that have been pre-approved by Buyer.

  Terms of Payment. On the date of execution of the Purchase and Sale Agreement, Buyer delivered to the escrow agent appointed under the Purchase and Sale Agreement (the "Escrow Agent") $4,275,750, which will be held in an interest-bearing account with interest accruing thereon constituting a part thereof (the "Deposit"). The Deposit will be credited to Buyer against the Purchase Price and will be non-refundable in all instances except as specifically provided in the Purchase and Sale Agreement and the balance of the Purchase Price will be paid by Buyer to the Seller in U.S. dollars in immediately available funds at the time of the closing of the sale of the Buyer Assets (the "Closing") in accordance with the terms and conditions of the Purchase and Sale Agreement.

  Joint Instructions to the Escrow Agent. Not later than one business day prior to the Expiration Date as certified by the Company to Buyer (referred to herein as the "Escrow Closing Date"), Buyer and the Company will deliver to the Escrow Agent, together with a joint direction letter listing with specificity all such items, documents, agreements and instruments (the "Escrowed Items") required to be delivered by Buyer and/or the Company pursuant to the terms and conditions of the Purchase and Sale Agreement and necessary to effect the Closing, including, without limitation, the Purchase Price and the aggregate amount of Asset Sales Proceeds (as defined in the Purchase and Sale Agreement) from certain enumerated pending transactions. The joint direction letter will also set forth irrevocable instructions to the Escrow Agent from Buyer and the Company to the effect that (a) immediately following the filing by the Escrow Agent of the Articles of Merger with respect to the Merger with the Department of State of the State of Florida or the receipt of notice by the Escrow Agent that such filing has occurred, the Escrowed Items shall be promptly delivered by the Escrow Agent to the party entitled to same (including, without limitation, that (i) the Purchase Price be delivered to the Company and (ii) the aggregate amount of Asset Sales Proceeds be delivered to Buyer), (b) immediately following receipt of written notice from Buyer or the Company that the Purchase and Sale Agreement has been terminated pursuant to its terms (see "Termination" below), the Escrowed Items shall be promptly delivered by the Escrow Agent to the party which had previously deposited same with the Escrow Agent, and (c) immediately following receipt of written notice from Buyer that the Expiration Date did not occur on or prior to the third business day after the Escrow Closing Date, the Escrowed Items shall be promptly delivered by the Escrow Agent to the party which had previously deposited same with the Escrow Agent.

  Closing Expenses. All costs and expenses associated with the purchase and sale of the Buyer Assets contemplated in the Purchase and Sale Agreement, including without limitation, environmental and property condition reports (but only to the extent procured prior to execution of the Purchase and Sale Agreement with the approval of the Company), title insurance premiums, survey preparation costs, transfer taxes (including all stamp, transfer, documentary, sales, use, registration and other taxes), document recordation and filing charges, escrow expenses and other customary costs of the Closing, will be paid by the Company. Each of Buyer and the Company will be responsible for its due diligence costs and expenses (including, without limitation, the payment of the fees and disbursements of its attorneys) and the Company will make any required payments to DLJ.

  Assumed and Excluded Liabilities. The Purchase and Sale Agreement provides, among other things, that, on the closing date specified therein (the "Closing Date"), Buyer will (or will cause one or more of its affiliates to) assume and pay, perform and discharge when due the following ("Assumed Liabilities"):

  . all enumerated indebtedness the repayment of which is specifically secured by the related Buyer Assets (the "Existing Debt"), including any prepayment obligations related thereto,

  . any and all liabilities and obligations of the Company arising out of or related to any litigation,

  .  any Real Estate Taxes (as defined in the Purchase and Sale Agreement),

  . any and all liabilities and obligations relating to employees and employee benefits for which Buyer is responsible pursuant to the terms of the Purchase and Sale Agreement (see "Employees and Employee Benefits Matters" below),

  . any and all liabilities and obligations of the Company arising out of or related to the Permits, Contracts, Leases (in each case, as defined in the Purchase and Sale Agreement and whether arising before, on or after the Closing Date),

  . any and all liabilities and obligations (including unpaid transaction costs) relating to any of the Total Assets sold, transferred or otherwise disposed of pursuant to a Pending Transaction (as defined below),

  . any and all liabilities and obligations of the Company (as of the Closing Date) referred to under the column heading "Real Estate Assets & Liabilities" in the Combining Trial Balance annexed to the Purchase and Sale Agreement,

  . certain liabilities and obligations relating to employees and employee benefits for which the Company is responsible pursuant to the terms of the Subscription Agreement (see "Conveyance of the Lessor Assets to Lessor" below),

  . any and all liabilities and obligations of the Company arising out of or related to the Distribution Agreement (excluding all of the Ancillary Agreements, as defined in the Distribution Agreement), but only to the extent same arises out of or relates to the real property assets included in the Buyer Assets or the real property assets included in the Lessor Assets that were previously conveyed to the Company pursuant to the Distribution Agreement but in any event excluding (A) any and all liabilities and obligations of the Company arising out of or related to the Florida Progress Business or the Echelon Business (each as defined in the Distribution Agreement), except for the assumption of liabilities and obligations by Buyer pursuant to the foregoing provisions of this bullet point, (B) any and all liabilities and obligations of the Company arising out of or related to permits, contracts or leases which do not constitute Permits, Contracts or Leases as defined in the Purchase and Sale Agreement, and (C) any and all liabilities and obligations with respect to employee agreements and employee matters, except to the extent Buyer has expressly assumed responsibility therefor under the Purchase and Sale Agreement, and

  . any and all other liabilities and obligations of the Company arising out of or relating primarily to the Total Assets (including any and all liabilities and obligations of the Company arising out of the ownership, possession, construction, use, access, leasing, maintenance, management, replacement, renewal, repair, operation, enjoyment, alterations, modifications, additions, accessions, improvements, appurtenances, replacements and substitutions thereof and thereto but excluding any and all liabilities and obligations of the Company which are expressly not assumed by Buyer pursuant to preceding bullet point.

  The liabilities assumed by Buyer will not include certain liabilities assumed by Lessor pursuant to the Subscription Agreement and will not include any liabilities or obligations of the Company or its affiliates or predecessors that are not expressly assumed by Buyer or Lessor.

  Buyer will not assume any liabilities and obligations relating to the following (which will remain obligations of the Company):

  . employees and employee benefits to the extent that the Company is expressly responsible for such liabilities pursuant to the terms of the Purchase and Sale Agreement (see "Employees and Employee Benefits Matters" below),

  . the Leveraged Lease Portfolio (including those liabilities and obligations (as of the Closing Date) referred to under the column heading "Aircraft Assets & Liabilities" in the Combining Trial Balance annexed to the Purchase and Sale Agreement),

  . the Tax Credit LP Interests (see Section 7 "Certain Information Concerning the Company" for a discussion of the recent sale of the Tax Credit LP Interests),

  .  all taxes (other than Real Estate Taxes),

  . performance by the Company of the Purchase and Sale Agreement or the Merger Agreement (including with respect to any shareholder litigation relating thereto),

  . except to the extent that Buyer is responsible therefor under the Purchase and Sale Agreement, all obligations (including payments due as a result of a change of control of Echelon or otherwise) under any employment agreement entered into by the Company or any of its subsidiaries, and

  . assets or businesses previously owned by the Company (or its affiliates or predecessors) which were divested or otherwise disposed of prior to the date of execution of the Purchase and Sale Agreement (including, without limitation, any liabilities or obligations of the Company (or its affiliates or predecessors) arising out of or related to (A) the Spin-Off and the other transactions contemplated by the Distribution Agreement and (B) the first mortgage bonds secured by certain life care communities previously owned directly or indirectly by the Company).

  Subject to certain employee benefits matters (see "Employees and Employee Benefit Matters" below), each of Buyer and the Company has agreed to indemnify and hold the other party harmless from and against any loss, cost, liability, damage or expense including, without limitation, reasonable attorneys' fees and costs in all trial and appellate proceedings incurred in connection with any legal claim by a third party made, or arising out of, in the case of Buyer as indemnitor, the liabilities assumed by Buyer as aforesaid and, in the case of the Company as indemnitor, the foregoing excluded liabilities not assumed by Buyer in connection with the purchase of the Buyer Assets under the Purchase and Sale Agreement and not assumed by Lessor pursuant to the Subscription Agreement.

  Representations and Warranties. The Purchase and Sale Agreement contains various customary representations and warranties of the parties thereto including, without limitation, representations and warranties by the Company and Buyer as to the parties' due organization, good standing and power, with respect to the authorization and validity of the Purchase and Sale Agreement, and with respect to the absence of any required filings or consents. The Purchase and Sale Agreement also contains representations and warranties of the Company as to the Company's title to property and encumbrances related thereto, ownership of certain joint venture interests, ownership of employee loans, environmental matters, leases affecting the conveyed assets, the absence of material litigation, the use of land in compliance with applicable laws and regulations, material contracts, Existing Debt, employee benefit plans and other labor matters, intellectual property matters, reports and financial statements, the absence of certain changes, the absence of undisclosed liabilities, compliance with laws, insurance and year 2000 compliance. The representations and warranties of the Company will not survive the Escrow Closing Date. The Company and Buyer have expressly agreed that, in the case of any breach by the Company of any of such representations and warranties, Buyer's sole right will be the exercise (if it is entitled to do so) of its right of termination pursuant to the terms of the Purchase and Sale Agreement (and Buyer's sole remedies in connection therewith will be those expressly set forth in the Purchase and Sale Agreement) and the Company will not at any time (whether before, on or after the Escrow Closing Date) have any further liability whatsoever with respect to any such breach.

  The Purchase and Sale Agreement contains representations and warranties from Buyer as to Buyer's having conducted all due diligence that Buyer deems necessary or desirable and as to Buyer's acquiring the Buyer Assets "as is", "where is" and "with all faults". The Company does not make any representations or warranties to Buyer, express or implied, with respect to the quality, physical condition, expenses, legal status, zoning, value, utility or development or operating potential of the Buyer Assets, or the absence of any Hazardous Substances (as defined in the Purchase and Sale Agreement) on, in, under or near the Buyer Assets, or any other matter or thing affecting or relating to the Buyer Assets (including, without limitation, warranties of merchantability and/or of fitness for a particular purpose) which might be pertinent in considering whether to purchase the Buyer Assets.

  Buyer further acknowledges that it is purchasing the Buyer Assets subject to the certain enumerated encumbrances. Buyer represents and warrants that it will acquire certain joint venture interests for its own account for investment and not with a view toward any resale or distribution thereof, that it has sufficient funds available to it to purchase the Buyer Assets, that it has reviewed ALTA owner's title insurance commitments or other reports and surveys with respect to the real estate included in the Buyer Assets and acknowledges its approval as of the date of execution of the Purchase and Sale Agreement of the condition of title to such real estate, and that it has inspected the Buyer Assets and any operating files maintained by the Company or its property managers in connection with the ownership, leasing, maintenance and/or management of the Buyer Assets and indemnifies the Company against any claim for liabilities, costs, expenses (including reasonable attorney's fees), damages or injuries arising out of or resulting from physical injury or damages to persons or property resulting from the inspections of the Buyer Assets. The representations and warranties of the Buyer will not survive the Escrow Closing Date, except for (x) representations and warranties relating to the condition of the Total Assets, certain existing liens with respect to the Buyer Assets, and the purchase by Buyer of certain joint venture interests included in the Buyer Assets for its own account for investment purposes, which such representations will survive for a period of one year after the Closing Date and (y) representations, warranties and agreements with respect to the inspection by Buyer of the Total Assets, which such representations, warranties and agreement will survive as specifically set forth in the Purchase and Sale Agreement.

  Covenants. The Company covenants in the Purchase and Sale Agreement that the Company will, in all material respects, comply with and abide by all applicable laws related or applicable to any portion of the Buyer Assets, that it will use commercially reasonable efforts to maintain all contracts, permits and other agreements affecting the Buyer Assets in good standing and free from delinquency or material default, other than those which are modified, rescinded or terminated in the ordinary course of business or in connection with certain enumerated pending transactions, and that it will deliver to Buyer a copy of any notice of violation of any statute, law, ordinance, rule, permit, regulation or agreement governing the planning, development, construction, occupancy, use or maintenance of any portion of any of the real estate included in the Buyer Assets, or of any permit, approval or authorization issued in connection therewith or of any contemplated or pending investigation with respect thereto.

  The Company further covenants that, from and after the execution of the Purchase and Sale Agreement until the Closing Date, the Company will not without the prior consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) directly or indirectly sell, transfer, encumber or otherwise dispose of any of the Buyer Assets or any portion thereof to any person, other than sales, transfers or other dispositions of Buyer Assets (i) constituting non-material equipment or personalty made in the ordinary course of business, (ii) pursuant to the casualty and condemnation provisions of the Purchase and Sale Agreement, (iii) constituting overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with sound business practices (and not as a part of any bulk sale or financing of receivables) or (iv) pursuant to any or all of certain enumerated pending transaction (collectively, the "Pending Transactions"). The Net Sale Proceeds (as defined in the Purchase and Sale Agreement) from any sale, transfer, encumbrance or disposition of Buyer Assets, in whole or in part, pursuant to any Pending Transaction consummated after the date of execution of the Purchase and Sale Agreement and prior to the Closing Date (the "Asset Sales Proceeds") shall be promptly delivered by the Company to the Escrow Agent for distribution in accordance with the terms thereof. See "Closing Procedures" in Section 12 of this Offer to Purchase.

  With respect to the operation of the Buyer Assets during the period commencing on the date of execution of the Purchase and Sale Agreement and ending on the Closing Date, the Company has agreed that it will, and will cause its Subsidiaries to, operate, manage and maintain its Buyer Assets and otherwise conduct its real estate business only according to its ordinary course of business consistent with past practice and will use reasonable best efforts to preserve intact its business organization, keep available the services of its officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients, landlords, tenants, joint venture partners, employees and others having business relationships with it. The Purchase and Sale Agreement also contains other significant restrictions on the actions that can be taken by the Company without Buyer's consent.

  The Company further covenants that, from and after the date of execution of the Purchase and Sale Agreement, except in connection with Pending Transactions, the Company will not cancel or amend or modify in any material respect, (i) any contract or lease affecting any of the real estate included in the Buyer Assets or (ii) any agreements, documents or instruments relating to the Existing Debt, subject to certain enumerated exceptions, and will not, subject to certain enumerated exceptions, enter into any new contract or lease affecting any of the real estate Buyer Assets or any other agreements, documents or instruments relating to the Existing Debt and will not intentionally do any act or omit to do any act that will cause a material breach of any such contracts or leases or agreements, documents or instruments relating to the Existing Debt, without Buyer's express prior written consent, which consent is not to be unreasonably withheld, conditioned or delayed. The Company has also agreed that it will not, without the prior consent of Buyer (not to be unreasonably withheld, conditioned or delayed), amend, modify or supplement the Merger Agreement (including the Schedules and Exhibits thereto) or grant any consent or waiver under the Merger Agreement, in each case that would in any manner materially and adversely affect the rights, obligations and interests of Buyer under the Purchase and Sale Agreement.

  The Company has agreed that it will use its commercially reasonable efforts (without obligating the Company or its affiliates to spend money or assume obligations in connection therewith) to obtain the written consent of the other necessary parties to the assignment of any contracts, leases, commitments, sales orders, purchase orders, accounts, licenses, permits and undertakings, and if such consent is not obtained, the Company will use commercially reasonable efforts (without obligating the Company or its affiliates to spend money or assume obligations in connection therewith) to cooperate with Buyer in any lawful arrangement designed to provide Buyer the benefits under any such documents.

  From and after the Closing Date, Buyer will have the absolute and exclusive proprietary right to the name "Echelon" as used in relation to the Buyer Assets or any name confusingly similar to the foregoing and to all trademarks, trade names, logos and signage incorporating "Echelon" or any name confusingly similar to the foregoing. All rights of the Company and its affiliates in and to any trademarks, trade names, logos, tag lines and signage incorporating "Echelon" and the goodwill represented thereby and pertaining thereto have been assigned to Buyer pursuant to the Purchase and Sale Agreement. Accordingly, the Company has agreed that it will not, and will cause its affiliates not to, use (i) the name "Echelon" or any name confusingly similar to the foregoing or any trademark, logo, tag lines or signage incorporating the name "Echelon" or any name confusingly similar to the foregoing or (ii) the Company's intellectual property in any manner, including in connection with the sale of any products or services or otherwise in the conduct of its business. Notwithstanding the foregoing, for a period of 180 days after the Closing Date, the Company will have the right to use the word "Echelon" as its tradename, but only for the purposes of identifying itself as the appropriate business entity in dealing with third parties to facilitate the sale of the Buyer Assets to Buyer, the transfer of the Lessor Assets to Lessor, and in connection with the management of and any sale to any third party purchaser of any asset subject to a lease in the Leveraged Lease Portfolio and not for any other purpose, including, without limitation, use of "Echelon" as a trademark for the purpose of marketing or promoting any product or service.

  After the Closing Date, Buyer and the Company are obligated to cooperate with each other and with each other's agents, including accounting firms and legal counsel, in connection with matters relating to taxes of Buyer, the Company and their affiliates.

  During the period commencing on the signing of the Purchase and Sale Agreement and ending on the Closing Date, the Company is obligated to maintain insurance on the real estate Buyer Assets in the amounts set forth on the relevant schedule to the Purchase and Sale Agreement. The Company may, however, discontinue or reduce any insurance to the extent that it is no longer available at commercially reasonable rates or similarly situated companies are, in general, reducing or eliminating such insurance in a manner consistent with the changes being effected by the Company, unless, in each case, Buyer shall have requested in writing that the Company not discontinue or reduce, as the case may be, such insurance and shall have paid to the Company in immediately available funds all costs (including, without limitation, all premiums) and expenses of the Company in connection with not discontinuing or reducing, as the case may be, such insurance.

  Buyer also covenants in the Purchase and Sale Agreement to keep certain information and records available to the Company in connection with the satisfaction by the Company of its obligations under the Distribution Agreement.

  Employees and Employee Benefits Matters. Within a reasonable period of time prior to the Closing Date, Buyer will offer employment, commencing as of the Closing Date, to all of the employees of the Company and its subsidiaries as of the date of the Purchase and Sale Agreement (and still employed by the Company or its subsidiaries on the date of such offer of employment) on such terms and conditions as Buyer may determine. With respect to any such employee currently on long-term disability or other approved leave of absence, such offer will be effective upon such employee's resumption of active employment. Each such employee who accepts such offer of employment is referred to hereinafter as a "Transferred Employee", and all such employees collectively as the "Transferred Employees". Notwithstanding the foregoing, following the Closing Date, Buyer may terminate the employment of any Transferred Employee (subject to the payment by Buyer of any severance benefits payable to such Transferred Employee in connection with such termination under a plan substantially in accordance with the plan for such severance attached as an exhibit to the Purchase and Sale Agreement and full payment and satisfaction of the Transferred Employee's rights under any employment agreement).

  From and after the Closing Date, Buyer will assume, and will honor, pay, perform and satisfy when due any and all liabilities, obligations and responsibilities to, or in respect of, each Transferred Employee, and each former employee and officer of the Company, arising under the terms of, or in connection with, any Employee Benefit Plan (as defined in the Purchase and Sale Agreement), in each case, in accordance with the terms thereof in effect immediately prior to the date hereof, with respect to events or claims arising at any time. Buyer will not, however, be committed or obligated to continue any such Employee Benefit Plan after the Closing Date except that Buyer will provide, or shall cause to be provided, effective commencing on the Closing Date, coverage to all current and former employees of the Company, (including any employees that do not accept the offer of employment offered to them by Buyer as required by the Purchase and Sale Agreement), and their spouses and dependents, under a group health plan which does not contain any waiting period or exclusion or limitation with respect to any pre-existing conditions, and Buyer will be solely responsible for compliance with the requirements of
Section 4980B of the Internal Revenue Code of 1986, as amended, and part 6 of subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended ("COBRA"), including, without limitation, the provision of continuation coverage, with respect to all such employees, spouses and dependents, for whom a qualifying event occurs before, on or after the Closing Date. (The terms "group health plan", "continuation coverage", "qualifying event" and "qualified beneficiary" are used herein with the respective meanings ascribed thereto in COBRA.)

  On the Closing Date, Buyer will assume sponsorship of the Echelon Savings Plan (the "Savings Plan") and the related trust, and the liabilities thereunder, with respect to all persons entitled to benefits under the provisions of the Savings Plan. Effective upon the Closing, Buyer will be substituted for the Company as the plan sponsor under the Savings Plan. Buyer has agreed, for a period of at least twelve (12) months following the Closing Date, to maintain the Savings Plan in accordance with the terms of the Savings Plan as in effect on the date of the Purchase and Sale Agreement, except to the extent that Buyer is required to amend the Savings Plan to comply with applicable law. Buyer will be solely responsible for and will indemnify and hold the Company and its subsidiaries harmless from any obligations or losses relating to claims made by any of the Transferred Employees for their compensation, severance or termination pay, benefits or notice under any applicable Federal, state or local law or under any plan, policy, practice or agreement, in each case, that accrues after the Closing Date and arises as a result of their employment or separation from employment with Buyer or its subsidiaries after the Closing Date.

  Subject to the foregoing, the Company will be solely responsible for and will indemnify and hold Buyer harmless from any obligations or losses relating to claims made by any current or former employee of the Company or any of its subsidiaries, including, without limitation, the Transferred Employees, for their compensation, severance or termination pay, benefits or notice under any applicable Federal, state or local law or under any plan, policy, practice or agreement, in each case, that accrue through the Closing Date as a result of their employment or separation from employment with the Company or its subsidiaries, including all obligations (including payments due as a result of a change of control of the Company or otherwise) with respect to certain enumerated existing employment agreements. Accrued but unpaid vacation, sick or other paid time off with respect to all employees of the Company or any of its subsidiaries as of the Closing Date, including, without limitation, the Transferred Employees, will, to the extent permitted by applicable law, be assumed by Buyer and paid by Buyer in accordance with the terms of the Company's applicable policies and procedures in effect on the date of the Purchase and Sale Agreement. In the event of any "plant closing" or "mass layoff" by Buyer, as defined by the Federal Worker Adjustment Retraining Notification Act, 29 U.S.C. (S) 2101 et seq. ("WARN"), or any state law equivalent, which will occur after the Closing Date, Buyer will comply with all of the requirements of WARN and any applicable state law equivalent.

  Following the Closing, (a) Buyer will waive any waiting periods, exclusions, or pre-existing condition limitations of Transferred Employees under any benefit plans of Buyer, and (b) Buyer will honor or cause to be honored all premiums, co-payments and deductibles paid by the Transferred Employees during the plan year in which the Closing occurs under the Company's employee welfare benefit plans and arrangements up to (and including) the Closing Date. Following the Closing, each employee benefit plan or arrangement and employee compensation policy or practice sponsored by Buyer or its affiliates will credit, for all purposes (except for benefit accruals under any defined benefit pension plans), all service of the Transferred Employees, and other employees and officers of the Company and its subsidiaries, with the Company and its subsidiaries and predecessors to the same extent such service was taken into consideration under comparable employee benefit plans of the Company or the relevant subsidiary.

  Conditions to Closing. The obligations of Buyer and the Company to close the transaction which is the subject of the Purchase and Sale Agreement is subject to the fulfillment as of the Closing Date or as of the Escrow Closing Date, as applicable, of a number of conditions. The obligations of both parties are subject to the following conditions:

  .  the Merger shall have been consummated on or prior to the Closing Date,

  . the transfer of the Lessor Assets as contemplated by the Subscription Agreement shall have been consummated on or prior to the Closing Date,

  . the purchase and sale of the Tax Credit LP Interests as contemplated by the Tax Credit LP Interest Purchase Agreement shall have been consummated on or prior to the Closing Date (see Section 7 "Certain Information Concerning the Company" for a discussion of the recent sale of the Tax Credit LP Interests),

  . the leasing of the Lessor Assets as contemplated by the Lease shall have been consummated on or prior to the Closing Date,

  . all Required Consents (as defined in the Purchase and Sale Agreement), including the consents of the holders of certain Existing Debt, shall have been executed and delivered by the respective parties thereto,

  . any applicable waiting period (and any extension thereof) under the HSR Act applicable to the sale of Buyer Assets to Buyer shall have expired or been terminated,

  . no preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the transactions contemplated by the Purchase and Sale Agreement and which is in effect on the Closing Date; provided that, in the case of a decree, injunction or other order, each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered,

  . no law, statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the transactions contemplated by the Purchase and Sale Agreement as of the Closing Date; and

  . on or prior to the Escrow Closing Date, each of the parties shall have delivered to the Escrow Agent all documents and other items specified to be delivered by such party under the Purchase and Sale Agreement.

  The obligation of Buyer to close the transaction is also subject to the additional condition that the Company shall have delivered to Buyer certification that, as of the Escrow Closing Date, the Company has performed in all material respects each of its obligations and complied in all material respects with each agreement and covenant of the Company to be performed or complied with by it under the Purchase and Sale Agreement on or prior to such date.

  The obligation of the Company to close the transaction is further subject to the delivery by Buyer to the Company of certification that, as of the Escrow Closing Date, Buyer has performed in all material respects each of its obligations and complied in all material respects with each agreement and covenant of Buyer to be performed or complied with by it under the Purchase and Sale Agreement on or prior to such date.

  Termination. The Purchase and Sale Agreement may be terminated and the transactions contemplated by the Purchase and Sale Agreement may be abandoned:

    (a) by mutual consent of Buyer and the Company at any time prior to the Expiration Date;

    (b) by either Buyer or the Company at any time prior to the Closing Date, if any court or governmental or regulatory agency shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by the Purchase and Sale Agreement and such order, decree or ruling or other action shall have become final and nonappealable;

    (c) by either Buyer or the Company, if the Closing Date fails to occur within 90 days following the execution of the Purchase and Sale Agreement, unless such failure of the Closing Date to occur shall be as a result of a material breach of any representation, warranty, obligation, covenant, agreement or condition set forth in the Purchase and Sale Agreement on the part of the party seeking to terminate the Purchase and Sale Agreement;

    (d) by either Buyer or the Company at any time prior to the Closing Date, if the Merger Agreement shall have been terminated and be of no further force and effect;

    (e) by either Buyer or the Company at any time prior to the Expiration Date, if any of the Subscription Agreement, the Lease or the Tax Credit LP Interest Purchase Agreement shall have been terminated and be of no further force and effect (see Section 7 "Certain Information Concerning the Company" for a discussion of the recent sale of the Tax Credit LP Interests);

    (f) by Buyer (x) at any time prior to the Escrow Closing Date, in the event that Buyer exercises its right of termination due to changes in the Company's representations and warranties that, taken in the aggregate would have a material adverse effect on the business, results of operations or financial condition of the Total Assets taken as a whole, or (y) at any time prior to the Expiration Date in the event of a breach by the Company of any representation, warranty, covenant or agreement contained in the Purchase and Sale Agreement which cannot or has not been cured prior to the earlier of (i) fifteen (15) days after the giving of written notice of such breach to the Company and (ii) two business days prior to the date on which the Offer expires and which has not been waived by Buyer; or

    (g) by the Company, in the event of a breach by Buyer of any representation, warranty, covenant or agreement contained in the Purchase and Sale Agreement which cannot or has not been cured prior to the earlier of (i) fifteen (15) days after the giving of written notice of such breach to Buyer and (ii) two business days prior to the date on which the Offer expires and which has not been waived by the Company, except, in any case where such failures are not reasonably likely to affect adversely Buyer's ability to consummate the transactions contemplated by the Purchase and Sale Agreement.

  Termination--Return of Deposit to Buyer. In the event of a termination of the Purchase and Sale Agreement pursuant to the foregoing subparagraphs (a),
(b), (c), (d), (e) or (f), the Deposit will be returned to Buyer.

  Termination--Liquidated Damages. The Company shall pay to Buyer a sum of $3,500,000 in the event of a termination of the Purchase and Sale Agreement as described in subparagraph (d) of the subheading above entitled "Termination" following the termination of the Merger Agreement by (i) mutual consent of the Company, on the one hand, and of Parent and Purchaser, on the other hand (but only if Parent and the Company shall have entered into an alternative transaction within 180 days after such termination of the Merger Agreement pursuant to which Parent (or an affiliate thereof) would directly or indirectly acquire the Company, the Leveraged Lease Portfolio or all or substantially all of the assets or equity of the Company and its subsidiaries), (ii) the Company or Parent, if the Company has received a Superior Proposal and has taken certain actions in connection with such Superior Proposal or the Company's Board of Directors shall have withdrawn, modified or amended in any respect adverse to Parent or Purchaser its recommendation of the Offer or (iii) by Parent, if a person, entity or group (other than Parent or Purchaser) shall have acquired beneficial ownership of more than 20% of the outstanding voting securities of the Company.

  Termination--Expenses. Buyer shall be entitled to receive from the Company reimbursement for its reasonable out-of-pocket costs and expenses incurred in connection with the transactions contemplated by the Purchase and Sale Agreement in the sum of up to $1,000,000 (subject to providing reasonable documentation of such costs and expenses) in the event of a termination of the Purchase and Sale Agreement as described in either (A) subparagraph (f) of the subheading above entitled "Termination" or (B) as described in subparagraph
(d) thereof following the termination of the Merger Agreement by (i) mutual consent of the Company, on the one hand, and of Parent and Purchaser, on the other hand (but only if Parent and the Company shall have entered into an alternative transaction within 180 days after such termination of the Merger Agreement pursuant to which Parent (or an affiliate thereof) would directly or indirectly acquire the Company, the Leveraged Lease Portfolio or all or substantially all of the assets or equity of the Company and its subsidiaries), (ii) by Parent, in the event of a breach under certain circumstances by the Company of any representation, warranty, covenant or agreement in the Merger Agreement, (iii) the Company or Parent, if the Company has received a Superior Proposal and has taken certain actions in connection with such Superior Proposal or the Company's Board of Directors shall have withdrawn, modified or amended in any respect adverse to Parent or Purchaser its recommendation of the Offer, (iv) by Parent, if any of the Real Estate Disposition Agreements shall have been terminated and be of no further force and effect or (v) by Parent, if a person, entity or group (other than Parent or Purchaser) shall have acquired beneficial ownership of more than 20% of the outstanding voting securities of the Company. Notwithstanding the foregoing, in the event of the termination of the Merger Agreement as a result of the termination of the Subscription Agreement by the Company as the result of any breach by Lessor of any representation, warranty, covenant or agreement thereunder not cured or waived as provided therein, Buyer shall not be entitled to receive from the Company reimbursement for its out-of-pocket costs and expenses incurred in connection with the transactions contemplated by the Purchase and Sale Agreement.

  Termination Based on Termination of Merger Agreement. Buyer shall be entitled to receive 50% of any recovery of damages (as determined by a court of competent jurisdiction in a final and non-appealable decision) or proceeds of any settlement of a claim or any other amounts, in each case that the Company may actually receive in connection with any proceeding by the Company against Parent for damages in the event of a breach under certain circumstances by Parent or Purchaser of any representation, warranty, covenant or agreement in the Merger Agreement but only in the event of a termination of the Purchase and Sale Agreement as described in subparagraph (d) of the subheading above entitled "Termination" as a result of such breach by Parent or Purchaser. In no event, however, will Buyer be entitled to receive from the Company an amount in excess of $3,500,000 or will the Company be obligated to commence or pursue any proceeding against Parent or any other person for recovery of damages or other amounts arising out of the Merger Agreement. In the event that the Company elects in its sole discretion to commence and pursue any such proceeding against Parent or any other person, Buyer will not be entitled to participate in any manner whatsoever in any such proceeding nor shall the Company be obligated to cooperate, coordinate or consult with Buyer in any manner whatsoever (including, without limitation, with respect to any settlement or other compromise of any claims).

  Buyer will be entitled to proceed against the Company for recovery of its actual damages (as determined by a court of competent jurisdiction in a final and non-appealable decision) in the event of termination of the Purchase and Sale Agreement as provided in paragraph (f) of the subheading above entitled "Termination". In no event, however, will such actual damages exceed $3,500,000 nor will the Company be liable for loss of profits, or indirect, consequential or special damages arising out of, or in connection with the transactions contemplated by, the Purchase and Sale Agreement. In the event of a termination of the Purchase and Sale Agreement as provided in subparagraph
(g) of the subheading above entitled "Termination", the Company's sole remedy will be to receive a sum equal to the Deposit as agreed and liquidated damages, it being agreed that in such event the Company's actual damages would be incapable of precise ascertainment.

  In the event of the termination of the Purchase and Sale Agreement pursuant to the provisions thereof by Buyer or the Company, written notice thereof shall forthwith be given to the other party specifying the provision thereof pursuant to which such termination is made, and the Purchase and Sale Agreement shall become void and have no effect, and there shall be no liability thereunder on the part of Buyer or the Company, except that the provisions relating to closing expenses, effect of termination, applicable law, confidentiality and waiver of jury trial shall survive any termination of the Purchase and Sale Agreement. Any payment required to be made by Buyer or the Company pursuant to the Purchase and Sale Agreement shall be made by such party within three business days after receipt by it of notice from the other party setting forth, in reasonable detail, (i) a description of the event(s) giving rise to the payment obligation and (ii) calculation of the payment obligation. Except as expressly set forth in the provisions relating to effect of termination of the Purchase and Sale Agreement, neither Buyer nor the Company shall be entitled to any remedy in connection with the termination of the Purchase and Sale Agreement (including, without limitation, specific performance).

  Risk of Loss from Casualty or Condemnation. In the event that any portion of the real estate included in the Buyer Assets is damaged or destroyed or access thereto is taken by eminent domain or condemnation proceeding, in each case, prior to the Expiration Date, and if such damage, destruction or condemnation would have, individually or in the aggregate, a Material Adverse Effect (as defined therein and after giving effect to receipt of insurance proceeds or award proceeds, as applicable), Buyer may by written notice to the Company actually received by the Company not later than the earlier to occur of (i) 12:01 a.m. on the date of expiration of the Offer as described in the Merger Agreement and (ii) the thirtieth (30th) day following Buyer's receipt of written notice of such damage or destruction, terminate the Purchase and Sale Agreement. Upon such termination, the Deposit will be returned to Buyer and the Purchase and Sale Agreement will become null and void and the parties will have no further rights or obligations thereunder. Subject to the foregoing, Buyer has agreed to proceed to the Closing with no reduction in the Purchase Price notwithstanding any damage, destruction or condemnation occurring with respect to any real estate included in the Buyer Assets. The Company will deliver and/or assign to Buyer on the Closing Date any insurance proceeds or award proceeds with respect to such damage, destruction or condemnation to the extent the Company is entitled to same; provided that Buyer has been afforded a reasonable opportunity by the Company to participate in any discussions with third parties relating to such proceeds and payment of such proceeds has not been settled or otherwise compromised by the Company without the approval of Buyer (not to be unreasonably withheld, conditioned or delayed).

  B. Conveyance of Lessor Assets to Lessor.

  The Company and certain of its subsidiaries have entered into a Subscription Agreement substantially in the form of the Subscription Agreement attached as an exhibit to the Schedule TO relating to the Offer (the "Subscription Agreement"), pursuant to which the Company will transfer the Lessor Assets to the Lessor in exchange for the Transfer Value described below, and the Lessor will assume certain debt obligations and other liabilities relating to the Lessor Assets simultaneously with the consummation of the sale of the Buyer Assets to Buyer.

  Transfer Value. The aggregate consideration to be paid by the Lessor in exchange for the Lessor Assets (the "Transfer Value") will be equal to (x) $51,300,000 minus (y) the aggregate amount of cash and cash equivalents associated with certain customer deposits pursuant to the leases for certain of the Company's real estate properties minus (z) amounts specified in the Subscription Agreement (the "Reduction in Transfer Value") in the event that certain enumerated pending transactions occur on or prior to the Escrow Closing Date, plus (y) 2,000 shares of Series A Cumulative Redeemable Preferred Stock of Lessor, par value $1,000 per share (the "Preferred Shares") (as further described under "Terms of Preferred Shares" below).

  Terms of Payment. The Transfer Value will be paid by the Lessor to the Company at the time of closing of the transfer of the Lessor Assets on the Closing Date (i) in U.S. dollars in immediately available funds and (ii) by delivery of stock certificates representing the Preferred Shares to the Company and certain of its affiliates, in each case in accordance with the terms and conditions of the Subscription Agreement.

  Terms of Preferred Shares. The Preferred Shares will accrue cash dividends on a cumulative basis. The Lessor will be obligated to declare and to pay, to the fullest extent permitted under the Florida Business Corporation Act or otherwise by law, cash dividends, out of funds legally available for such purpose, in an annual amount of $85.00 per share from the Closing Date, payable in equal quarterly payments on the first day of February, May, August and November in each year (each, a "Dividend Period"). If full cumulative dividends on all Preferred Shares have not been declared and paid at the appropriate time by the Lessor, or if less than the full dividend for a prior Dividend Period has been declared and paid, the unpaid amounts will be declared and paid, with a further dividend on such amounts at a deficiency rate of 10.5% per annum (accrued from the date of such nonpayment). The terms of the Preferred Shares will also provide for the payment to holders thereof of an amount equal to $1,000 per share, or $2,000,000 in the aggregate, plus all accumulated and unpaid dividends on such shares, in the event of a bankruptcy, voluntary or involuntary liquidation, dissolution or winding up of the Lessor, the merger or consolidation of the Lessor or a sale of all or substantially all of the assets of the Lessor. The Preferred Shares will be redeemable, in whole or in part, at the option of the holder thereof or the Lessor, at any time on and after the date that is twenty-one (21) years after the original issuance date of such shares, at a redemption price of $1,000 per share or $2,000,000 in the aggregate, plus all accrued and unpaid dividends thereon to the date of redemption, without interest.

  The holders of the Preferred Shares will not generally be permitted to vote as a class or together with the holders of common stock of the Lessor. However, the Lessor may not authorize, create or increase the issued amount of any class or series of capital stock ranking senior to or on parity with the Preferred Shares as to dividends or upon liquidation without the vote of at least two-thirds of the Preferred Shares then outstanding. Moreover, if the Lessor fails to pay dividends on the Preferred Shares when due for four or more consecutive periods or in total for six or more dividend periods, the holders of the Preferred Shares, voting as a class, will be entitled to elect two additional directors of the Lessor.

  The Subscription Agreement obligates the Surviving Corporation to distribute or cause to be distributed to Parent, all Preferred Shares prior to the merger of the Surviving Corporation with and into EIN Corp. as described under the heading, "Plans for the Company--Generally" above.

  Joint Instructions to the Escrow Agent. Not later than the Escrow Closing Date, the Lessor and the Company will deliver to Escrow Agent a joint direction letter listing with specificity all items, documents, instruments and agreements (the "Subscription Agreement Escrowed Items") required to be delivered by the Lessor and/or the Company pursuant to the terms and conditions of the Subscription Agreement and necessary to effect the transfer of the Lessor Assets to Lessor in consideration of the delivery of the Transfer Value to the Company, including, without limitation, the Transfer Value and the aggregate amount of Lessor Asset Sales Proceeds (as defined below) from certain enumerated Lessor pending transactions. The joint direction letter will also set forth irrevocable instructions to the Escrow Agent from the Lessor and the Company to the effect that, (a) immediately following the filing by the Escrow Agent of the Articles of Merger with respect to the Merger with the Department of State of the State of Florida or the receipt of notice by the Escrow Agent that such filing has occurred, the Subscription Agreement Escrowed Items shall be promptly delivered by the Escrow Agent to the party entitled to same, (b) immediately following receipt of written notice from Lessor or the Company that the Subscription Agreement has been terminated pursuant to its terms (see "Subscription Agreement Termination" below), the Subscription Agreement Escrowed Items shall be promptly delivered by the Escrow Agent to the party which had previously deposited same with the Escrow Agent, and (c) immediately following receipt of written notice from the Lessor that the Expiration Date did not occur on or prior to the third business day after the Escrow Closing Date, the Subscription Agreement Escrowed Items shall be promptly delivered by the Escrow Agent to the party which had previously deposited same with the Escrow Agent.

  Closing Expenses. All costs and expenses associated with the purchase and sale of the Lessor Assets contemplated in the Subscription Agreement, including without limitation, environmental and property condition reports, title insurance premiums, survey preparation costs, transfer taxes (including all stamp, transfer, documentary, sales, use, registration and other taxes), document recordation and filing charges, escrow expenses and other customary costs of the Closing, will be paid by the Company. Each of the Lessor and the Company will be responsible for its due diligence costs and expenses (including, without limitation, the payment of the fees and disbursements of its attorneys) and the Company will make any required payments to DLJ.

  Assumed Liabilities. The Subscription Agreement provides that, on the Closing Date, the Lessor will assume and pay, perform and discharge when due
(x) debt obligations relating to the Lessor Assets, consisting of loans to finance construction of the Lessor Assets or other enumerated indebtedness the repayment of which is specifically secured by the Lessor Assets (the "Assumed Debt") and (y) the executory obligations of the Company arising on or after the Closing Date in connection with permits, contracts and leases relating to the Lessor Assets. The liabilities assumed by the Lessor will not include any of the Assumed Liabilities to be assumed by Buyer pursuant to the Purchase and Sale Agreement and will not include any liabilities or obligations of the Company or its affiliates or predecessors that are not expressly assumed by Lessor or Buyer.

  Representations and Warranties. The Subscription Agreement contains various customary representations and warranties of the parties thereto including, without limitation, representations and warranties by the Company and the Lessor as to the parties' due organization, good standing and power, with respect to the authorization and validity of the Subscription Agreement, and with respect to the absence of any required filings or consents. The Subscription Agreement also contains representations and warranties of the Company as to the Company's title to property and encumbrances related thereto, ownership of mortgage loans, environmental matters, leases affecting the conveyed assets, the absence of material litigation, the use of land in compliance with applicable laws and regulations, material contracts, permits relating to the Lessor Assets, assumed debt, intellectual property matters, compliance with laws, insurance, year 2000 compliance and investment intention with respect to the Preferred Shares. The representations and warranties of the Company will not survive the Escrow Closing Date, except for the representation regarding investment intention with respect to the Preferred Shares, which will survive for a period of one year following the Closing Date. The Company and the Lessor have expressly agreed that, in the case of any breach by the Company of any of such representations and warranties, the Lessor's sole right will be the exercise (if it is entitled to do so) of its right of termination pursuant to the terms of the Subscription Agreement (and the Lessor's sole remedies in connection therewith will be those expressly set forth in the Subscription Agreement) and the Company will not at any time (whether before, on or after the Escrow Closing Date) have any further liability whatsoever with respect to any such breach.

  The Subscription Agreement contains representations and warranties from the Lessor as to the Lessor's having conducted all due diligence that the Lessor deems necessary or desirable and as to the Lessor's acquiring the Assets "as is", "where is" and "with all faults". The Company does not make any representations or warranties to the Lessor, express or implied, with respect to the quality, physical condition, expenses, legal status, zoning, value, utility or development or operating potential of the Lessor Assets, or the absence of any Hazardous Substances (as defined in the Subscription Agreement) on, in, under or near the Assets, or any other matter or thing affecting or relating to the Lessor Assets (including, without limitation, warranties of merchantability and/or of fitness for a particular purpose) which might be pertinent in considering whether to acquire the Lessor Assets.

  Lessor further acknowledges under the Subscription Agreement that it is acquiring the Lessor Assets subject to the certain enumerated encumbrances, and represents and warrants that it has sufficient funds available to it to acquire the Lessor Assets in accordance with the Subscription Agreement, that it has reviewed ALTA owner's title insurance commitments or other reports and surveys with respect to the real estate included in the Lessor Assets and acknowledges its approval as of the date of execution of the Subscription Agreement of the condition of title to such real estate, and that it has inspected the Lessor Assets and any operating files maintained by the Company or its property managers in connection with the ownership, leasing, maintenance and/or management of the Lessor Assets and agrees to indemnify the Company against any claim for liabilities, costs, expenses (including reasonable attorney's fees), damages or injuries arising out of or resulting from physical injury or damages to persons or property resulting from the inspections of the Lessor Assets. The representations and warranties of the Lessor under the Subscription Agreement will not survive the Escrow Closing Date, except for (x) representations and warranties relating to the condition of the Lessor Assets and certain existing liens with respect to the Lessor Assets, which such representations will survive for a period of one year after the Closing Date and (y) representations, warranties and agreements with respect to the inspection by Lessor of the Lessor Assets, which such representations, warranties and agreement will survive as specifically set forth in the Subscription Agreement.

  Covenants. The Company covenants in the Subscription Agreement that the Company will, in all material respects, comply with and abide by all applicable laws related or applicable to any portion of the Lessor Assets, that it will use commercially reasonable efforts to maintain all contracts, permits and other agreements affecting the Lessor Assets in good standing and free from delinquency or material default, other than those which are modified, rescinded or terminated in the ordinary course of business or in connection with certain enumerated pending transactions, and that it will deliver to the Lessor a copy of any notice of violation of any statute, law, ordinance, rule, permit, regulation or agreement governing the planning, development, construction, occupancy, use or maintenance of any portion of any of the real estate included in the Lessor Assets, or of any permit, approval or authorization issued in connection therewith or of any contemplated or pending investigation with respect thereto.

  The Company further covenants that, from and after the execution of the Subscription Agreement until the Closing Date, the Company will not without the prior consent of the Lessor (which consent shall not be unreasonably withheld, conditioned or delayed) directly or indirectly sell, transfer, encumber or otherwise dispose of any of the Lessor Assets or any portion thereof to any person, other than sales, transfers or other dispositions of Lessor Assets (i) constituting non-material equipment or personalty made in the ordinary course of business, (ii) pursuant to the casualty and condemnation provisions of the Subscription Agreement, (iii) constituting overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with sound business practices (and not as a part of any bulk sale or financing of receivables) or (iv) pursuant to any or all of the pending transactions described in the Subscription Agreement (each a "Lessor Pending Transaction"). The Net Sale Proceeds (as defined in the Subscription Agreement) from any sale, transfer, encumbrance or disposition of Lessor Assets, in whole or in part, pursuant to any Lessor Pending Transaction consummated after the date of execution of the Subscription Agreement and prior to the Closing Date (the "Lessor Asset Sales Proceeds") are required to be promptly delivered by the Company to the Escrow Agent for distribution in accordance with the terms of the Subscription Agreement. See "Closing Procedures" below.

  With respect to the operation of the Lessor Assets during the period commencing on the date of execution of the Subscription Agreement and ending on the Closing Date, the Company has agreed that it will, and will cause its subsidiaries to, operate, manage and maintain the Lessor Assets and otherwise conduct its real estate business only according to its ordinary course of business consistent with past practice and will use reasonable best efforts to preserve intact its business organization, keep available the services of its officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients, landlords, tenants, joint venture partners, employees and others having business relationships with it. The Subscription Agreement also contains other significant restrictions on the actions that can be taken by the Company without the Lessor's consent.

  The Company further covenants that, from and after the date of execution of the Subscription Agreement, except in connection with the Lessor Pending Transactions, the Company will not cancel or amend or modify in any material respect, (i) any contract or lease affecting any of the real estate included in the Lessor Assets or (ii) any agreements, documents or instruments relating to the Assumed Debt, subject to certain enumerated exceptions, and will not, subject to certain enumerated exceptions, enter into any new contract or lease affecting any of the real estate Lessor Assets or any other agreements, documents or instruments relating to the Assumed Debt and will not intentionally do any act or omit to do any act that will cause a material breach of any such contracts or leases or agreements, documents or instruments relating to the Assumed Debt, without the Lessor's express prior written consent, which consent is not to be unreasonably withheld, conditioned or delayed. The Company has also agreed that it will not, without the prior consent of the Lessor (not to be unreasonably withheld, conditioned or delayed), amend, modify or supplement the Merger Agreement (including the Schedules and Exhibits thereto) or grant any consent or waiver under the Merger Agreement, in each case that would in any manner materially and adversely affect the rights, obligations and interests of the Lessor under the Subscription Agreement.

  The Company has agreed that it will use its commercially reasonable efforts (without obligating the Company or its affiliates to spend money or assume obligations in connection therewith) to obtain the written consent of the other necessary parties to the assignment of any contracts, leases, commitments, sales orders, purchase orders, accounts, licenses, permits and undertakings, and if such consent is not obtained, the Company will use commercially reasonable efforts (without obligating the Company or its affiliates to spend money or assume obligations in connection therewith) to cooperate with the Lessor in any lawful arrangement designed to provide the Lessor the benefits under any such documents.

  After the Closing Date, Lessor and the Company are obligated to cooperate with each other and with each other's agents, including accounting firms and legal counsel, in connection with matters relating to taxes of Lessor, the Company and their affiliates.

  During the period commencing on the signing of the Subscription Agreement and ending on the Closing Date, the Company is obligated to maintain insurance on the real estate included in the Lessor Assets in the amounts set forth on the relevant schedule to the Subscription Agreement. The Company may, however, discontinue or reduce any insurance to the extent that it is no longer available at commercially reasonable rates or similarly situated companies are, in general, reducing or eliminating such insurance in a manner consistent with the changes being effected by the Company unless, in each case, Lessor shall have requested in writing that the Company not discontinue or reduce, as the case may be, such insurance and shall have paid to the Company in immediately available funds all costs (including, without limitation, all premiums) and expenses of the Company in connection with not discontinuing or reducing, as the case may be, such insurance.

  Lessor has agreed that, at all times through and including the thirtieth
(30th) day after the Closing Date, Lessor will have assets which would be classified as cash and cash equivalents on a balance sheet prepared in accordance with generally accepted accounting principles of not less than $15,000,000.

  Environmental Indemnity. The Subscription Agreement provides that, upon completion of the Merger, the Surviving Corporation will indemnify, hold harmless and defend the Lessor from and against any and all claims (including without limitation third party claims for personal injury or real or personal property damage), losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings (including informal proceedings) and orders, judgments, remedial action, requirements, enforcement actions of any kind, and all reasonable and documented costs and expenses incurred in connection therewith (including but not limited to reasonable and documented attorneys' and/or paralegals' fees and expenses), including, but not limited to, all costs incurred in connection with any investigation or monitoring of site conditions or any clean-up, remedial, removal or restoration work by any federal, state or local government agency, arising in whole or in part, out of:

  . the presence on or under any of the real estate included in the Lessor Assets of any Hazardous Materials (as defined in the Subscription Agreement), or any releases or discharges of any Hazardous Materials on, under, from or onto any of such real estate;

  . any activity, including, without limitation, construction, carried on or undertaken on or of any of such real estate, and whether by the Surviving Corporation or any predecessor in title or any employees, agents, contractors or subcontractors of the Surviving Corporation or any predecessor in title, or any other persons, in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials that at any time are located or present on or under or that at any time migrate, flow, percolate, diffuse or in any way move onto or under any of such real estate;

  . loss of or damage to any property or the environment (including, without limitation, clean-up costs, response costs, remediation and removal costs, cost of corrective action, costs of financial assurance, fines and penalties and natural resource damages), or death or injury to any person, and all expenses associated with the protection of wildlife, aquatic species, vegetation, flora and fauna, and any mitigative action required by or under any Environmental Law (as defined in the Subscription Agreement);

  . any claim concerning lack of compliance with any Environmental Law, or any act or omission causing an environmental condition that requires remediation or would allow any governmental authority to record a lien on the land records, or

  . any residual contamination on or under any of the real estate included in the Lessor Assets, or affecting any natural resources, and to any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Materials, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable laws, regulations, codes and ordinances.

  The foregoing indemnity will survive the expiration or termination of the Subscription Agreement and will be separate and independent from any remedy under the Subscription Agreement.

  The obligations of the Surviving Corporation pursuant to the foregoing environmental indemnity will however, be assigned to and assumed by the Buyer pursuant to the Purchase and Sale Agreement. Upon such assignment by the Surviving Corporation and the express assumption of such environmental indemnity by the

Buyer (each on terms satisfactory to Lessor), Lessor will release the Surviving Corporation from any obligations under such indemnity by execution of a release in form and substance reasonably satisfactory to the Surviving Corporation.

  Conditions to Closing. The obligations of the Lessor and the Company to close the transaction which is the subject of the Subscription Agreement is subject to the fulfillment as of the Closing Date or as of the Escrow Closing Date, as applicable, of a number of conditions. The obligations of both parties are subject to the following conditions:

  .  the Merger shall have been consummated on or prior to the Closing Date,

  . the purchase and sale of the Assets as contemplated by the Purchase and Sale Agreement shall have been consummated on or prior to the Closing Date,

  . the purchase and sale of the Partnership Interests as contemplated by the Tax Credit LP Interest Purchase Agreement shall have been consummated on or prior to the Closing Date (see Section 7 "Certain Information Concerning the Company" for a discussion of the recent sale of the Tax Credit LP Interests),

  . the leasing of the Lessor Assets as contemplated by the Lease shall have been consummated on or prior to the Closing Date,

  . all required consents shall have been executed and delivered by the respective parties thereto,

  . any applicable waiting period (and any extension thereof) under the HSR Act applicable to the sale of the Lessor Assets to the Lessor shall have expired or been terminated,

  . no preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the transactions contemplated by the Subscription Agreement and which is in effect on the Closing Date; provided that, in the case of a decree, injunction or other order, each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered,

  . no statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the transactions contemplated by the Subscription Agreement, and

  . on or prior to the Escrow Closing Date, each of the parties shall have delivered to the Escrow Agent all documents and other items specified to be delivered by such party under the Subscription Agreement.

   The obligation of the Lessor to close the transaction is also subject to the following additional conditions: (a) the Company shall have delivered to the Lessor certification that, as of the Escrow Closing Date, the Company has performed in all material respects each of its obligations and complied in all material respects with each agreement and covenant of the Company to be performed or complied with by it under the Subscription Agreement on or prior to such date.

   The obligation of the Company to close the transaction is further subject to the delivery by the Lessor to the Company of certification that, as of the Escrow Closing Date, the Lessor has performed in all material respects each of its obligations and complied in all material respects with each agreement and covenant of the Lessor to be performed or complied with by it under the Subscription Agreement on or prior to such date.

   Subscription Agreement Termination. The Subscription Agreement may be terminated under certain circumstances, which include, but are not limited to, the following:

    (a) by mutual consent of Lessor and the Company at any time prior to the Expiration Date;

    (b) by either Lessor or the Company at any time prior to the Closing Date, if any court or governmental or regulatory agency shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by the Subscription Agreement and such order, decree or ruling or other action shall have become final and nonappealable;

    (c) by either Lessor or the Company, if the Closing Date fails to occur within 90 days following the execution of the Subscription Agreement, unless such failure of the Closing Date to occur shall be as a result of a material breach of any representation, warranty, obligation, covenant, agreement or condition set forth in the Subscription Agreement on the part of the party seeking to terminate the Subscription Agreement;

    (d) by either Lessor or the Company at any time prior to the Closing Date, if the Merger Agreement shall have been terminated and be of no further force and effect;

    (e) by either Lessor or the Company at any time prior to the Expiration Date, if any of the Purchase and Sale Agreement, the Lease or the Tax Credit LP Interest Purchase Agreement shall have been terminated and be of no further force and effect (see Section 7 "Certain Information Concerning the Company" for a discussion of the recent sale of the Tax Credit LP Interests);

    (f) by Lessor (x) at any time prior to the Escrow Closing Date, in the event that Lessor exercises its right of termination due to changes in the Company's representations and warranties that, taken in the aggregate would have a material adverse effect on the business, results of operations or financial condition of the Lessor Assets taken as a whole, or (y) at any time prior to the Expiration Date in the event of a breach by the Company of any representation, warranty, covenant or agreement contained in the Subscription Agreement which cannot or has not been cured prior to the earlier of (i) fifteen (15) days after the giving of written notice of such breach to the Company and (ii) two business days prior to the date on which the Offer expires and which has not been waived by Lessor; or

    (g) by the Company, in the event of a breach by Lessor of any representation, warranty, covenant or agreement contained in the Subscription Agreement which cannot or has not been cured prior to the earlier of (i) fifteen (15) days after the giving of written notice of such breach to Lessor and (ii) two business days prior to the date on which the Offer expires and which has not been waived by the Company, except, in any case where such failures are not reasonably likely to affect adversely Lessor's ability to consummate the transactions contemplated by the Subscription Agreement.

  Termination--Expenses; Liquidated Damages. The Company has agreed to reimburse the Lessor for its reasonable out-of-pocket costs and expenses incurred in connection with the transactions contemplated by the Subscription Agreement, the Omnibus Agreement and the Tax Credit Interest Purchase Agreement in the sum of up to $1,000,000 (subject to providing reasonable documentation of such costs and expenses) in the event of a termination of the Subscription Agreement as described in subparagraph (d) of the subheading above entitled "Subscription Agreement Termination", following the termination of the Merger Agreement by (i) mutual consent of the Company, on the one hand, and of Parent and Purchaser, on the other hand (but only if Parent and the Company shall have entered into an alternative transaction within 180 days after such termination of the Merger Agreement pursuant to which Parent (or an affiliate thereof) would directly or indirectly acquire the Company, the Leveraged Lease Portfolio or all or substantially all of the assets or equity of the Company and its subsidiaries), (ii) the Company or Parent, if the Company has received a Superior Proposal and has taken certain actions in connection with such Superior Proposal or the Company's Board of Directors shall have withdrawn, modified or amended in any respect adverse to Parent or Purchaser its recommendation of the Offer, (iii) by Parent, if a person, entity or group (other than Parent or Purchaser) shall have acquired beneficial ownership of more than 20% of the outstanding voting securities of the Company, or (iv) by Parent as a result of any termination of the Real Estate Disposition Agreements, Omnibus Agreement or Tax Credit Interest Purchase Agreement (except as a result of any nonperformance by Lessor, or any affiliate of Lessor, of their respective obligations thereunder). In the event of a termination of the Subscription Agreement as described in subparagraph
(g) of the subheading above entitled "Subscription Agreement Termination", the Company's sole remedy will be to receive a sum equal to $2,750,000 from Lessor as agreed and liquidated damages.

  Risk of Loss from Casualty or Condemnation. In the event that any portion of the real estate included in the Lessor Assets is damaged or destroyed or access thereto is taken by eminent domain or condemnation proceedings prior to the Expiration Date, and if such damage, destruction or condemnation would have, individually or in the aggregate, a Material Adverse Effect (as defined therein and after giving effect to receipt of insurance proceeds or award proceeds, as applicable), the Lessor may, by written notice to the Company actually received by the Company not later than the earlier to occur of (i) 12:01 a.m. (New York Time) on the Tender Offer Expiration Date and (ii) the thirtieth (30th) day following Company's receipt of written notice of such damage or destruction, terminate the Subscription Agreement. Upon such termination, the Subscription Agreement will become null and void and the parties will have no further rights or obligations thereunder. Subject to the foregoing, the Lessor has agreed to proceed to the Closing with no reduction in the Transfer Value notwithstanding any damage, destruction or condemnation occurring with respect to any real estate included in the Lessor Assets. The Company will deliver and/or assign to the Lessor on the Closing Date any insurance proceeds or award proceeds with respect to such damage, destruction or condemnation to the extent the Company is entitled to same; provided that the Lessor has been afforded reasonable opportunity by the Company to participate in any discussions with third parties relating to such proceeds and payment of such proceeds has not been settled or otherwise compromised by the Company without the approval of the Lessor (not to be unreasonably withheld, conditioned or delayed).

  All of the Lessor Assets conveyed to Lessor pursuant to the Subscription Agreement will be leased by Lessor to Echelon Commercial pursuant to the terms and conditions of the Lease.

  Lease. The term of the Lease shall commence on the Closing Date (for the purpose of the following description of the Lease, the "Commencement Date") and end on (but exclude) January 31, 2010 (the "Expiration Date") unless earlier terminated.

  Representations and Warranties. The Lease contains various customary representations and warranties of the parties thereto including, without limitation, representations and warranties by Lessor and Echelon Commercial as to the parties' due organization, good standing and power; with respect to the authorization and validity of the Lease, and with respect to no violation of other obligations or contravention of other agreements, the absence of material litigation, and as to the lack of governmental approvals. The Lease also contains representations and warranties of Echelon Commercial as to Echelon Commercial's insurance coverage; compliance with all Federal, state, local and foreign tax returns; the absence of defaults or material misstatements under the Lease and all other documents executed and delivered in connection therewith (the "Lease Transaction Documents").

  Conditions to Commencement Date. The occurrence of the Commencement Date of the Lease is subject to the satisfaction or waiver of various customary conditions to transactions of the type contemplated by the Lease, including that:

  . all Lease Transaction Documents shall have been executed and delivered by the parties thereto;

  . all governmental approvals and required consents shall have been duly obtained, given or accomplished;

  . no action or other proceeding shall have been instituted or threatened, which restrains or prevents the full performance of the Lease or the transactions contemplated thereby or by the Lease Transaction Documents, or which is reasonably likely to materially and adversely affect Echelon Commercial; and

  . the Merger has been completed on the terms provided for in the Merger Agreement.

  Payment of Rent. Echelon Commercial shall pay basic rent (the "Basic Rent") for each calendar month, in the amounts and or the dates provided in the Lease. Basic Rent shall be paid absolutely net to Lessor, so that the Lease shall yield to Lessor the full amount thereof on an after tax basis, without setoff or reduction. Basic Rent shall be due on the first day of each calendar quarter, commencing on April 1, 2000, and ending on the Expiration Date or the date of any earlier termination of the Lease. Basic Rent is determined as a monthly amount which is the product of the "Lease Rate" and the "Lease Balance". The Lease Rate is (i) during the period from the Commencement Date through January 31, 2003, .0058333 with respect to that amount of the Average Lease Balance (reduced by the Average Cash Collateral Account Balance (as defined in the Lease)) up to and including $34,000,000.00, and .008333 with respect to the Average Lease Balance (reduced by the Average Cash Collateral Account Balance) which is in excess of $34,000,000.00 and (ii) during the period from February 1, 2003 through the Expiration Date, the product of the rate set forth in (i) multiplied by 1.25. For purposes of the Lease, "Lease Balance" means the amount of Lessor's allocated cost of the Lessor Assets as set forth in
Schedule 2 of the Lease plus the amount of any loans set forth on Schedule 3 of the Lease, including all Assumed Debt, for all Lessor Assets then covered by the terms of the Lease, and "Average Lease Balance" means the average Lease Balance for any month determined as one-half of the sum of (i) the Lease Balance as of the first calendar day of such month, and (ii) the Lease Balance as of the last calendar day of such month after giving effect to any early termination of the Lease as to any Lessor Assets following the occurrence of any Early Buy-Out Option described below Echelon Commercial shall also pay all amounts, liabilities and obligations which Echelon Commercial assumes or agrees to pay to Lessor, or directly to third parties pursuant to the terms of the Lease (the "Supplemental Rent"). Supplemental Rent includes, but is not limited to all amounts payable to the holders of underlying mortgages assumed by Lessor.

  Net Lease. The Lease constitutes a net lease. The Lease will not terminate, Echelon Commercial will not be entitled to any reduction or defense with respect to the rent, and the obligations of Echelon Commercial will not be affected by reason of and including that: (i) any defect in the condition of any Lessor Assets, any damage to or destruction or taking of any Lessor Assets, or any failure of any Lessor Assets to comply with applicable laws;
(ii) any restriction or interference of any use of any Lessor Assets; (iii) any defects in title to or rights to any Property; and (iv) any failure on the part of Lessor to comply with the terms of the Lease or any other agreement.

  Subleases. Pursuant to the Lease Lessor assigns to Echelon Commercial all right, title and interest in and to all subleases of the Lessor Assets, set forth in Schedule 4 of the Lease, for the term of the Lease. Echelon Commercial can further sublet any available space in any real estate included in the Lessor Assets, to any person that Echelon Commercial determines to be creditworthy and reputable tenant. No sublease can in any way discharge or diminish any of Echelon Commercial's obligations to Lessor, and Echelon Commercial shall remain directly and primarily liable under the Lease as to the Properties.

  Early Buy-Out Option. Echelon Commercial has the option to market and complete the sale of any Lessor Assets for Lessor (the "Early Buy-Out Option"), subject to the conditions in the Lease. At any time, but not later than 15 days prior to February 2, 2003, Echelon Commercial shall give Lessor notice of its exercise of an Early Buy-Out Option with respect to any Lessor Asset. Exercise of the Early Buy-Out Option requires payment by Echelon Commercial to Lessor of an amount equal to the sum of all accrued unpaid Basic Rent under the Lease with respect to the Lessor Asset being sold, plus all outstanding Assumed Debt with respect thereto, plus the Lessor's Cost of that Lessor Asset as set forth in Schedule 2 of the Lease, plus an amount, calculated as set forth in the Lease, equal to the allocated portion of sums deposited in the Cash Collateral Account (defined below) with respect to such Lessor Assets, compounded as provided in the Lease from the Commencement Date to the date of such payment (the "Early Buy-Out Option Price" with respect to any Lessor Asset).

  Purchase Option. Echelon Commercial has the option to purchase all, and not less than all, Lessor Assets then subject to the Lease on or after February 2, 2003, at a purchase price equal to the greater of the fair market value of all such Lessor Assets and the aggregate Early Buy-Out Option Price therefor.

  Indemnification. Pursuant to the Lease, Echelon Commercial will indemnify and hold Lessor harmless on an after-tax basis against, and will be liable for and will pay any loss, cost or expense arising out of:

  . the Lease, the Lease Transaction Documents, or failure to comply with any of the transactions contemplated thereby;

  . any claim arising from any violation of law in tort, easement or condition affecting title to any Property, any claims for patent, trademark or copyright infringement;

  . any liabilities or obligations of Echelon Commercial required to be satisfied under the Lease; and

  . claims by the holders of all Assumed Debt relating to the Property under the terms of the agreements with respect thereto, including, without limitation, any environmental indemnity claims.

  Echelon Commercial is also liable to indemnify and hold Lessor harmless , and will be liable for and will pay any loss, cost or expense arising out of:

  . the presence on or under any real estate included in the Lessor Assets, or the release or discharge, of any Hazardous Substance on, under, from or onto any such real estate;

  . any activity or any residual contamination in connection with the handling or disposal of any Hazardous Substances that are located or might move onto any real estate included in the Lessor Assets and

  .  any claim relating to the lack of compliance with Environmental Laws.

  Excess Proceeds and Cash Collateral Accounts. To the extent that the sale proceeds from the exercise of the Early Buy-Out Option are in excess of the Early Buy-Out Price, as defined in the Lease, (the "Excess Proceeds"), then such Excess Proceeds received by Lessor shall be applied by Lessor as follows:
(i) at any time that the Lease Balance is $34,000,000.00 or greater, 15% of any payment of Excess Proceeds shall be distributed to Echelon Commercial and 85% of any payment of Excess Proceeds shall be paid to the Lessor and deposited in a cash collateral account (the "Cash Collateral Account") maintained pursuant to the Cash Collateral Agreement attached as an exhibit to the Lease, and (ii) at any time that the Average Lease Balance (reduced by the Average Cash Collateral Account Balance) is less than $34,000,000.00, then 25% of any payment of Excess Proceeds shall be distributed to Echelon Commercial and 75% of any payment of Excess Proceeds shall be paid to the Lessor and deposited in the Cash Collateral Account.

  C. Sale of Aircraft in Leveraged Lease Portfolio to Aircraft Purchaser.

  In addition to the sale of the Total Assets pursuant to the Real Estate Disposition Agreements, the Surviving Corporation shall sell the Aircraft to the Aircraft Purchaser pursuant to the terms and conditions of an Omnibus Agreement substantially in the form of the Omnibus Agreement attached as an exhibit to the Schedule TO relating to the Offer (the "Omnibus Agreement") for a fixed price of not less than $130,258,531 (the "Aircraft Cost"), plus any and all interest accrued under and paid or payable under the Credit Agreement on that portion of the principal amount of the Advance equal to the Aircraft Cost, to the extent not then prepaid as the result of any sale of the Surviving Corporation's interest therein pursuant to the Omnibus Agreement, plus any and all other sums then due and payable under the Credit Agreement.

  Pursuant to the Omnibus Agreement, Purchaser has agreed to, and, upon consummation of the Merger, the Surviving Corporation shall, subject to the terms and conditions thereof, commence the sale to the Aircraft Purchaser, and the Aircraft Purchaser has agreed to purchase and accept from the Surviving Corporation, the Surviving Corporation's legal and beneficial interest in the trust estates described in the trust agreements relating to the Aircraft (each, an "Equity Interest"), with each such purchase to be entered into pursuant to the terms and conditions of a Purchase Agreement in the form attached to the Omnibus Agreement (each, a "Purchase Agreement") at such time or times as the Surviving Corporation and the Aircraft Purchaser shall mutually agree, but in all events prior to April 27, 2000 (the "Final Closing Date").

  Notwithstanding anything in the Omnibus Agreement, any Purchase Agreement or any other relevant document to the contrary including the satisfaction of any of the conditions or the breach of any of the representations and warranties specified below, the Aircraft Purchaser is absolutely and unconditionally obligated to purchase all Equity Interests from the Surviving Corporation on the Final Closing Date such that the aggregate amount of proceeds received by the Surviving Corporation with respect to all Equity Interests sold pursuant to the Omnibus Agreement shall be at least equal to the Aircraft Cost, except that the Aircraft Purchaser is not so obligated if the documents deposited in the Aircraft Escrow Agreement are not released to the Aircraft Purchaser as contemplated by the Aircraft Escrow Agreement as discussed below.

  Escrow Agreement. The Purchaser, the Aircraft Purchaser and the Agent have entered into a separate escrow agreement (the "Aircraft Escrow Agreement") pursuant to which the Purchaser and the Aircraft Purchaser will deposit with the Agent, not later than one business day prior to the consummation of the Effective Date, two executed originals of each Purchase Agreement and a related assignment agreement with respect to each Equity Interest covered by the Omnibus Agreement. Such documents will be released to the Aircraft Purchaser in accordance with the terms of the Aircraft Escrow Agreement at such times as the Aircraft Purchaser and Surviving Corporation notify Agent, and in all events on or prior to the Final Closing Date (each an "Aircraft Closing Date"). Each of Aircraft Purchaser and the Surviving Corporation has agreed to use its respective best efforts to consummate the transfer of the Equity Interests relating to certain Aircraft identified in the Merger Agreement as soon as reasonably practical following the Effective Date, but not sooner than one business day following the Effective Date.

  Reserved Rights. Pursuant to the Omnibus Agreement and the related Purchase Agreement, the Surviving Corporation will retain, with respect to the sale of each Equity Interest, any and all rights of the Company in respect of (a) any tax or other indemnification under any leases, security documents, participation agreements, trust agreements or other documents relating to the applicable Equity Interest (collectively, "Aircraft Transaction Documents") as a result of or arising out of events occurring or circumstances existing prior to the Aircraft Closing Date with respect to such Equity Interest, (b) each and every obligation of the lessee of the applicable Aircraft (each, a "Lessee") to provide liability insurance on behalf of or in favor of the Company as an additional insured under any Aircraft Transaction Document with respect to events occurring or circumstances existing prior to the Aircraft Closing Date with respect to such Equity Interest, (c) any interest payable by the applicable Lessee on any amount referred to in the foregoing clauses (a) and (b), and (d) the right to enforce payment of the amounts referred to in the foregoing clauses (a) through (c) (the "Reserved Rights").

  Conditions To Closing. The Aircraft Purchaser's obligation to acquire an Equity Interest and to pay the purchase price for such Equity Interest on the relevant Aircraft Closing Date is subject to the satisfaction or waiver of various conditions customary to transactions of the type contemplated by the Omnibus Agreement, including that:

  . all approvals and required consents shall have been duly obtained, given, accomplished or waived;

  . no action or other proceeding shall have been instituted or threatened, which questions the validity or legality of any Purchase Agreement or the transactions contemplated thereby or by the Aircraft Transaction Documents, or the ability of either party to consummate any of such transactions;

  . the relevant assignment agreement shall have been filed with the Federal Aviation Administration ("FAA");

  . receipt by the Aircraft Purchaser of a satisfactory opinion from the Company's counsel and a certificate by an authorized officer of the Company certifying the Company's performance and satisfaction of all conditions set forth in the Omnibus Agreement and related Purchase Agreement;

  . as of December 1, 1999, no change shall have occurred in any applicable law that would make it illegal for the Aircraft Purchaser to fully perform its obligation under the Omnibus Agreement, the related Purchase Agreement and the Transaction Documents;

  . receipt by the Aircraft Purchaser of satisfactory evidence as to the absence of any liens or any adverse claims against the Equity Interest; and

  . receipt by the Aircraft Purchaser of a certificate from the relevant Lessee's independent insurance broker evidencing the requisite insurance and listing the Aircraft Purchaser and its affiliates, officers, directors, employees, servants and agents as additional insureds to the extent the same is required by the relevant lease, and a broker's letter of undertaking in form and substance reasonably satisfactory to the Aircraft Purchaser.

  Each Purchase Agreement provides further, however, that each of such conditions shall be deemed waived by the Aircraft Purchaser, such that the purchase of each Equity Interest shall in all events close, not later than the Final Closing Date.

  Representations and Warranties. The Omnibus Agreement contains, and each Purchase Agreement will contain, various customary representations and warranties of the parties thereto including, without limitation, representations and warranties by the Surviving Corporation and the Aircraft Purchaser as to the parties' due organization, good standing and power, with respect to the authorization and validity of the Omnibus Agreement, with respect to no violation or contravention of other agreements, and as to the lack of required consents or approvals. The Omnibus Agreement also contains representations and warranties as to the Company's title to each Equity Interest and encumbrances related thereto, the absence of material litigation, compliance with applicable laws, compliance with the Securities Act of 1933, as amended (the "Securities Act"), the absence of any assignments or subleases with respect to any of the Aircraft, the delivery of true and complete copies of the Aircraft Transaction Documents for each Equity Interest to the Aircraft Purchaser, the performance by the Surviving Corporation of its obligations under such Aircraft Transaction Documents and in respect of the indebtedness relating to each Equity Interest, and the absence of defaults under the Aircraft Transaction Documents. The Aircraft Purchaser also represents and warrants that there is no pending litigation against or affecting the Aircraft Purchaser that would adversely affect the consummation of the transactions contemplated by the Omnibus Agreement and related documents. Each Purchase Agreement will contain additional representations and warranties of the Surviving Corporation as to the payment of basic rent under the relevant lease, the absence of any obligation to repair, modify or improve the relevant Aircraft, indebtedness with respect to the relevant Equity Interest, and the absence of any event of loss with respect to the relevant Aircraft.

  Failure to Consummate Transaction. The Omnibus Agreement provides that all transfers of the Equity Interests, unless otherwise agreed in writing by the Company and the Aircraft Purchaser, must be consummated not earlier than one business day following the Effective Date and on or before April 27, 2000. No loss or destruction of any Aircraft will affect the parties obligation to consummate the transfers of the related or any remaining Equity Interests.

  Indemnification. The Aircraft Purchaser will have no liability or obligation as a result of, and the Surviving Corporation will indemnify and hold the Aircraft Purchaser harmless on an after-tax basis against, and will be liable for and will pay any loss, cost or other expense arising out of (i) any failure by the Company or the Surviving Corporation to comply with the terms of the Transaction Documents to which it is a party prior to the relevant Aircraft Closing Date, or (ii) any liabilities or obligations of the Company or the Surviving Corporation required to be satisfied or performed prior to the relevant Aircraft Closing Date.

  The Company will have no liability or obligation as a result of, and the Aircraft Purchaser will indemnify and hold the Company and the Surviving Corporation harmless on an after-tax basis against, and will be liable for and will pay any loss, cost or other expense arising out of (i) any failure by the Aircraft Purchaser to comply with the terms of the Aircraft Transaction Documents on or after the relevant Aircraft Closing Date, (ii) any liabilities or obligations of the Aircraft Purchaser required to be satisfied or performed on or after the relevant Aircraft Closing Date, or (iii) the breach or inaccuracy of any of the Aircraft Purchaser's representations or agreements contained in the Omnibus Agreement, Purchase Agreements or other documents or instruments delivered in connection therewith.

  Omnibus Agreement Termination. The Omnibus Agreement may be terminated and the transactions contemplated thereunder abandoned by either Purchaser or Aircraft Purchaser at any time on notice by either to the other that the Merger Agreement has been terminated and is of no further force and effect, or upon

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

the entry of any nonappealable judgment or order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement.

  Aircraft Purchaser and Parent have also entered into a separate agreement pursuant to which, in the event of termination of the Merger Agreement and payment to Parent by the Company of any liquidated sum as provided in Section 5.02(b)(i) of the Merger Agreement under the circumstances described in the third to last paragraph under the heading "Termination and Abandonment" of
Section 11 of this Offer to Purchase, Parent shall pay fifty percent (50%) of any such amount actually received from the Company to Aircraft Purchaser. Parent has further agreed to pay or cause to be paid to Aircraft Purchaser, as and when collected by the Surviving Corporation following the Effective Date, if any, the aggregate amount of rent payments, whether in advance or arrears, in excess of debt service actually received by the Surviving Corporation subsequent to the date of the Merger Agreement with respect to any Aircraft. Conversely, Aircraft Purchaser has agreed to pay to the Surviving Corporation debt service in excess of rent payments with respect to any Aircraft for any period from the date of the Merger Agreement to and including the related Aircraft Closing Date.

  D. Closing Procedures.

  The closing of the transactions contemplated by the Merger Agreement, the Purchase and Sale Agreement, the Subscription Agreement and the Omnibus Agreement will take place through a series of escrow arrangements and the delivery of joint instructions to the escrow agents under such escrow arrangements as follows:

  . On the Escrow Closing Date, the Company and the Buyer will deliver the Escrowed Items to the Escrow Agent to be held and disbursed on the Closing Date in accordance with the provisions of the Purchase and Sale Agreement.

  . On the Escrow Closing Date, the Company and the Lessor will deliver the Subscription Agreement Escrowed Items to the Escrow Agent to be held and disbursed on the Closing Date in accordance with the provisions of the Subscription Agreement.

  . Pursuant to the Purchase and Sale Agreement and the Subscription Agreement, on the Escrow Closing Date the Company, Lessor and Buyer will each jointly execute and deliver a joint direction letter to Escrow Agent pursuant to which each shall acknowledge, agree, represent and warrant that, except for (i) the filing of the Articles of Merger, and
     (ii) the issuance by any court or governmental authority or agency of any order, or the enactment, promulgation, entry or enforcement by any court or governmental authority or agency of any law, statute, rule, regulation, executive order or decree, in any of such cases, that prohibits the consummation of the transactions contemplated by such agreements, each of the conditions to the closing of the transactions described in the Purchase and Sale Agreement and the Subscription Agreement have been satisfied or waived as of the Escrow Closing Date, and irrevocably instructing the Escrow Agent to release and deliver the Escrowed Items and the Subscription Agreement Escrowed Items as required by such agreements on the Closing Date (see "Joint Instructions to the Escrow Agent" above). Such joint instructions shall provide that they may not be amended, modified, superseded or revoked without the prior written consent of each of the Company, the Lessor, the Buyer and Purchaser.

  . Pursuant to the Purchase and Sale Agreement and the Subscription Agreement, on the Escrow Closing Date Lessor and Buyer will each jointly execute and deliver a joint instruction letter to Escrow Agent pursuant to which each shall acknowledge, agree, represent and warrant that, except for (i) the filing of the Articles of Merger, and (ii) the issuance by any court or governmental authority or agency of any order, or the enactment, promulgation, entry or enforcement by any court or governmental authority or agency of any law, statute, rule, regulation, executive order or decree, in any of such cases, that prohibits the consummation of the transactions contemplated by such agreements, each of the conditions to the closing of the transactions described in the Purchase and Sale Agreement and the Subscription Agreement have been satisfied or waived as of the Escrow Closing Date, and irrevocably instructing the Escrow Agent to release and deliver the Escrowed Items and the Subscription

     Agreement Escrowed Items as required by such agreements (see "Joint Instructions to the Escrow Agent" above). Such joint instructions shall provide that they may not be amended, modified, superseded or revoked without the prior written consent of each of the Lessor, the Buyer, Purchaser and the Initial Lender.

  . Parent, Purchaser, the Company and the Escrow Agent have entered into a separate escrow agreement pursuant to which the Company will, prior to the Effective Time, deposit with the Escrow Agent, the Expense Escrow for the purpose of reimbursing certain fees and expenses related to the Offer, the Merger and the consummation of the transactions contemplated by the Merger Agreement. The Expense Escrow will be an amount equal to the aggregate transaction expenses listed on Schedule A to the Closing Certificate delivered pursuant to the Merger Agreement (including the aggregate amount of all expenses itemized on such Schedule A that are incurred (or to be incurred) by persons other than the Company (subject to certain limitations)). These reimbursed expenses will include, without limitation:

    . all severance payments in respect of the termination of employment of certain key officers of the Company, together with the net Cash Payments and certain bonus payments due to them as a result of the Merger;

    . the cost to the Surviving Corporation of maintaining the directors' and officers' liability insurance policies described under the heading "Directors' and Officers' Insurance; Indemnification" in
       Section 11 of this Offer to Purchase and all premiums therefor;

    . all costs and expenses associated with the purchase and sale of the Buyer Assets contemplated in the Purchase and Sale Agreement and the transfer of the Lessor Assets contemplated in the Subscription Agreement, including without limitation, environmental and property condition reports (but only to the extent procured prior to execution of the Purchase and Sale Agreement or the Subscription Agreement, as the case may be, with the approval of the Company), title insurance premiums, survey preparation costs, transfer taxes (including all stamp, transfer, documentary, sales, use, registration and other taxes), document recordation and filing charges, escrow expenses and other customary costs of the Closing;

    . fees and expense reimbursements payable to DLJ and the Company's legal advisors; and

    . fees and expenses payable to the holders of Existing Debt and/or Assumed Debt in connection with obtaining any Required Consents.

  . The Agent, Parent, Purchaser and the Company have entered into an escrow agreement pursuant to which the Minimum Cash Escrow will be deposited with the Agent, as escrow agent, to provide for, among other things, repayment, in part, of the Advance.

  . Purchaser, the Aircraft Purchaser and the Agent have entered into the Aircraft Escrow Agreement pursuant to which Purchaser and the Aircraft Purchaser will deposit with the Agent, not later than one business day prior to the Effective Date, two executed originals of a Purchase Agreement and a related assignment agreement with respect to each Equity Interest covered by the Omnibus Agreement, such documents to be released to the Aircraft Purchaser in accordance with the terms of the Aircraft Escrow Agreement on each Aircraft Closing Date and in all event on or prior to the Final Closing Date.

  13. Dividends And Distributions. According to the Company's 1998 Annual Report, the Company paid no dividends to stockholders during fiscal years 1998 or 1997. The Company paid a $100,000 dividend to its former parent in 1996, as reported in the Consolidated Statements of Stockholders' Equity included in the financial statements filed as an exhibit to the 1998 Annual Report. The 1998 Annual Report further states that the Company currently intends to retain all future earnings for the development of its business and does not anticipate paying any cash dividends for the foreseeable future. Pursuant to the terms of the Merger Agreement, the Company is not permitted, without the prior written consent of Purchaser, to declare, set aside or pay any

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

dividends on, or make any other distributions in respect of, any of its capital stock other than dividends and distributions by a direct or indirect subsidiary of the Company to its parent.

  14. Effect of the Offer on the Market for the Shares, New York Stock Exchange Listing and Exchange Act Registration. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which will likely adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser. The extent of the public market, if any, for Shares and the availability of price quotations in respect thereof following the purchase of Shares pursuant to the Offer will depend upon the number of holders of Shares remaining at that time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

  Stock Quotations. Depending on the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the NYSE's listing requirements. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if the number of record holders falls below 1,200, and the average monthly trading volume is less than 100,000 shares for the most recent 12-month period, the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more (the "NYSE Excluded Holdings")) falls below 600,000 or the Company fails to maintain the required global market capitalization. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

  If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by the exchange or through the NASDAQ Stock Market or other sources. The extent of the public market for the Shares and the availability of the quotations would depend, however, upon factors such as the number of stockholders and the aggregate market value of the Shares remaining at that time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be higher or lower than the Offer Price.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. This registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of
Section 16(b), the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of these securities pursuant to Rule 144 under the Securities Act.

  If the registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following consummation of the Merger.

  If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for listing on the NYSE.

  Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above

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

regarding listing and market quotations, following the Offer, it is possible that the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

  15. Certain Conditions of the Offer.

  Notwithstanding any other provision of the Offer, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance of and, subject to the restrictions referred to above, payment for, any Shares tendered pursuant to the Offer, if (i) any applicable waiting period under the HSR Act with respect to any of the transactions contemplated by the Merger Agreement has not expired or been terminated or (ii) the Minimum Condition has not been satisfied.

  Additionally and without limiting the foregoing, notwithstanding any other provision of the Offer, Purchaser will not be required to accept for payment or, subject to the restrictions referred to above, pay for any Shares, and may terminate or amend the Offer and may postpone the acceptance of, subject to the restrictions referred to above, payment for Shares, if at any time on or after the date of the Merger Agreement and at or before the time of payment for any such Shares (whether or not any Shares have previously been accepted for payment or paid for pursuant to the Offer) any of the following (other than the matters set forth in the last three bullet points below, which will only be determined immediately prior to the expiration of the Offer) occurs:

  . there shall be any action taken, or any law, statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended or issued by, any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or to the Merger, which is in effect and would:

    . make illegal, impede, delay or otherwise directly or indirectly restrain or prohibit the Offer or the Merger or seeking to obtain material damages,

    . prohibit or materially limit the ownership or operation by Parent or Purchaser of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or compel Parent or Purchaser to dispose of or hold separately all or any material portion of the business or assets of Parent and its subsidiaries (including Purchaser), taken as a whole, or the Company and its subsidiaries, taken as a whole, or seeking to impose any material limitation on the ability of Parent or Purchaser to conduct its business or own such assets or to prohibit or materially limit the ability of Purchaser to consummate the transactions contemplated by the Real Estate Disposition Agreements or the Omnibus Agreement,

    . impose material limitations on the ability of Parent or Purchaser effectively to exercise rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Purchaser or Parent on all matters properly presented to the Company's shareholders,

    .  require divestiture by Parent or Purchaser of any Shares, or

    . materially and adversely affect the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole. (For purposes of the Merger Agreement, events, facts or circumstances (including any material adverse effect) with respect to the Total Assets (including any of the Total Assets acquired as permitted by the Merger Agreement), will not, individually or in the aggregate, be deemed to have a material adverse effect on the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole, so long as each of the Real Estate Disposition Agreements are in full force and effect and the purchase price or transfer value, as the case may be, payable thereunder has not been reduced. For purposes of the Merger Agreement, the term "material" means material with respect to the

       Leveraged Lease Portfolio taken as a whole and not with respect to the Company and its subsidiaries taken as a whole.)

  . there shall have been issued any airworthiness directive by the Federal Aviation Administration or any other governmental or regulatory body, agency or authority having jurisdiction over the Company or the relevant asset, or any manufacturer's service bulletin or similar document, in each case that would result in an increase in the cost to the Company of maintaining, or complying with any applicable rules, regulations or approved maintenance programs with respect to, the assets subject to the leases in the Leveraged Lease Portfolio, which increase in the cost to the Company would have a material adverse effect on the Leveraged Lease Portfolio, taken as a whole;

  . any change (other than any change (x) arising in the ordinary course of business, (y) arising out of changes in general economic, regulatory or political conditions or (z) arising out of changes which affect the markets in which the Company operates in general) shall have occurred that would have a material adverse effect on the Leveraged Lease Portfolio taken as a whole;

  . any of the representations or warranties made by the Company in the Merger Agreement that are qualified by materiality shall be untrue or incorrect, or any such representation and warranty that is not so qualified shall be untrue or incorrect in any material respect, in each case as of the date of the Merger Agreement and the scheduled expiration date of the Offer, except (i) for changes specifically permitted by the Merger Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects, as of such date (it being expressly understood and agreed that no representation or warranty made by the Company in the Merger Agreement shall be deemed to be untrue or incorrect to the extent such representation or warranty relates to the Total Assets (as defined in the Purchase and Sale Agreement and which shall include Total Assets acquired as permitted by the Merger Agreement), so long as the Real Estate Disposition Agreements and the Tax Credit LP Interest Purchase Agreement shall at all times be in full force and effect and the purchase price or transfer value, as the case may be, under each such agreement shall have not been reduced in connection with any such breach of representation, warranty, covenant or agreement contained in the Merger Agreement);

  . the Company's Board of Directors shall have withdrawn, modified or amended in any respect adverse to Parent or Purchaser its recommendation of the Offer and the Company shall have entered into an agreement providing for or implementing an Acquisition Proposal, or shall have resolved to do any of the foregoing;

  . the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement or under either of the escrow agreements relating to the Expense Escrow or the Minimum Cash Escrow (the "Cash Escrow Agreements"), including the deposit of all amounts to be deposited thereunder when and as required thereby;

  . any corporation, person, partnership, trust, other entity or group (as defined in the Exchange Act) other than Parent or Purchaser shall have acquired beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) of more than 20% of the outstanding voting securities of the Company or is granted an option or right to acquire more than 20% of such voting securities of the Company;

  . any of the Merger Agreement, any Real Estate Disposition Agreement or the Tax Credit LP Interest Purchase Agreement shall have been terminated in accordance with their respective terms or otherwise (see Section 7 "Certain Information Concerning the Company" for a discussion of the recent sale of the Tax Credit LP Interests);

  . there shall have occurred and be continuing one or more defaults or events of default by the lessees party to the leases in the Leveraged Lease Portfolio with respect to their respective obligations thereunder, which defaults and events of default, individually or in the aggregate, would have a material adverse effect on the Leveraged Lease Portfolio taken as a whole;

  . either of the Cash Escrow Agreements shall have been terminated by the Company in accordance with their respective terms or otherwise;

  . any condition precedent to the closing of the transactions contemplated by the Purchase and Sale Agreement shall not have been satisfied or waived and all closing documents to be delivered on or prior to the closing of the transactions contemplated thereby shall not have been irrevocably delivered, together with the full amount of the purchase price in accordance with the terms of the Purchase and Sale Agreement, to be held in escrow pending the consummation of the Offer and the Merger; or

  . any condition precedent to the closing of the transactions contemplated by the Subscription Agreement shall not have been satisfied or waived or any closing document to be delivered on or prior to the closing of the transactions contemplated thereby shall not have been irrevocably delivered, together with the full amount of the transfer value in accordance with the terms of the Subscription Agreement, to be held in escrow pending the consummation of the Offer and the Merger.

  16. Certain Legal Matters And Regulatory Approvals. General. Except as set forth below, based upon its examination of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, neither Purchaser nor Parent is aware of any licenses or other regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any domestic (federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Parent or Purchaser or that certain parts of the businesses of the Company, Parent or Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken, any of which could cause Purchaser to elect (subject to the terms of the Merger Agreement) to terminate the Offer without the purchase of the Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15.

  State Takeover Laws. The Company is incorporated under the laws of the State of Florida. Florida Law contains provisions that are intended to defer hostile takeovers of Florida-based corporations and are informally known as the "Affiliated Transactions Statute" and the "Control-Share Acquisition Statute." In general, the Affiliated Transactions Statute requires that any "affiliated transaction" between a corporation with more than 300 shareholders and any person who is the beneficial owner of more than 10% of the corporation's outstanding voting shares (an "interested shareholder"), or any affiliate or associate of an interested shareholder, must be approved by the holders of two-thirds of the voting shares of the corporation other than the shares beneficially owned by the interested shareholder. Absent approval by disinterested shareholders or an exception, the statute requires that a "fair price" be paid to shareholders in the transaction. An "affiliated transaction" includes a merger, a sale, exchange or other transfer of assets or shares of the corporation, and the benefit of loans, advances, pledges, guarantees, or other financial assistance or tax credits or advances provided by or through the corporation. The Affiliated Transactions Statute does not apply to an affiliated transaction if the transaction is approved in advance by a majority of the corporation's directors who were (i) directors before the date that the affiliate became an interested shareholder or (ii) elected to fill a vacancy by a majority of the disinterested directors then on the corporation's board ("disinterested directors").


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

  Under the Control-Share Acquisition Statute, "control shares" of certain corporations that are acquired in a "control-share acquisition" will retain their voting rights only to the extent granted by a resolution that is approved by a majority of each class of voting securities of the corporation. A "control-share acquisition" is a direct or indirect acquisition by a person of the ownership or power to direct the exercise of the voting rights of "control shares," which is defined as shares that entitle a person to exercise more than specified proportions of the voting power of a corporation that is subject to the Control-Share Acquisition Statute (commencing with the acquisition of 20% or more of the voting shares of such corporation). An acquisition of shares does not constitute a "control-share acquisition" if the acquisition has been approved beforehand by the board of directors of the issuing corporation or certain other statutory conditions have been met.

  At a meeting duly called and held on January 21, 2000, the Company's Board of Directors, none of whom are currently affiliated or associated with the Purchaser or Parent and all of whom are "disinterested directors," approved the Offer and the Merger Agreement and has determined that the Offer is fair to and in the best interests of the shareholders of the Company and recommended that the shareholders of the Company accept the Offer and tender all their Shares pursuant thereto. Accordingly, the Affiliated Transactions Statute and Control-Share Acquisition Statute will not apply to Purchaser and Parent in connection with the Merger Agreement and the Offer.

  A number of states have adopted takeover laws and regulations which purport to varying degrees to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer, Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Act, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult, and the reasoning in such decision is likely to apply to certain other state takeover statutes. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and in particular those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

  Except as described herein, Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase or pay for, any Shares tendered. See Section 15.

  Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied.

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

  Although Purchaser and Parent do not believe that a filing with the FTC under the HSR Act is necessary and no filing will be made in connection with transactions described in this Offer to Purchase, the FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as those described herein and the acquisition of shares by a purchaser pursuant to a tender offer. At any time before or after the purchase by Purchaser of Shares pursuant to the Offer, either of the FTC and the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, its subsidiaries or the Company. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

  Margin Credit Regulations. Federal Reserve Board Regulations T, U and X (the "Margin Credit Regulations") restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly thereby. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of the margin stock. Under the Margin Credit Regulations, the Shares are presently margin stock and the maximum loan value thereof is generally 50% of their current market value. The definition of "indirectly secured" contained in the Margin Credit Regulations provides that the term does not include an arrangement with a customer if the lender in good faith has not relied upon margin stock as collateral in extending or maintaining the particular credit.

  17. Fees And Expenses. Georgeson Shareholder Securities Corporation ("Georgeson") is acting as Dealer Manager in connection with the Offer and serving as financial advisor to Parent and Purchaser in connection with the acquisition of the Company for which services Georgeson will receive customary compensation. Parent and Purchaser will also reimburse Georgeson for all its reasonable expenses incurred in connection with its engagement, including reasonable attorneys' fees, and have also agreed to indemnify Georgeson against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

  Purchaser has retained Georgeson Shareholder Communications Inc. to act as the Information Agent and EquiServe L.P. to act as the Paying Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. The Information Agent and the Paying Agent will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses from, in each case, the Expense Escrow. Purchaser and Parent have also agreed to indemnify the Information Agent and the Paying Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

  Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Dealer Manager, the Information Agent and the Paying Agent). Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

  18. Miscellaneous. The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

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

  Purchaser and Parent have filed with the Commission a Schedule TO (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission (except that they will not be available at the regional offices of the Commission) in the manner set forth in Section 7 of this Offer to Purchase.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                                                      Exhibit A

                             FLORIDA STATUTES 1999

      ***THIS DOCUMENT IS CURRENT THROUGH THE 1999 LEGISLATIVE SESSION***

                      TITLE XXXVI BUSINESS ORGANIZATIONS
                           CHAPTER 607 CORPORATIONS

                        Fla. Stat. (S) 607.1320 (1999)

607.1320 Procedure for exercise of dissenters' rights.

  (1) (a) If a proposed corporate action creating dissenters' rights under s.
607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

    1. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for his or her shares if the proposed action is effectuated, and

    2. Not vote his or her shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

    (b) If proposed corporate action creating dissenters' rights under s.
  607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for the shareholder's written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

  (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his or her shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

  (3) Within 20 days after the giving of notice to him or her, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating the shareholder's name and address, the number, classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his or her certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

  (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his or her shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his or her shares shall cease, and the shareholder shall be reinstated to have all his or her rights as a shareholder as of the filing of his or her notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

    (a) Such demand is withdrawn as provided in this section;

  (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

  (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

  (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

  (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

  (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

  (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

  (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his or her shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

  (7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether such dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his or her shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him or her within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

  (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

  (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

  (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

  HISTORY: s. 120, ch. 89-154; s. 35, ch. 93-281; s. 32, ch. 97-102.

                                  SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                             PURCHASER AND PARENT

  1. Directors and Executive Officers of Purchaser. The name, business address, present principal occupation or employment and material occupations, positions, offices or employments during the last five years of each director and executive officer of Purchaser and certain other information are set forth below. All directors and executive officers listed below are citizens of the United States.

NAME AND ADDRESS  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL
                  OCCUPATIONS, POSITIONS, OFFICES OR EMPLOYMENT HELD DURING THE
                  LAST FIVE YEARS
 James Haber      Mr. Haber has served as the sole director, President, Secretary
 950 Third Avenue and Treasurer of the Purchaser since its incorporation in
 23rd Floor       October of 1999. Mr. Haber has also served as sole director,
 New York, New    President, Secretary and Treasurer of The Diversified Group
 York 10022       Incorporated, since founding that company in 1992. He also serves as a director and/or officer of a number of entities affiliated with The Diversified Group Incorporated.

  2. Directors and Executive Officers of Parent. The name, business address, present principal occupation or employment and material occupations, positions, offices or employment during the last five years of each director and executive officer of Parent and certain other information are set forth below. All directors and executive officers listed below are citizens of the United States.

NAME AND ADDRESS  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL
                  OCCUPATIONS, POSITIONS, OFFICES OR EMPLOYMENT HELD DURING THE
                  LAST FIVE YEARS
 James Haber      Mr. Haber is a director of ETA Holding Corp., the manager of
 950 Third Avenue Parent, and has served as the President and Secretary of ETA
 23rd Floor       Holding Corp. since its incorporation in June of 1999. Mr.
 New York, New    Haber has also served as sole director, President, Secretary
 York 10022       and Treasurer of The Diversified Group Incorporated, since founding that company in 1992. He also serves as a director and/or officer of a number of entities affiliated with The
                  Diversified Group Incorporated.
 Irwin Rosen      Mr. Rosen has served as a director and vice president of ETA
 950 Third Avenue Holding Corp., the manager of Parent, since its incorporation
 23rd Floor       in June of 1999. Mr. Rosen has also served as an officer of The
 New York, New    Diversified Group Incorporated since 1992 and has served as a
 York 10022       director and/or officer of a number of entities affiliated with
                  The Diversified Group Incorporated.

  During the last five years, none of Purchaser or Parent or, to the best knowledge of Purchaser or Parent, any of the persons listed on this Schedule I to the Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

  The Letter of Transmittal, Share Certificates and any other required documents should be sent or delivered by each holder of Shares or such holder's broker, dealer, commercial bank, trust company or other nominee to the Paying Agent as follows:

                      The Paying Agent for the Offer is:

                                EQUISERVE, L.P.


           By First Class Mail:           By Overnight Courier:
                 EquiServe                      EquiServe
         Attn: Corporate Actions      Attention: Corporate Actions
               P.O. Box 8029                150 Royall Street
          Boston, MA 02266-8029             Canton, MA 02021

                                   By Hand:
                 Securities Transfer Reporting Services, Inc.
                                 c/o EquiServe
                              100 William Street
                              New York, NY 10038

  Questions or requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent or the Dealer Manager and will be furnished promptly at Purchaser's expense. A holder of Shares may also contact his, hers or its broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                    [LOGO]
                   GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                          17 State Street, 10th Floor
                           New York, New York 10004

                 Banks & Brokers Call Collect : (212) 440-9884
                   All Others Call Toll-Free: (800) 223-2064

                     The Dealer Manager for the Offer is:

                                    [LOGO]
                 GEORGESON SHAREHOLDER SECURITIES CORPORATION
                               member NASD, SIPC
                          17 State Street, 10th Floor
                           New York, New York 10004

                 Banks & Brokers Call Collect : (212) 440-9884
                   All Others Call Toll-Free: (800) 445-1790